    As filed with the Securities and Exchange Commission on August 7, 1998.

                                                      REGISTRATION NO. 333-52743
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------


                           AMENDMENT NO. 3 TO FORM S-4


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            -------------------------


                              KRANZCO REALTY TRUST
             (Exact name of registrant as specified in its charter)

                                 ---------------


          Maryland                       6798                     23-2691327
(State or other jurisdiction  (Primary standard industrial    (I.R.S. employer
    of incorporation or       classification code number)    identification no.)
       organization)

                               128 Fayette Street
                        Conshohocken, Pennsylvania 19428
                                 (610) 941-9292
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Norman M. Kranzdorf
                      President and Chief Executive Officer
                              Kranzco Realty Trust
                               128 Fayette Street
                        Conshohocken, Pennsylvania 19428
                                 (610) 941-9292
            (Name, address, including zip code, and telephone number,
                   ncluding area code, of agent for service)

                            -------------------------

                                   Copies To:

                              Alan S. Pearce, Esq.
                            Robinson Silverman Pearce
                              Aronsohn & Berman LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000

                            -------------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of this Registration Statement.

                            -------------------------


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                            -------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   SUBJECT TO COMPLETION, DATED AUGUST 7, 1998

PROSPECTUS
                Offer to Exchange $8,000,000 Kranzco Realty Trust
               6% Callable Convertible Subordinated Notes due 2008
                                       for
                             10,379,531 Outstanding
                       Shares of New America Network, Inc.


                                 ---------------

     THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M. ON _____________, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). NAI SHARES (AS DEFINED HEREIN) WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN ANY TIME PRIOR TO THE EXPIRATION DATE.


     Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer" or the "Exchange Offer"), to exchange $0.7707 of the $8,000,000 Kranzco Realty Trust 6% Callable Convertible Subordinated Notes due 2008 (the "Offer Consideration"), for each outstanding share of common stock, par value $0.01 per share (each, an "NAI Share" and collectively, the "NAI Shares"), of New America Network, Inc., a Delaware corporation which conducts business under the name New America International ("NAI"), validly tendered on or prior to the Expiration Date and not properly withdrawn, not to exceed 10,379,531 NAI Shares. As of June 30, 1998, there were 12,974,414 NAI Shares outstanding.

     See "Risk Factors" beginning on page 17 for a discussion of material risks which should be considered by NAI stockholders with respect to the Exchange Offer.

     The 6% Callable Convertible Subordinated Notes Due 2008 (the "Notes") of Kranzco are convertible, in whole or in part, at the option of the holder (the "Holder") at any time after two years following the date of original issuance thereof, or earlier upon a Change in Control (as defined herein) or an Event of Default (as defined herein) (but in no event prior to one year after the date of original issuance), and prior to the close of business on the business day immediately preceding the maturity date, unless previously redeemed, into Common Shares of Beneficial Interest, par value $0.01 per share, of Kranzco ("Kranzco Common Shares"), at a conversion price of $20 per Kranzco Common Share (equivalent to a conversion rate of one Common Share per $20 principal amount of Notes), subject to adjustment in certain circumstances. The Notes and the Kranzco Common Shares issuable upon the conversion thereof are referred to collectively as the "Securities" unless the context requires otherwise. Each
Note is redeemable, in whole or in part, at the option of Kranzco at any time on or after two years from the date of original issuance, upon payment of an amount equal to the principal amount of the Note, or part thereof being redeemed, plus accrued and unpaid interest on the Note, or part thereof being redeemed, to the date of redemption. No sinking fund is provided for the Notes. The Notes are general unsecured obligations of Kranzco, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein) of Kranzco and

                                                        (continued on next page)
                                ----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

Dated

(continued from cover)


effectively subordinated in right of payment to the prior payment in full of all indebtedness of Kranzco's subsidiaries. The Indenture does not restrict Kranzco's ability to incur Senior Indebtedness or additional indebtedness or Kranzco's subsidiaries' ability to incur additional indebtedness. At March 31, 1998, Senior Indebtedness and indebtedness of Kranzco's subsidiaries was approximately $257,201,000. See "Description of Notes--Subordination." The Kranzco Common Shares are traded on the New York Stock Exchange under the symbol "KRT." On August 5, 1998, the closing sale price of the Kranzco Common Shares was $17.06 per share. The Notes will not be listed on any securities exchange or quotation system.


     KRANZCO'S OBLIGATION TO EXCHANGE THE OFFER CONSIDERATION FOR NAI SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR, WHERE APPLICABLE, WAIVER OF THE FOLLOWING CONDITIONS: (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF NAI SHARES WHICH WILL CONSTITUTE 80% OF THE OUTSTANDING NAI SHARES (THE "MINIMUM TENDER CONDITION"), (II) THE REPRESENTATIONS AND WARRANTIES OF NAI CONTAINED IN THE EXCHANGE AGREEMENT (AS DEFINED HEREIN), BEING TRUE AND CORRECT ON THE EXPIRATION DATE, AND (III) THE SATISFACTION OF OTHER CONDITIONS SET FORTH IN THE EXCHANGE AGREEMENT. SEE "THE OFFER--CONDITIONS OF THE OFFER." SUBJECT TO THE TERMS OF THE EXCHANGE AGREEMENT, KRANZCO EXPRESSLY RETAINS THE RIGHT TO AMEND, TERMINATE OR WITHDRAW THE OFFER AT ANY TIME PRIOR TO THE CONSUMMATION OF THE EXCHANGE OFFER.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO KRANZCO (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF NAI SHARES TO WHOM THIS PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM KRANZCO AT 128 FAYETTE STREET, CONSHOHOCKEN, PENNSYLVANIA 19428, ATTENTION: ROBERT H. DENNIS (TELEPHONE NO. (610) 941-9292). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________ ___, 1998.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes certain statements that may be deemed to be "forward-looking statements." All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that Kranzco or NAI expects, believes or anticipates will or may occur in the future, including, with respect to Kranzco, such matters as future capital expenditures, distributions and acquisitions (including the amount and nature thereof), expansion and other development trends of the real estate industry, business strategies, expansion and growth of Kranzco's operations and other similar matters and, with respect to NAI, such matters as future capital expenditures, the acquisition or development of real estate or Real Estate-Related Services (as defined below) (including the amount and nature thereof), the consolidation or expansion trends of the commercial real estate brokerage industry, business strategies, expansion and growth of NAI's operations and other similar matters. Such statements are forward-looking statements and are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause differences from Kranzco's expectations, some of which could be material, include, but are not limited to: the burden of Kranzco's substantial debt obligations; the necessity of future financings to repay the "balloon" payments required at the maturity of certain of Kranzco's debt obligations; the highly competitive nature of the real estate leasing market; adverse changes in the real estate markets including, among other things, competition with other companies; general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants and lease rents; financial condition and bankruptcy of tenants, including disaffirmance of leases by bankrupt tenants; the availability and terms of debt and equity financing; risks of real estate acquisition, expansion and renovation; governmental actions and initiatives; environmental/safety requirements; possible failure by Kranzco to achieve the benefits contemplated by it as set forth in this Prospectus and the Intercompany Agreement; and other changes and factors referenced in this Prospectus. In addition, certain of these risks may also effect NAI's expectations, including, the possible failure by NAI to achieve the benefits contemplated by it as set forth in this Prospectus and the Intercompany Agreement and other changes and factors referenced in this Prospectus. See "Risk Factors."

                              AVAILABLE INFORMATION

     Kranzco is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, including annual reports on Form 10-K which include audited financial statements, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Kranzco with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, Kranzco Common Shares, Kranzco's 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series B-1 Preferred Shares"), and Kranzco's 9.5% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series D Preferred Shares"), are listed on the New York Stock Exchange ("NYSE") and similar information concerning Kranzco can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Kranzco has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to previous filings made by Kranzco with the Commission, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding Kranzco and the Securities, reference is hereby made to the Registration Statement, the previous filings made by Kranzco with the Commission and the exhibits and schedules thereto, which may be obtained from the Commission (i) at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission or (ii) by consulting the Commission's web site at the address of http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by Kranzco under the Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission and are incorporated herein by reference:

     1. Kranzco's Annual Report on Form 10-K (File No. 1-11478) for the fiscal year ended December 31, 1997.

     2. Kranzco's Quarterly Report on Form 10-Q (File No. 1-11478) for the quarter ended March 31, 1998.

     3. Kranzco's Current Report on Form 8-K (File No. 1-11478) dated February 27, 1997, filed March 14, 1997, as amended by Form 8-K/A (File No. 1-11478) dated May 6, 1997, filed May 8, 1997.

     4. Kranzco's Current Report on Form 8-K (File No. 1-11478) dated November 25, 1997, filed November 25, 1997.

     5. Kranzco's Current Report on Form 8-K (File No. 1-11478) dated March 23, 1998, filed on March 23, 1998.

     6. Kranzco's Current Report on Form 8-K (File No. 1-11478) dated July 16, 1998, filed on July 16, 1998.

     7. The description of Kranzco Common Shares contained in the Registration Statement on Form S-11 (File No. 33-49434), and the documents incorporated therein by reference, as amended by Amendment No. 1, filed with the Commission on October 16, 1992, Amendment No. 2, filed with the Commission on November 4, 1992 and Amendment No. 3, filed with the Commission on November 10, 1992, dated November 10, 1992.

     8. The description of Kranzco's Series A-1 Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series A-1 Preferred Shares"), contained in the Registration Statement on Form S-4 (File No. 333-18249), and the documents incorporated therein by reference, as amended by Amendment No. 1, filed with the Commission on January 29, 1997.

     9. The description of Kranzco's Series B-1 Preferred Shares contained in the Registration Statement on Form 8-A (File No. 1-11478), and the documents incorporated therein by reference, as amended by Amendment No. 1, filed with the Commission on June 2, 1997.

     10. The description of Kranzco's Series B-2 Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series B-2 Preferred Shares") and Kranzco's Series C Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series C Preferred Shares"), contained in Kranzco's Current Report on Form 8-K (File No. 1- 11478) dated February 27, 1997.

     11. The description of Kranzco's Series D Preferred Shares (as defined below) contained in the Registration Statement on Form 8-A (File No. 1-11478), and the documents incorporated therein by reference, filed with the Commission on December 10, 1997.

     All reports and other documents filed by Kranzco pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the consummation of the Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                          -----------------------------

In connection with the Exchange Offer, Kranzco is delivering its 1997 Annual Report to Shareholders to the holders of NAI Shares, along with this Prospectus.

                          -----------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KRANZCO OR NAI. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KRANZCO OR NAI SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 NAI INFORMATION

     On _______ __, 1998, Kranzco, NAI, and Gerald C. Finn and Jeffrey M. Finn, individually, and as trustee of a trust for the benefit of Jeffrey M. Finn (collectively, the "Finns"), entered into an Exchange Agreement (the "Exchange Agreement") pursuant to which, subject to the terms and conditions of the Exchange Agreement, Kranzco agreed to conduct the Exchange Offer, and the Finns agreed to tender 80% (and up to 90% in certain circumstances) of their respective NAI Shares in the Exchange Offer, and pursuant to which the Finns and NAI made certain representations and warranties regarding NAI as an inducement for Kranzco to enter into the Exchange Offer. See "Proposed Related Transactions--The Exchange Agreement." In accordance with the Exchange Agreement, NAI has provided Kranzco with the information regarding NAI contained herein, and has represented to Kranzco, in connection with the filing of the Registration Statement with the Commission, that the information regarding NAI contained in this Prospectus and the Registration Statement of which this Prospectus is a part, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

                                    IMPORTANT

     Any stockholder of NAI (an "NAI Stockholder") desiring to tender all or any portion of his or her NAI Shares should complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to First Union National Bank (the "Exchange Agent") and deliver the certificates for such NAI Shares to the Exchange Agent along with the Letter of Transmittal. Any NAI Stockholder that desires to tender NAI Shares and whose certificates for such NAI Shares are not immediately available or who cannot deliver all required documents to the Exchange Agent prior to the Expiration Date, should contact the Exchange Agent immediately at (800) 829-8432.

     Although the Finns have agreed to tender up to 90% of the NAI Shares owned by them, such number of NAI Shares is not sufficient to meet the Minimum Tender Condition without other NAI Stockholders joining in the tender. Accordingly, if other NAI Stockholders do not tender a number of NAI Shares, that together with the NAI Shares to be tendered by the Finns, would meet the Minimum Tender Condition, the Exchange Offer will not be consummated and NAI will continue to conduct its business as a private company. See "The Exchange Agreement."

     Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Exchange Agent.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................i
AVAILABLE INFORMATION..........................................................i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................ii
NAI INFORMATION...............................................................iv
IMPORTANT   ..................................................................iv
PROSPECTUS SUMMARY.............................................................1
RISK FACTORS..................................................................17
KRANZCO'S OPERATING, ACQUISITION AND FINANCING STRATEGIES.....................28
KRANZCO'S GENERAL INVESTMENT STRATEGIES.......................................30
RATIOS OF EARNINGS TO FIXED CHARGES...........................................31
KRANZCO CAPITALIZATION........................................................32
KRANZCO SELECTED FINANCIAL AND OPERATING DATA.................................34
KRANZCO REALTY TRUST PRO FORMA
            COMBINED CONDENSED FINANCIAL INFORMATION..........................36
NAI CAPITALIZATION............................................................43
NAI SELECTED FINANCIAL AND OPERATING DATA.....................................44
NEW AMERICA NETWORK, INC. PRO FORMA
            CONDENSED FINANCIAL INFORMATION...................................46
NAI MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................51
NAI BUSINESS..................................................................55
THE OFFER   ..................................................................63
DESCRIPTION OF NOTES..........................................................70
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS.............................77
COMPARISON OF RIGHTS OF HOLDERS...............................................85
THE EXCHANGE AGREEMENT........................................................92
PROPOSED RELATED TRANSACTIONS.................................................98
THE DISTRIBUTION.............................................................102
THE RIGHTS OFFERING..........................................................103
THE CONCURRENT OFFERING......................................................105
REASONS FOR THE OFFER AND THE PROPOSED RELATED TRANSACTIONS..................109
MANAGEMENT OF NAI AFTER EXCHANGE OFFER.......................................111
PRINCIPAL STOCKHOLDERS.......................................................123
CERTAIN RELATED PARTY TRANSACTIONS...........................................124
DESCRIPTION OF SECURITIES OF NAI.............................................125
CERTAIN PROVISIONS OF MARYLAND LAW AND
            OF NAI MARYLAND'S CHARTER AND BYLAWS.............................127
EXPERTS     .................................................................130
LEGAL MATTERS................................................................130
INDEX TO FINANCIAL STATEMENTS OF NAI.........................................F-1

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed financial and other information appearing elsewhere in this Prospectus, or incorporated herein or therein by reference. Upon consummation of the Exchange Offer, New America Network, Inc., a Delaware corporation which conducts business as New America International ("NAI Delaware"), will merge (the "Reincorporation Merger") with and into New America International, Inc., a Maryland corporation and a wholly-owned subsidiary of NAI Delaware ("NAI Maryland"). Unless otherwise stated, this Prospectus assumes that all Underlying Shares (as defined below) and Additional Shares (as defined below) are purchased in the Rights Offering (as defined below) and the Concurrent Offering (as defined below). Unless otherwise indicated, the financial information contained herein does not give effect to the Southeast Acquisition (defined below). Unless the context otherwise requires, references in this Prospectus to (i) "Kranzco" shall refer to Kranzco Realty Trust, a Maryland real estate investment trust, and its subsidiaries and affiliated entities; (ii) "NAI" shall refer to NAI Delaware prior to the Reincorporation Merger, and NAI Maryland after the Reincorporation Merger, as the case may be, and in each case, its subsidiaries and affiliated entities; (iii) "NAI Delaware Shares" shall refer to the shares of common stock, par value $0.01 per share, of NAI Delaware; (iv) "NAI Maryland Shares" shall refer to the shares of common stock, par value $0.01 per share, of NAI Maryland; and (v) "NAI Shares" shall refer to NAI Delaware Shares prior to the Reincorporation Merger and NAI Maryland Shares after the Reincorporation Merger, as the case may be.

                                     Kranzco

     Kranzco Realty Trust is a self-administered and self-managed equity real estate investment trust (a "REIT") engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and, to a lesser extent, free-standing retail properties. Kranzco owns and operates 48 neighborhood and community shopping centers and 11 free-standing properties (collectively, the "Properties"), aggregating approximately 7.6 million square feet of gross leasable area ("GLA") located primarily in the Northeast, Mid-Atlantic and Southern regions of the United States with a diverse base of approximately 550 tenants.

     On June 26, 1998 Kranzco entered into an agreement to acquire nine community shopping centers in five midwestern and southern states for approximately $85 million (the "Southeast Acquisition"). The purchase price will be financed through a first mortgage financing and borrowings under the Salomon Facility (defined below). Five of the centers are in Georgia and the others are in Ohio, Tennessee, Florida and Virginia. The centers have a total of 1.4 million square feet of GLA and an overall leased rate of approximately 99%. Wal-Mart is a tenant in nine of the centers and has vacated its space at two of the centers but continues to pay rent in accordance with its leases. Wal-Mart has subleased space at one of these two centers to a third party. Besides Wal-Mart, other well-known anchor retailers are Eckerd Drug, Food Lion, Radio Shack, and CVS. After the purchase, Kranzco will own 68 properties in 19 states with a total of nine million square feet of GLA, an approximate 15 percent increase in GLA. The purchase is subject to customary due diligence and is expected to close by August 31, 1998.

     Kranzco's primary business objective is to achieve growth in its funds from operations by enhancing the operating performance of the Properties and, through selective acquisitions, the value of its portfolio. Kranzco's operating strategies are to: (i) focus on the neighborhood and community shopping center business; (ii) actively manage its properties for long-term growth in funds from operations and capital appreciation; (iii) increase portfolio occupancy by capitalizing on management's reputation and long-standing relationships with national and regional tenants and extensive experience in marketing to local tenants, as well as the negotiating leverage inherent in a large portfolio of properties; (iv) maintain, renovate, expand and reconfigure its properties; (v) optimize the tenant mix in each shopping center; (vi) develop or ground lease outparcels or expansion areas existing from time to time at its properties for use as restaurants, banks, auto centers, cinemas or other facilities; and (vii) benefit from economies of scale by spreading overhead expenses over a larger asset base. As of June 30, 1998, the Properties were approximately 92% leased. Additionally, Kranzco has no single tenant which accounted for greater than 5.2% of Kranzco's 1997 minimum rent.


     Kranzco's acquisition strategy is to opportunistically acquire properties which have been over-leveraged, which need replacement anchor tenants or where Kranzco's management and leasing expertise can enhance value. That strategy includes acquiring and rehabilitating properties in markets where it currently owns properties and in new markets with strong demographic characteristics in order to reduce Kranzco's sensitivity to regional economic cycles.


     Kranzco was formed on June 17, 1992 as a Maryland real estate investment trust. Kranzco's executive offices are located at 128 Fayette Street, Conshohocken, Pennsylvania 19428, and its telephone number is (610) 941-9292.
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                                       -1-
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                                       NAI

     New America Network, Inc., which conducts business as New America International ("NAI"), operates a network (the "Network") of independently owned, licensed real estate brokers ("Broker Members") throughout the United States and, more recently, abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage services to local, regional, national and international businesses ("Clients"). NAI has approximately 130 affiliated Broker Members, which employ approximately 2,600 agents, operating in approximately 300 markets, including North, Central and South America and Western Europe. NAI believes it is represented in more North American market areas than any national commercial real estate brokerage company. Unlike other real estate broker networks, in addition to managing real estate transactions generated by its Broker Members, NAI generates its own source of real estate transactions for its Broker Members and actively manages and tracks those transactions on behalf of Clients. In order to increase the portfolio of services marketed to Clients and Broker Members, NAI has entered into several alliance agreements with entities ("Alliance Members") which provide real estate related services which complement NAI's brokerage capabilities, including sealed-bid sales, real estate auctions, real estate financing and appraisal services. As of June 30, 1998, the Network had an inventory of approximately 1,683 assignments to buy, sell or lease real property (approximately 77% of which are exclusive to NAI), with a transaction value of approximately $927 million, and which would generate fees to NAI of approximately $6.8 million, if consummated. There is no assurance that such inventory will result in any revenues to NAI.

     NAI earns revenues primarily from the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI (approximately $2,686,000 or 46% of NAI's net revenues for fiscal year 1997). NAI also earns revenues from (i) the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members (approximately $1,063,000 or 18% of NAI's net revenues for fiscal year 1997), (ii) the sharing of fees received from Alliance Members in sealed-bid sales, auction transactions and other real estate-related services (approximately $170,000 or 3% of NAI's net revenues for fiscal year 1997), and
(iii) the collection of annual membership fees paid by Broker Members and Alliance Members (approximately $1,282,000 or 22% of NAI's net revenues for fiscal year 1997). See "NAI Business."

     NAI began forming the Network in 1978 in order to meet the growing real estate needs of large national and international corporations in multiple markets. NAI meets the multiple market needs of its Clients and its Broker Members by combining local representation with the management and control capabilities of its centralized Corporate Services Department. NAI's Corporate Services Department is responsible for establishing and developing relationships with Clients in order to generate assignments for the Network and its Broker Members. Currently, NAI has 13 staff members in its Corporate Services Department serving over 100 Clients. These Clients include retail chains (such as Woolworth Corp.), international companies (such as International Paper Company), service businesses (such as Roadway Services, Inc.), and other larger owners of real estate (such as the United States Postal Service, a new Client of NAI). NAI's Clients are often involved in real estate transactions in multiple markets. In addition, NAI has an Investment Sales Department which specializes in the acquisition and disposition of real estate for Clients who are seeking to acquire, or currently own, real estate for investment purposes. See "NAI Business--Broker and Client Relations," "--Corporate Services Department" and "--Investment Sales."

     NAI maintains a proprietary information sharing and research intranet, in order to efficiently and effectively coordinate with its Broker Members to meet its Clients' needs. NAI's information systems consist of a transaction management system and a central database information system. NAI's computerized transaction management system allows Broker Members, the Corporate Services Department and Clients to manage and track the progress of transactions assigned to Broker Members, including those generated by its Broker Members. NAI's databases include, among other things, real estate market data, demographic information, Broker Member profiles, Broker Member listings, transaction histories, Client relationship information and Client profiles. See "NAI Business--NAI Technology and Information Services."

     NAI's objective is to increase profitability by continuing to grow its brokerage business, increase its international coverage, expand its Corporate Services and Investment Sales Departments and to further develop its non-brokerage real estate-related services, including sealed-bid sales and real estate auctions, and to acquire or develop additional real estate-related services (collectively, "Real Estate-Related Services"). To the extent funds are available from the proceeds of the Rights Offering and the Concurrent Offering referred to below, NAI's strategy will be to (i) expand NAI's Corporate Services Department and Investment Sales Department to generate business from additional Clients and in new markets, (ii) invest in or acquire brokerage firms (including certain of those owned by Broker Members) and firms which provide Real Estate-Related Services, (iii) train and support Broker Members to generate additional business for the Network; (iv) continue to expand the Network into international markets, (v) generate
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additional revenue by providing brokerage and Real Estate-Related Services to
Kranzco, (vi) expand and enhance NAI's real estate technology and information services, (vii) opportunistically acquire and develop real estate for its own account, and (viii) utilize Real Estate-Related Services to create and develop relationships with Clients.

     NAI's management team has extensive experience in the real estate brokerage industry. Gerald C. Finn, founder and Chief Executive Officer of NAI, has over 25 years experience in the real estate industry. Jeffrey M. Finn, Gerald Finn's son and President, Chief Operating Officer and Treasurer of NAI, has over 10 years experience in the commercial real estate services industry.

     NAI was incorporated under the laws of the State of Delaware on February 5, 1974. The executive offices of NAI are located at 572 Route 130, Hightstown, New Jersey 08520 and its telephone number is (609) 448-4700.

                               Transaction Summary

     Kranzco is offering, upon the terms and subject to the conditions set forth herein, to exchange an aggregate of $8,000,000 of Notes, for an aggregate of 10,379,531 NAI Shares, which represent approximately 80% of the outstanding NAI Shares. Upon consummation of the Exchange Offer, NAI will effect the Reincorporation Merger in order to reincorporate NAI as a Maryland corporation for corporate reasons as well as to reduce certain franchise taxes which are payable by NAI. The Reincorporation Merger will result in each NAI Delaware Share being converted into 1.318087 NAI Maryland Shares and the adoption of certain anti-takeover provisions.

     Immediately following the consummation of the Exchange Offer and the Reincorporation Merger, NAI and Kranzco will, among other things, reconstitute NAI's Board of Directors to include members nominated by both NAI and Kranzco and enter into an Intercompany Agreement between Kranzco and NAI which will provide for certain rights of first opportunity and first notification which the companies will grant each other and will also provide for the provision of certain consulting services by Kranzco to NAI. In connection with the Exchange Offer and the Reincorporation Merger, NAI (i) adopted a management incentive plan which provides for the issuance of 1,700,000 NAI Shares, which may be awarded in the form of options, share appreciation rights, reload options, restricted share awards, performance-based awards, and share purchase awards (80% of the NAI Shares will be reserved for officers, employees or consultants of NAI who are not also employees of Kranzco and 20% of the NAI Shares will be reserved for officers, employees or consultants of NAI who are also employees of Kranzco); (ii) adopted an employee incentive compensation plan pursuant to which certain employees of NAI would be entitled to aggregate incentive compensation payable in up to 8,500,000 NAI Shares issuable over 10 years; (iii) adopted a stock option plan pursuant to which it is expected to grant options to purchase an aggregate of 3,536,853 NAI Shares to officers, directors, employees and consultants of NAI immediately following the reincorporation Merger; and (iv) expects to grant immediately following the Reincorporation Merger, options to purchase an aggregate of 60,000 NAI Shares to directors and trustees of NAI and Kranzco. The foregoing transactions, together with the Reincorporation Merger, the Distribution, the Rights Offering and the Concurrent Offering (as defined below), are collectively referred to herein as the "Proposed Related Transactions." See "Management--NAI 1998 Management Incentive Plan," "--NAI 1998 Employee Incentive Compensation Plan," "--NAI 1998 Stock Option Plan," "The Exchange Agreement" and "Proposed Related Transactions."

     Immediately following the consummation of the Exchange Offer and the Reincorporation Merger, Kranzco will distribute (the "Distribution") approximately 70.2% of the outstanding NAI Shares to holders of Kranzco Common Shares and holders of the outstanding Series B-1 Preferred Shares and Series B-2 Preferred Shares (together, the "Kranzco Series B Preferred Shares") of Kranzco, on the basis of one NAI Share for each Kranzco Common Share and one NAI Share for each Kranzco Common Share into which the Kranzco Series B Preferred Shares are convertible (a "Kranzco Common Share Equivalent"). See "The Distribution." Upon the consummation of the Distribution, NAI will be an independent public company, and the NAI Shares will be eligible for trading on the OTC Bulletin Board. Kranzco will own approximately 9.8% of the outstanding NAI Shares, Kranzco shareholders will own approximately 70.2% of the outstanding NAI Shares, and the persons who owned NAI Shares prior to the Exchange Offer will own an aggregate of approximately 20% of the NAI Shares.

     Immediately following the consummation of the Exchange Offer and the Reincorporation Merger, and simultaneously with the Distribution, NAI will distribute to each holder of NAI Shares, including the Kranzco shareholders who receive NAI Shares in the Distribution, rights (the "Rights") to purchase an aggregate of 17,101,403 NAI Shares at a subscription price of $2 per NAI Share (the "Subscription Price") on the basis of one Right to purchase one NAI Share (the "Basic Subscription Privilege"), for each NAI Share held by NAI Stockholders. The exercise of Rights is irrevocable once made, and no underlying NAI Shares (the "Underlying Shares") will be issued until the closing of the Rights Offering. The distribution of the Rights and the offer and sale of the Underlying Shares is referred
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to herein as the "Rights Offering." Upon exercise of the Basic Subscription
Privilege, each holder of Rights will also be entitled to purchase at the Subscription Price a pro rata portion of any Underlying Shares that are not otherwise subscribed for pursuant to the exercise of Basic Subscription Privileges (the "Oversubscription Privilege").

     Concurrently with the Rights Offering, NAI is offering (the "Concurrent Offering") the right to purchase any Underlying Shares that are not otherwise subscribed for pursuant to the Rights Offering ("Excess Shares"), first, to officers, directors and trustees of NAI and Kranzco (the "Executive Group"), and then, to NAI's Broker Members and the principals, shareholders, partners, officers, managers and licensed real estate agents of NAI's Broker Members in the United States (as defined herein) (the "Broker Member Group"). In order to ensure that the Broker Member Group will in aggregate have the right to purchase a minimum of 2,000,000 NAI Shares, NAI has authorized an additional 2,000,000 NAI Shares ("Additional Shares") for issuance pursuant to the Broker Member Group Subscription Privilege. See "The Rights Offering" and "The Concurrent Offering."

     The net proceeds to be received by NAI from the Rights Offering and the Concurrent Offering depends on the number of Rights exercised and the number of Underlying Shares and Additional Shares purchased, as the case may be. If all Rights are exercised and all of the Additional Shares are purchased, NAI expects the net proceeds available to it from the Rights Offering and the Concurrent Offering to be approximately $38,000,000. After paying the expenses of the Rights Offering, the Concurrent Offering and the Proposed Related Transactions, the proceeds from the Rights Offering and the Concurrent Offering will be used to (i) repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of 101,000 shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000, (ii) repay approximately $715,000 of indebtedness (which includes approximately $72,000 of accrued interest), (iii) grow NAI's Corporate Services Department and Investment Sales Department, and
(iv) strategically acquire and develop Real Estate-Related Services. The balance of any proceeds will be invested in short-term commercial paper at a rate of approximately 5.5% per annum until used for general corporate and working capital purposes and to opportunistically acquire real estate. See "Risk Factors--No Commitments to Purchase and No Minimum Size of Rights Offering" and "The Concurrent Offering--Use of Proceeds."

Reasons for the Offer

     Kranzco is a self-administered and self-managed equity REIT engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and, to a lesser extent, free-standing retail properties. Kranzco is limited in its activities by the investment limitations imposed by Federal income tax laws applicable to REITs, which (i) limit the amount of income that a REIT can realize from certain services that are not customarily furnished or rendered in connection with the rental of real property in a particular geographic area, and (ii) limit Kranzco's ownership in corporations other than REITs and qualified REIT subsidiaries (a) to 10% of the outstanding voting securities of such corporation, and (b) in that the value of any one corporation's securities cannot exceed 5% of the value of Kranzco's total assets. Kranzco believes that significant opportunities are available to investors in entities which provide brokerage and Real Estate-Related Services, own properties other than neighborhood and community shopping centers, and which are not limited in their activities by the investment limitations imposed by Federal income tax laws applicable to REITs. Accordingly, in light of the limitations on investments imposed on REITs, Kranzco believes that effecting the Exchange Offer, the Distribution, the Rights Offering and the Concurrent Offering, and establishing an intercompany relationship between Kranzco and NAI will yield significant benefits to Kranzco and its shareholders similar to those which may be obtained by investors who are not so limited, while preserving Kranzco's REIT status. For Kranzco, these benefits include:

     o increased opportunities to acquire retail properties which become available for sale through the Network, which might not otherwise be available to Kranzco;

     o greater access to a diverse range of tenants, in order to re-tenant vacant space owned by Kranzco, including access to non-retail tenants looking for space appropriate for office, warehouse or other non-retail uses;

     o the ability to enter into agreements with NAI to have NAI develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco;

     o the ability to enter into new geographic areas with the assistance of NAI's real estate professionals; o NAI disseminating Kranzco's acquisition criteria to Broker Members throughout the Network, in order to create additional opportunities to purchase retail properties;

     o increased opportunities to purchase additional retail properties which are included in portfolios with non-retail properties, utilizing NAI to purchase the non-retail properties or find a purchaser for the non-retail properties;

     o access to NAI's sophisticated, real estate oriented computer network, which includes information on real estate transactions, market conditions and demographics;
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     o    the ability to purchase Real Estate-Related Services at competitive prices;

     o the ability to own an equity interest in a company which owns real estate and provides Real Estate-Related Services which Kranzco, as a REIT, could not directly own or provide; and

     o access to local property managers where Kranzco may own retail properties, and the opportunity for Kranzco to manage retail properties owned by NAI.

     NAI operates a network of independently owned, licensed real estate Broker Members throughout the United States and, more recently, abroad, to provide commercial real estate services to regional, national and international Clients. NAI believes that a strategic relationship between companies which provide real estate brokerage and services, such as NAI, and companies which own and operate real estate, such as Kranzco, would provide significant benefits and opportunities. For NAI, the benefits of entering into the strategic relationship and consummating the Proposed Related Transactions (and under certain circumstances, to the extent proceeds are available through the Rights Offering and the Concurrent Offering) include:

     o the opportunity as a public company, to raise additional capital through the Rights Offering and the Concurrent Offering and, to the extent possible, future equity and debt offerings;

     o the ability to expand its Corporate Services Department, Investment Sales Department and Broker Services Department;

     o the ability to invest in or acquire Broker Members or other real estate service firms in order to strengthen the Network;

     o access to new transactions by providing real estate brokerage services to Kranzco through NAI's Network;

     o the ability to accelerate the development of information services and technology infrastructure to more efficiently deliver services;

     o the opportunity to offer to Kranzco Real Estate-Related Services which NAI may develop; o the opportunity to further develop existing Real Estate-Related Services and to acquire or develop businesses that provide Real Estate-Related Services; o the ability to accelerate Network growth in international markets; o providing Broker Members the opportunity to manage selected Kranzco shopping centers;

     o the opportunity to enter into agreements with Kranzco to have NAI develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco; and

     o expansion of its business through access to the real estate expertise of Kranzco's management.

     In the past Kranzco and NAI have worked together in a mutually beneficial relationship. In December 1997, NAI's Investment Sales Department assisted Kranzco in arranging for the acquisition of five shopping centers, aggregating approximately 650,000 square feet of GLA, for approximately $44 million. NAI's Investment Sales Department initiated this opportunity, and assisted Kranzco in acquiring the properties. Kranzco's acquisition of such properties generated $100,000 in fee income to NAI. Kranzco and NAI expect that the Intercompany Agreement will set forth a framework for a mutually beneficial relationship in the future. See "Proposed Related Transactions--The Intercompany Agreement."

                                  Risk Factors

     The Notes offered hereby and the Proposed Related Transactions which NAI and Kranzco intend to enter into involve a high degree of risks and uncertainties. These risks and uncertainties include, among others:

     o Risks related to the substantial debt obligations of Kranzco which, at March 31, 1998, after giving effect to the Proposed Related Transactions would be $265,201,000.

     o Risks related to the existence of balloon payments on Kranzco indebtedness for the outstanding principal balance at maturity.

     o Risks resulting from approximately $20,000,000 of Kranzco indebtedness which bears interest at variable interest rates.

     o Risks resulting from the fact that the Notes are unsecured and subordinated in right of payment in full to all existing and future senior indebtedness of Kranzco, and the fact that the Indenture governing the Notes does not contain financial covenants and does not prohibit or limit the incurrence of additional senior indebtedness by Kranzco and its subsidiaries.

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     o   Risks related to the balloon payment on the Notes, and the fact that
Kranzco's ability to pay the outstanding principal balance of its debt at maturity may depend upon its ability to refinance such debt.

     o General real estate investment risks which may affect Kranzco, including adverse changes in general or local economic conditions, the illiquidity of real estate investments, possible environmental liabilities and the geographic concentration of Kranzco's properties.

     In addition, NAI Stockholders should consider the effect of the Proposed Related Transactions on NAI, since NAI Stockholders, in aggregate, will retain ownership of 20% of the outstanding NAI Shares after the consummation of the Exchange Offer. Accordingly, NAI Stockholders should consider risks related to the Proposed Related Transactions, which include, among others:

     o Risks related to the fact that certain officers and directors of NAI have an interest in the Proposed Related Transactions. Certain proceeds of the Rights Offering and the Concurrent Offering will be used to repay indebtedness to affiliates of NAI. In addition, certain officers and directors of NAI will receive options to purchase NAI Shares, and two executives will enter into employment agreements with NAI, in connection with the Proposed Related Transaction.

     o Risks related to the uncertainty of the Rights Offering and Concurrent Offering. NAI does not have a written commitment from any person to purchase any of the NAI Shares being offered in the Rights Offering or the Concurrent Offering, and no minimum amount of proceeds is required for NAI to consummate the Rights Offering or the Concurrent Offering. NAI may not be able to achieve all the benefits it would otherwise anticipate from the strategic relationship with Kranzco and the Proposed Related Transactions if less than all of the Underlying Shares and Additional Shares are sold.

     o Risks related to NAI's plans to expand the scope of its business beyond its current focus on real estate brokerage transaction to the broader delivery of its Real Estate-Related Services.

     o Certain risks related to the Intercompany Agreement and related restrictions on NAI's opportunities

     o Risk related to potential conflicts of interests created by the fact that Kranzco and NAI have several common members on its Board of Trustees and Board of Directors, as the case may be, and have certain common executive officers.

     o Risks related to the institution of anti-takeover measures in connection with the Reincorporation Merger, and the anti-takeover effect of certain provisions of Maryland law and of NAI's Charter and Bylaws

     Prospective investors in the Notes should review "Risk Factors" beginning on page 17 for a discussion of the material risks involved in an investment in the Notes and the Kranzco Common Shares issuable upon conversion thereof.

                                    The Offer

General....................   Kranzco is offering, upon the terms and subject to
                              the conditions set forth herein and in the related
                              Letter of Transmittal, to exchange $0.7707 of the
                              aggregate Offer Consideration, of $8,000,000 of
                              Notes, for each outstanding NAI Share, up to a
                              maximum of 10,379,531 NAI Shares (80% of the
                              outstanding NAI Shares). Immediately following the
                              consummation of the Exchange Offer, NAI and
                              Kranzco will effect the Proposed Related
                              Transactions (as defined below), including the
                              Distribution, the Rights Offering and the
                              Concurrent Offering. See "Proposed Related
                              Transactions," "The Distribution," "The Rights
                              Offering" and "The Concurrent Offering." Kranzco's
                              obligation to exchange the aggregate Offer
                              Consideration for 10,379,531 NAI Shares pursuant
                              to the Offer is subject to (i) the Minimum Tender
                              Condition, (ii) the representations and warranties
                              of NAI contained in the Exchange Agreement (as
                              defined herein)
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                              being true and correct on the Expiration Date, and
                              (iii) the satisfaction of other conditions set forth in the Exchange Agreement. See "The
                              Offer--Conditions of the Offer." As of June 30,
                              1998, there were 12,974,414 NAI Shares
                              outstanding.

Timing of the Offer........   The Offer is currently scheduled to expire on
                              __________, 1998; however, Kranzco has the right, subject to the Exchange Agreement, to extend or amend the Offer at any time or from time to time, as the case may be, and may choose to extend the Offer as necessary until all conditions to the Offer have been satisfied or waived. See
                              "--Extension, Termination and Amendment." Kranzco may also terminate the Offer if the conditions precedent to the Offer have not been satisfied.
                              See "The Offer--Conditions of the Offer."

Extension, Termination
 and Amendment.............   Kranzco expressly reserves the right (but will not
                              be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth under "--Conditions of the Offer" shall have occurred or shall have been determined by Kranzco to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such termination or extension to the Exchange
                              Agent, which extension will be announced no later than 9:00 a.m., Eastern time, on the next business day after the termination of the previously scheduled Expiration Date. During any such extension, all NAI Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering NAI
                              Stockholder to withdraw his or her NAI Shares. See
                              "--Withdrawal Rights."

                              Kranzco also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay the exchange of any NAI Shares for Notes pursuant to the Offer, or, subject to the terms of the Exchange Agreement, to withdraw or terminate the Offer and not accept for exchange or exchange any NAI Shares for Notes not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition or otherwise amend the Offer in any respect. See "The Offer--Extension, Termination and Amendment" and "--Conditions of the Offer."

Exchange of Notes for
 NAI Shares; Delivery of
 Offer Consideration.......   Upon the terms and subject to the conditions of
                              the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Kranzco will accept for exchange, and will exchange, Notes for a maximum of 10,379,531 NAI Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. See "The
                              Offer--Exchange of NAI Shares; Delivery of Offer
                              Consideration."

                              Upon the terms and subject to the conditions of the Offer, including Kranzco's rights to terminate, amend or extend the offer, Kranzco will accept for exchange a maximum of 10,379,531 validly tendered NAI Shares, which represents 80% of the outstanding NAI Shares. Each NAI Stockholder may tender all or any portion of his or her NAI Shares. If
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                              Kranzco determines to consummate the Offer,
                              Kranzco will accept for exchange from each NAI Stockholder a number of validly tendered NAI Shares representing (i) 80% of such stockholder's NAI Shares ("Guaranteed Minimum Tender"), or, (ii) if such NAI Stockholder tendered less than 80% of such stockholder's NAI Shares, then such lesser number of NAI Shares. NAI Stockholders may validly tender for exchange NAI Shares in excess of his or her Guaranteed Minimum Tender. If after aggregating the NAI Shares validly tendered pursuant to the Guaranteed Minimum Tender, the Minimum Tender Condition has not been met, Kranzco will accept for exchange such number of validly tendered NAI Shares as would be required to meet the Minimum Tender Condition on a pro rata basis from among all the NAI Shares tendered in excess of each NAI Stockholder's Guaranteed Minimum Tender (with appropriate adjustments to avoid purchases of fractional shares).

                              Pursuant to the Exchange Agreement, the Finns agreed to tender 80% of their respective NAI Shares in the Exchange Offer, and, in the event that less than 80% of the issued and outstanding NAI Shares are tendered by other NAI Stockholders in the Exchange Offer, the Finns agreed to tender up to an additional 10% of their NAI Shares, as may be required to reach the Minimum Tender Condition. Although the Finns have agreed to tender up to 90% of the NAI Shares owned by them, such number of NAI Shares is not sufficient to meet the Minimum Tender Condition without other NAI Stockholders joining in the tender. Accordingly, if other NAI Stockholders do not tender a number of NAI Shares that, together with the NAI Shares to be tendered by the Finns, would meet the Minimum Tender Condition, the Exchange Offer will not be consummated and NAI will continue to conduct its business as a private company. See "The Exchange Agreement."

Withdrawal Rights..........   Tenders of NAI Shares made pursuant to the Offer
                              are irrevocable, except that NAI Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth herein under the heading
                              "The Offer-- Withdrawal Rights" at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Kranzco for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after ________, 1998. See "The Offer--Withdrawal Rights."

Procedure for Tendering....   For an NAI Stockholder to validly tender NAI
                              Shares pursuant to the Offer, a properly completed
                              and duly executed Letter of Transmittal (or
                              manually executed facsimile thereof), together
                              with any required signature guarantees, and any
                              other required documents, must be transmitted to
                              and received by the Exchange Agent at its address
                              set forth on the back cover of this Prospectus and
                              certificates for tendered NAI Shares must be
                              received by the Exchange Agent at such address
                              prior to the Expiration Date. Any NAI Stockholder
                              who desires to tender NAI Shares and whose
                              certificates for such NAI Shares are not
                              immediately available or who cannot deliver all
                              required documents to the Exchange Agent prior to
                              the Expiration Date, should contact the Exchange
                              Agent immediately at (800) 829-8432.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Conditions of the Offer....   The Offer is conditioned upon, among other things,
                              (i) there being validly tendered and not withdrawn prior to the Expiration Date 10,379,531 NAI
                              Shares, (ii) the representations and warranties of NAI contained in the Exchange Agreement (as defined herein) being true and correct on the Expiration Date, and (iii) the satisfaction of other conditions set forth in the Exchange
                              Agreement. See "The Offer--Conditions of the
                              Offer." See "The Offer--Conditions to Offer."

The Exchange Agreement.....   On __________ __, 1998, Kranzco, NAI and the Finns
                              entered into the Exchange Agreement, pursuant to which Kranzco agreed to conduct the Exchange
                              Offer, and the Finns agreed to tender 80% of their respective NAI Shares owned by them in the Exchange Offer, and, in the event that less than 80% of the issued and outstanding NAI Shares are tendered by other NAI Stockholders in the Exchange
                              Offer, the Finns agreed to tender up to an additional 10% of their NAI Shares, as may be required to reach the Minimum Tender Condition.
                              Although the Finns have agreed to tender up to 90% of the NAI Shares owned by them, such number of NAI Shares is not sufficient to meet the Minimum
                              Tender Condition without other NAI Stockholders joining in the tender. Accordingly, if other NAI
                              Stockholders do not tender a number of NAI Shares that, together with the NAI Shares to be tendered by the Finns, would meet the Minimum Tender
                              Condition, the Exchange Offer will not be consummated and NAI will continue to conduct its business as a private company. See "The Exchange
                              Agreement."

                              In addition, unless the Exchange Agreement is terminated in accordance with its terms, NAI and the Finns have agreed not to (a) solicit or encourage any acquisition or purchase of 10% or more of the assets of, or any 5% or greater equity interest in, NAI or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of 10% or more of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving NAI or its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay any of the Proposed Related Transactions or materially dilute the benefits to Kranzco of such transactions (an "Other Transaction Proposal") or agree to or endorse any Other Transaction Proposal, (b) propose or enter into any discussions or negotiations regarding an Other Transaction Proposal, or (c) sell, transfer or encumber any real property investments or
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              partnership or joint venture interests of NAI or enter into any agreement to do so. However, the Exchange Agreement does not prohibit, among other things, (i) furnishing information, or (ii) engaging in discussions in connection with any bona fide Other Transaction Proposal which is not as a result of a breach of the Exchange Agreement, after the Board of Directors of NAI concludes in good faith that such action is necessary for the Board of NAI to comply with its fiduciary obligations under applicable law. In certain instances, if the Exchange Agreement is terminated, and any Other Transaction Proposal relating to in excess of 10% of NAI's assets or outstanding capital stock is consummated within 180 days of December 31, 1998 or at any time thereafter pursuant to a definitive agreement entered into within such 180-day period, NAI and the Finns shall immediately pay in cash to Kranzco a termination fee of $1,000,000. See "The Exchange Agreement--Effect of Termination and Abandonment."

Accounting Treatment.......   Kranzco will account for the acquisition of NAI
                              Shares pursuant to the Offer using the purchase method of accounting. Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Subsequent to the Transaction, Kranzco will account for its 9.8% investment in NAI using the cost method of accounting.

Tax Consequences...........   The exchange by an NAI Stockholder of its NAI
                              Shares for Notes is intended to qualify as an installment sale. See "Material United States
                              Federal Tax Considerations--Federal Income
                              Taxation of the Exchange Offer" for a detailed discussion of the federal income tax consequences of the Exchange Offer.

                                    The Notes

The Notes..................   $8,000,000 aggregate principal amount of 6%
                              Callable Convertible Subordinated Notes due 2008.

Maturity Date..............   Ten years following the date of original issuance
                              of the Notes.

Interest Payment Dates.....   Interest on the Notes will be payable quarterly on
                              January 1, April 1, July 1 and October 1.

Sinking Fund...............   None.

Conversion Rights..........   The Notes are convertible, in whole or in part, at
                              the option of the Holder at any time after two years following the date of original issuance thereof and prior to the close of business on the business day immediately preceding the maturity date, unless previously redeemed into Kranzco
                              Common Shares, at a conversion price of $20 per Kranzco Common Share (equivalent to a conversion rate of one Common Share per $20 principal amount of Notes), subject to adjustment in certain circumstances as described herein (the "Conversion
                              Price").

                              The Finns and Norma Finn, Mr. Gerald Finn's wife, have agreed not to convert the Notes into Kranzco Common Shares until three years from the date of issuance; provided,
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              however, that in the event that Kranzco issues a notice of redemption relating to the Notes prior to the end of such three-year period, then the Finns and Norma Finn may earlier convert the Notes issued to them, in accordance with the terms of such Notes.

                              Unless the Notes are previously converted, during the period from the date Kranzco resolves to take any action that would constitute a Change in Control (as defined below) until five days prior to the consummation of such Change in Control transaction, the holders of the Notes shall have the right to make an election to convert all or any Notes conditioned upon approval of such Change in Control by the holders entitled to vote on such matter, in which case, if such Change in Control is approved, conversion of such Notes as to which a conditional election has been made shall occur upon the later of (i) immediately prior to such Change in Control, or (ii) the date one year after the date of original issuance of the Notes. A "Change in Control" shall be deemed to have occurred upon (i) the merger or consolidation of Kranzco with or into any entity, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of Kranzco's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the merger documents of the surviving entity or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, of the holders of the Notes, or (ii) the sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of Kranzco. The Notes will be convertible immediately upon an Event of Default; however, if an Event of Default occurs prior to one year from the date of original issuance of the Notes, any conversion of such Notes will not be permitted until one year from the date of original issuance of the Notes, and then will only be permitted if such Event of Default has not been cured prior to one year from the date of original issuance of the Notes. See "Description of Notes--Events of Default." The Notes may be converted at any time after a notice of redemption prior to the Redemption Date (as defined below).

Optional Redemption........   The Notes are redeemable, in whole or in part, at
                              the option of Kranzco at any time on or after two years from the date of original issuance, upon payment of an amount equal to the principal amount of the Note, or part thereof being redeemed, plus accrued and unpaid interest on the Note, or part thereof being redeemed, to the date of redemption.
                              The Notes will remain convertible after a notice of redemption until the close of business on the Business Day (as defined herein) immediately preceding the Redemption Date. See "Description of
                              Notes--Optional Redemption by Kranzco" and
                              "--Conversion Rights."

Ranking....................   The Notes are general unsecured obligations of
                              Kranzco, subordinated in right of payment to the
                              prior payment in full of all Senior Indebtedness
                              (as defined in the Indenture) of Kranzco and
                              effectively subordinated in right of payment to
                              the prior payment in full of all indebtedness of
                              Kranzco's subsidiaries. The Indenture does not
                              restrict Kranzco's ability
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              to incur Senior Indebtedness or additional indebtedness or Kranzco's subsidiaries' ability to incur additional indebtedness. At March 31, 1998, Senior Indebtedness and indebtedness of Kranzco's subsidiaries was approximately $257,201,000. See "Description of Notes -- Subordination."


Transferability............   The Notes are not transferable and will not be
                              listed for trading. The Kranzco Common Shares are traded on the NYSE under the symbol "KRT." On
                              August 5, 1998, the closing sale price of the Kranzco Common Shares was $17.06 per share.


Comparison of Rights of Holders

     Certain differences exist between the rights of holders of the Notes (and the underlying Kranzco Common Shares) and the rights of holders of NAI Delaware Shares.

     The Notes are unsecured debt obligations of Kranzco and the Note holders' rights are governed by the terms of the Notes and the Indenture. NAI Delaware Shares are equity securities of NAI and the rights of holders of such shares are governed by the Delaware General Corporation Law (the "DGCL") and the Amended and Restated Certificate of Incorporation (the "Certificate") and the Bylaws of NAI Delaware. Kranzco Common Shares are equity securities of Kranzco and the rights of holders of such shares are governed by Title 8 ("Title 8") and certain other provisions of the Annotated Code of Maryland, the Declaration of Trust and the Kranzco Bylaws.

     Differences between the rights of a holder of NAI Delaware Shares and a holder of the Notes and, after conversion, a holder of Kranzco Common Shares, include, among others, the following: (i) holders of the Notes are not entitled to any vote on matters submitted to a vote of the holders of Kranzco Common Shares, whereas each NAI Delaware Share entitles the holder thereof to one vote on all matters submitted to a vote of holders of NAI Delaware Shares; (ii) the Notes will bear interest at a rate of 6% per year from the date of original issuance, payable quarterly, but are not entitled to receive distributions on Kranzco Common Shares, whereas the holders of NAI Delaware Shares are entitled to distributions if, as and when declared by the NAI Board; (iii) the Notes are not negotiable and are not transferable except upon death of a holder in accordance with the laws of descent and distribution or in connection with a gift without consideration, whereas there are no restrictions on the transferability of NAI Delaware Shares under the DGCL, the Certificate or the NAI Delaware Bylaws; (iv) the Kranzco Bylaws may be amended only by the Kranzco Board and not by the holders of Kranzco Common Shares or holders of the Notes, whereas the NAI Delaware Bylaws may be amended by the NAI Board or by the holders of NAI Delaware Shares; (v) with certain exceptions, Kranzco is subject to the provisions of the Maryland business combination statute, which is more likely to deter unsolicited bids for the Kranzco Common Shares than the Delaware business combination statute; (vi) Maryland law provides more limited rights of inspection to shareholders of Kranzco than Delaware law provides to stockholders of NAI Delaware; (vii) Kranzco is subject to certain restrictions on the type of assets it may own (and on the use thereof) to which NAI Delaware is not subject; and (viii) the Notes will be convertible into Kranzco Common Shares in accordance with a specific conversion ratio, which ratio is subject to adjustment upon certain antidilutive events, whereas the NAI Delaware Shares are not convertible into another security. See "Comparison of Rights of Holders" for a more detailed comparison of the rights of holders of Notes, NAI Delaware Shares and Kranzco Common Shares.

     Also, see "Description of Securities of NAI," "Certain Provisions of Maryland Law and of NAI Maryland's Charter and Bylaws" and "Risk
Factors--Institution of Anti-takeover Measures; Anti-takeover Effect of Certain Provisions of Maryland Law and of NAI Maryland's Charter and Bylaws."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  Kranzco Summary Financial and Operating Data
           (In thousands, except ratio, property and per share data )

     The following sets forth summary financial, operating and other data on a historical basis for Kranzco. Also set forth below are summary pro forma financial, operating and other data for Kranzco at and for the three months ended March 31, 1998 and the year ended December 31, 1997. The pro forma balance sheet data as of March 31, 1998 has been prepared as if the Exchange Offer, the subsequent Distribution and the Southeast Acquisition had occurred on March 31, 1998. The pro forma operating and other data for the three months ended March 31, 1998 have been prepared as if the Exchange Offer, the subsequent Distribution and the Southeast Acquisition had occurred on January 1, 1997. The pro forma operating and other data for the year ended December 31, 1997 have been prepared as if the foregoing transactions had occurred on January 1, 1997. The pro forma financial and operating data do not give effect to the Concurrent Offering and the Rights Offering, and are not necessarily indicative of what the actual financial position or results of operations of Kranzco would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. The five year summary historical data is incorporated by reference from Kranzco's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                                 Three Months Ended March 31,                  Year Ended December 31,
                                            ------------------------------------   -----------------------------------------------
                                            Pro Forma           Historical         Pro Forma                Historical
                                            ---------      ------------------      ---------       -------------------------------
                                              1998          1998         1997         1997         1997          1996         1995
                                              ----          ----         ----         ----         ----          ----         ----
                                           (unaudited)  (unaudited)  (unaudited)  (unaudited)
OPERATING DATA:
   Revenue:
     Minimum rent .......................     $15,484      $13,407      $10,929      $61,679      $47,579      $41,665      $40,259
     Percentage rent ....................         330          310          268        1,382        1,163        1,042        1,044
     Expense reimbursements .............       3,017        2,839        2,697       12,812       11,165       11,732       10,988
     Interest income ....................         123          123           54          278          278          624          902
     Other income .......................         153           28           31          627          127          117          277
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

     Total revenue ......................      19,107       16,707       13,979       76,778       60,312       55,180       53,470
                                            =========    =========    =========    =========    =========    =========    =========

Expenses:
     General and administrative, interest
      and property operating costs ......      11,712        9,585        8,654       46,624       36,694       35,514       32,690
     Depreciation and amortization ......       4,044        3,450        2,859       16,160       12,534       11,194       10,903

Income before extraordinary charge and
 before preferred distributions .........       3,351        3,672        2,466       13,994       11,084        8,472        9,877

Extraordinary charge from early
     extinguishment of debt and
     debt refinancing ...................           0            0            0            0          467       11,052            0
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Net income (loss) .......................      $3,351       $3,672       $2,466      $13,994      $10,617      $(2,580)      $9,877

Income before extraordinary
  items per share .......................       $0.13        $0.16        $0.19        $0.54        $0.73        $0.75        $0.91

Distributions per share .................       $0.48        $0.48        $0.48        $1.92        $1.92        $1.92        $1.92

Other Data (unaudited):
Cash flows provided by (used in)
Operating ...............................       7,098        6,875        5,910       31,056       24,720       18,459       20,449
Investing ...............................     (98,557)      (3,557)      (3,118)    (122,551)     (27,551)      (3,059)      (4,524)
Financing ...............................      86,707       (8,293)      (2,598)      99,150        8,953      (16,228)     (13,720)
Funds from operations (1) ...............      $5,185       $4,962       $4,723      $20,961      $19,428      $18,313      $19,278
Preferred share distributions ...........      $2,013       $2,013         $465       $8,368       $3,565         $695         $485
Ratio of earnings to fixed charges (2) ..        1.11         1.19         1.37         1.13         1.27         1.41         1.50
Ratio of funds from operations to
  fixed charges (3) .....................        1.53         1.64         1.89         1.54         1.77         1.97         2.05
Total Properties (at end of period) .....          68           59           54           68           59           38           38

Total gross leasable area in sq. ft .....
   (at end of period, in thousands) .....       9,000        7,600        7,000        9,000        7,600        5,700        5,700
Balance Sheet Data (at end of
   period):
Real estate, before accumulated
   depreciation .........................    $578,091     $491,091     $438,454                  $484,741     $370,491     $368,073
Total assets ............................    $554,630     $465,650     $423,117                  $466,220     $359,157     $372,983
Total debt ..............................    $353,201     $257,201     $246,034                  $255,124     $212,590     $204,247
Kranzco Series C Preferred Shares .......    $  1,782     $  1,782     $  3,564                  $  2,228     $      0     $      0
Beneficiaries' equity ...................    $188,320     $195,340     $153,501                  $198,112     $137,013     $159,882

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                                      -13-

--------------------------------------------------------------------------------

---------------
(1)  Funds From Operations


                                                       Three Months Ended March 31,             Year Ended December 31,
                                                   ---------------------------------    -----------------------------------------
                                                   Pro Forma         Historical         Pro Forma               Historical
                                                     1998         1998        1997         1997          1997      1996       1995
                                                     ----         ----        ----         ----          ----      ----       ----
                                                  (unaudited) (unaudited)  (unaudited)  (unaudited)
Net income available to common shareholders         1,338        1,659        2,001        5,159        7,052     (3,274)      9,392

Loss on sale of real estate and extraordinary
  items                                                --           --           --          467          467     11,115          --
Amortization of leasing costs                          86           86           63          385          385        337         228
Depreciation of investment in real estate           3,761        3,217        2,659       14,950       11,524     10,135       9,658

Funds From Operations                               5,185        4,962        4,723       20,961       19,428     18,313      19,278


     Management generally considers Funds From Operations to be a useful measure of the operating performance of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds From Operations has been calculated in accordance with the definition of "funds from operations" clarified by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") generally as net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (in each case only on real estate related assets) and after adjustments for unconsolidated partnerships and joint ventures, less preferred share distributions. Funds From Operations does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. Funds from operations should not be considered as a substitute for net income as an indication of Kranzco's performance or as a substitute for cash flows as a measure of its liquidity. Furthermore, Funds From Operations as disclosed by other REIT's may not be comparable to Kranzco's calculation of Funds From Operations.

(2) For purposes of these computations, earnings consist of income before extraordinary charges, if any, plus preferred share distributions, interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and preferred share distributions.

(3) For purposes of these computations, Funds From Operations include interest, preferred share distributions and amortization of debt expense. Management believes that the ratio of Funds From Operations to fixed charges is a useful measure of a REIT's ability to generate sufficient funds to meet its future financing costs. This ratio does not represent cash flows from financing activities as defined by GAAP and may not be comparable to other REITs.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NAI Summary Financial and Operating Data
           (In thousands, except ratio, property and per share data )

     The following sets forth summary financial, operating and other data on a historical basis for NAI. Also set forth below are summary pro forma financial, operating and other data for NAI at and for the nine months ended March 31, 1998 and the year ended June 30, 1997. The pro forma balance sheet data as of March 31, 1998 has been prepared as if the Exchange Offer and the Distribution had occurred on March 31, 1998. The pro forma operating and other data for the nine months ended March 31, 1998 have been prepared as if the consummation of the Exchange Offer and the Distribution had occurred on July 1, 1996. The pro forma operating and other data for the year ended June 30, 1997 have been prepared as if the foregoing transactions had occurred on July 1, 1996. The pro forma financial and operating data do not give effect to the Concurrent Offering and the Rights Offering, and are not necessarily indicative of what the actual financial position or results of operations of NAI would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                     Nine Months Ended March 31,                 Year Ended June 30,
                                                  --------------------------------      ------------------------------------------
                                                  Pro Forma          Historical         Pro Forma             Historical
                                                  ---------      -----------------      ---------             ----------
                                                    1998         1998         1997        1997        1997        1996        1995
                                                    ----         ----         ----        ----        ----        ----        ----
OPERATING DATA:                                  (unaudited) (unaudited)  (unaudited) (unaudited)
Revenue:
   Commissions                                     $  2,836    $  2,836    $  2,910    $  4,001    $  4,001    $  4,124    $  4,371
   License fees                                       1,128       1,128         923       1,282       1,282       1,373       1,158
   Other                                                474         474         563         618         618         523         470
   Interest                                               0           0           0           0           0           0           0
                                                   --------    --------    --------    --------    --------    --------    --------
   Total revenue                                      4,438       4,438       4,396       5,901       5,901       6,020       5,999
                                                   --------    --------    --------    --------    --------    --------    --------

Costs and expenses:
   Commission expense                                   602         602         788       1,143       1,143       1,782       1,485
   Sales and marketing                                  277         277         194         321         321         285         324
   Compensation and benefits                          1,832       1,832       1,911       2,528       2,528       2,438       1,981
   Operating expense                                  1,953       1,578       1,187       2,144       1,644       1,475       1,336
   Depreciation and amortization                         40          40          37          52          52          56          45
   Interest, net                                         47          47          47          60          60          48          46
                                                   --------    --------    --------    --------    --------    --------    --------
   Total costs and expenses                           4,751       4,376       4,164       6,248       5,748       6,084       5,217
                                                   --------    --------    --------    --------    --------    --------    --------

   Income (loss) from operations                       (313)         62         232        (347)        153         (64)        782
                                                   --------    --------    --------    --------    --------    --------    --------

Other expenses:
   Equity in loss of affiliate                           12          12          15          25          25           5           0
   Loss on sale of real estate                            0           0           0           0           0           0          65
                                                   --------    --------    --------    --------    --------    --------    --------
   Total other expenses                                  12          12          15          25          25           5          65
                                                   --------    --------    --------    --------    --------    --------    --------

   Income (loss) from continuing operations
   before income taxes                                 (325)         50         217        (372)        128         (69)        717
                                                   --------    --------    --------    --------    --------    --------    --------

   Income taxes                                           5           5           0           0           0           0          35
                                                   --------    --------    --------    --------    --------    --------    --------

   Income (loss) from continuing operations            (330)         45         217        (372)        128         (69)        682
                                                                                                               --------    --------

   Loss from discontinued operations                      0           0         162           0         223         128         392
                                                   --------    --------    --------    --------    --------    --------    --------

   Net income (loss)                                   (330)         45          55        (372)        (95)       (197)        290
                                                   --------    --------    --------    --------    --------    --------    --------

   Preferred share distributions                          0           7           8           0          11          13          15
                                                   --------    --------    --------    --------    --------    --------    --------

   Net income (loss) available to common
     shareholders                                  $   (330)   $     38    $     47    $   (372)   $   (106)   $   (210)   $    275
                                                   ========    ========    ========    ========    ========    ========    ========

   Net income (loss) per share                     $  (0.02)   $   0.00    $   0.00    $  (0.02)   $  (0.01)   $  (0.02)   $   0.02
                                                   ========    ========    ========    ========    ========    ========    ========

Other data (unaudited):
Cash flows provided by (used in)
Operating                                              (186)        189         313        (267)        233         158         593
Investing                                               (41)        (41)       (196)       (260)       (260)       (277)       (260)
Financing                                                18          11          (8)       (156)         13          (7)       (156)
Common shares outstanding                            17,101      12,974      12,888      16,965      12,871      12,863      12,782
Weighted average shares outstanding                  17,075      12,954      12,888      16,981      12,883      12,860      12,648
Ratio of EBITDA to fixed charges(1)                   (2.74)       1.46        3.27       (2.32)       1.95        0.30        7.62
EBITDA(1)                                          $   (238)   $    137    $    301    $   (260)   $    240    $     35    $    808

Balance sheet data (1995 unaudited):
Total assets                                       $  1,829    $  1,829    $  1,807                $  1,689    $  1,732    $  1,649
Total debt                                         $    643    $    643    $    550                $    575    $    496    $    441
Shareholders deficit                               $ (1,026)   $ (1,026)   $   (983)               $ (1,090)   $ (1,008)   $   (837)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) For purposes of these computations, EBITDA consists of income before interest expense, taxes, depreciation and amortization. Fixed charges include interest expense, depreciation and amortization, and preferred share distributions. Management believes that EBITDA provides additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative either to net income as an indicator of NAI's performance or to cash flows as a measure of its liquidity. EBITDA as disclosed by other Companies may not be comparable to the Company's calculation of EBITDA.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the Notes involves various risks. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus and incorporated herein and therein by reference, in connection with an investment in the Notes offered hereby.

Substantial Debt Obligations

     The pro forma debt of Kranzco at March 31, 1998, after giving effect to the consummation of the Exchange Offer, the subsequent Distribution and the Southeast Acquisition, would be $353,201,000, of which approximately $352,355,000 would be long-term debt. The pro forma ratio of Kranzco's debt to estimated value of Kranzco's real estate assets (as estimated by Kranzco's Board of Trustees (the "Kranzco Board") (the "Debt Ratio") at March 31, 1998, after giving effect to the consummation of the Exchange Offer, the subsequent Distribution and the Southeast Acquisition, would be approximately 57%. The incurrence of new debt subsequent to the consummation of the Exchange Offer and subsequent Distribution, could increase the debt service charges and the risk of default under instruments or agreements creating Kranzco's debt, which would have an adverse effect on Kranzco's net income and cash available for distributions to shareholders. There is no limitation on the amount of debt that Kranzco may incur. The $353,201,000 of pro forma debt of Kranzco referred to above will be due as follows: $846,000 in 1998; $7,637,000 in 1999; $43,440,000 in 2000; $4,576,000 in 2001; $3,600,000 in 2002; and $293,102,000 thereafter. In addition, 52 of the Properties are security for mortgage indebtedness of Kranzco.

Balloon Payments on Debt

     All of Kranzco's outstanding debt instruments require "balloon" payments for the outstanding principal balance at maturity. Kranzco's $50,000,000 secured first mortgage loan facility with Salomon Brothers Realty Corp. (the "Salomon Facility") is secured by 14 Properties and is due February 2000; Kranzco's seven-year real estate loan (the "Mortgage Loan") in the principal amount of $181,700,000, is secured by 27 Properties and is due in June 2003. The remainder of Kranzco's eleven mortgages have balloon indebtedness with due dates ranging from August 1999 to February 2009. See "Capitalization-Summary of Indebtedness" for the principal amounts, interest rates, and maturity dates on Kranzco indebtedness. In addition, Kranzco may finance future acquisitions with debt which may require a "balloon" payment for the outstanding principal balance at maturity. Kranzco's ability to pay the outstanding principal balance of its debt at maturity may depend upon its ability to refinance such debt, or to sell Properties. Kranzco has no commitments with respect to refinancing its debt. There can be no assurance that refinancing will be available on reasonable terms and conditions, that such sales are possible or that the amounts received from such refinancing or sales will be sufficient to make the required balloon payment on its debt. In fact, there are substantial restrictions on the ability to remove 27 Properties from the lien under the Mortgage Loan and similar restrictions may exist with respect to future indebtedness. If Kranzco cannot make a balloon payment when due, the lenders under its other debt may foreclose on the Properties securing the debt, which foreclosure would have a material adverse effect on Kranzco's business, assets and results of operations.

Floating Rate Debt

     The Salomon Facility, which as of March 31, 1998 had an outstanding principal balance of $14,000,000, and indebtedness of Kranzco with respect to Kranzco's East Main Centre in Spartanburg, South Carolina and Park Centre in Columbia, South Carolina, which currently have outstanding principal balances of approximately $2,800,000 and $4,480,000, respectively, currently bear interest at variable rates. As a result of variable interest rates on such debt and other debt Kranzco may incur in the future, an increase in interest rates could have an adverse effect on Kranzco's net income and cash available for distributions.

Subordination; Absence of Financial Covenants

     The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of Kranzco. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of Kranzco or upon acceleration of the Notes due to an Event of Default under the Indenture and in certain other events, the assets of Kranzco will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes then outstanding. The Indenture does not contain financial covenants and does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by Kranzco and its subsidiaries, and the incurrence of additional indebtedness and other liabilities by Kranzco and its subsidiaries could adversely affect Kranzco's ability to pay its obligations on the Notes. Kranzco anticipates that from time to time Kranzco and its subsidiaries will incur additional indebtedness, including Senior Indebtedness. See "Description of Notes--Subordination."

Balloon Payment on the Note

     Unless all or a portion of the Notes are converted prior to maturity, the entire principal amount of the Notes will be due at maturity. Kranzco's ability to pay the outstanding principal balance of its debt at maturity may depend upon its ability to refinance such debt, or to sell Properties. Kranzco has no commitments with respect to refinancing the Notes. There can be no assurance that refinancing will be available on reasonable terms and conditions, that such sales are possible or that the amounts received from such refinancing or sales will be sufficient to make the required balloon payment on the Notes.

Competition

     The leasing of real estate is highly competitive. All of the Properties are located in developed retail and commercial areas and there are generally numerous other neighborhood or community shopping centers within a five-mile radius of any given Property. In addition, there are generally one or more regional malls within a ten-mile radius of certain Properties.

     There are numerous developers and real estate companies which compete with Kranzco in seeking acquisition opportunities and locating tenants to lease vacant space, some of which may have greater financial resources than Kranzco. In addition, such developers or real estate companies may develop or acquire new shopping centers or regional malls, or renovate, refurbish or expand existing shopping centers or regional malls, in the vicinity of one or more of the Properties. Competition from such developers and real estate companies could have a material adverse effect on Kranzco's acquisition opportunities and ability to locate tenants to lease vacant space.

Real Estate Investment Risks

     General

     Various factors, many of which are beyond the control of and cannot be predicted by Kranzco, may affect the economic viability of the Properties. The Properties may be affected by risks generally associated with real estate investments, including, without limitation, adverse changes in general or local economic conditions, adverse changes in consumer spending patterns, local competitive conditions such as the supply of retail or commercial space or the existence or construction of new shopping centers, regional malls or other retail or commercial space, increased operating costs (including maintenance, insurance, debt service, lease payments and tenant improvement costs and real estate and other taxes), the attractiveness of the Properties to tenants and their customers, the need to comply with various federal, state and local laws, ordinances and regulations (including zoning and other regulatory restrictions on the use of the Properties), and the loss, bankruptcy or financial distress of tenants. In addition, certain significant operating expenses associated with the Properties (including maintenance, insurance, debt service, lease payment and tenant improvement costs and real estate and other taxes) generally are not reduced when circumstances cause a reduction in gross income from the Properties. If the Properties do not generate gross income sufficient to meet operating expenses, Kranzco's net income and ability to make cash distributions would be adversely affected.

     Dependence on Retail Industry

     Kranzco's performance is significantly affected by the market for retail space and, indirectly, the retail sector of the general or local economy. The market for retail space has been adversely affected in recent years by consolidation in the retail sector, the financial distress of certain large retailers and the excess amount of retail space in certain markets. To the extent that these conditions persist, they would have an adverse effect on Kranzco's net income and cash available for distributions to shareholders and Kranzco may not be able to obtain debt or equity financing on reasonable terms and conditions.

     Leasing Risks

     The ability of Kranzco to rent or relet unleased space is affected by many factors, which may include certain covenants typically found in leases with tenants in shopping centers, such as covenants which restrict the use of other space at such shopping center to those which are not competitive with such tenant. Changes in the abilities of tenants of the Properties to pay and perform their rental and other obligations under their respective leases and in Kranzco's ability to lease or relet Properties may cause fluctuations in Kranzco's cash flow, which, in turn, may affect the cash available for distributions to shareholders.

     Changes in Laws

     The Properties are subject to various federal, state and local regulatory requirements, including, without limitation, the Americans with Disabilities Act, which requires that buildings be made accessible to people with disabilities. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or the award of damages to private litigants. Kranzco believes the Properties to be in substantial compliance with all material federal, state and local regulatory requirements. There can be no assurance, however, that these regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by Kranzco or the tenants, which would adversely affect Kranzco's net income and cash available for distributions to shareholders.

     Illiquidity of Real Estate

     The illiquidity of real estate investments, the possibility of taxes imposed on a REIT such as Kranzco by the Internal Revenue Code of 1986, as amended (the "Code"), upon the sale of properties held for fewer than four years and restrictions placed on Kranzco on the removal of 27 of the Properties from the lien of the Mortgage Loan, will each serve to limit Kranzco's ability to vary its real estate holdings promptly in response to changes in economic or other conditions.

     Casualty; Sufficiency of Insurance

     Kranzco carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for the Properties with policy specifications, limits and deductibles customarily carried for similar properties. Kranzco currently believes it is adequately insured for all material risks of loss. However, there is no assurance that all such insurance will be available in the future or will be available at commercially reasonable rates. In addition, there can be no assurance that every loss affecting the Properties will be covered by insurance or that any such loss incurred by Kranzco will not exceed the limits of policies obtained. Should an uninsured loss occur, Kranzco's net income and cash available for distributions would be adversely affected.

     Default by Tenants; Financial Distress and Bankruptcy of Tenants

     Substantially all of Kranzco's income will be derived from rental payments from tenants of the Properties under their respective leases. In the event of a default by a tenant in its payment or performance of its rental or other obligations under its lease, Kranzco may experience delays and substantial cost in enforcing its rights and protecting its investment, including costs incurred in making substantial improvements or repairs to a property and re-leasing the property. In the event that a substantial number of tenants become financially distressed and so default, Kranzco's net income and cash available for distributions to shareholders would be adversely affected.

     During 1997, three of Kranzco's anchor tenants, Bradlees, Caldor and Rickels, were in bankruptcy under Chapter 11 of the United States Bankruptcy Code. In general, in a Chapter 11 proceeding, the tenant is required to pay the full rental to the landlord for the store on a current basis unless the lease is disaffirmed.

     The Bradlees stores are located in Bethlehem, Pennsylvania, Whitehall, Pennsylvania and Groton, Connecticut and are approximately 85,899, 85,120 and 85,120 square feet, respectively. The Bradlees stores represent approximately $2.2 million or 3.6% of Kranzco's annualized revenues; however, Stop & Shop Companies, Inc. is primarily liable for all payments and other obligations set forth in the three leases. Kranzco believes that these three leases are at or below market rental rates and, therefore, Kranzco would not have significant difficulty in leasing these stores if the leases were disaffirmed. The average annual rent paid by Bradlees for these locations is approximately $6.50 per square foot. Bradlees has closed its stores in Groton, Connecticut and Whitehall, Pennsylvania and has disaffirmed the leases. The Stop & Shop Companies, Inc. has commenced paying rent under the Groton, Connecticut and Whitehall, Pennsylvania leases.

     The Caldor stores are located in Towson, Maryland, Bristol, Pennsylvania and Hamilton Township, New Jersey and are approximately 94,600, 113,160 and 119,935 square feet, respectively. The Caldor stores represent approximately $2.5 million or 4.1% of Kranzco's annualized revenues. The Towson lease is guaranteed by The May Company. Effective November 1, 1996, Kranzco entered into an agreement to reduce the common area maintenance and real estate tax reimbursements at one of the Caldor locations by approximately $230,000 for each year in a five year period. Kranzco believes that these three leases are at or below market rental rates and, therefore, Kranzco would not have significant difficulty in leasing these stores if the leases were disaffirmed. The average annual rent paid by Caldor for these locations is approximately $6.15 per square foot.

     The Rickels stores are located in Phillipsburg, New Jersey and Yonkers, New York and both are approximately 50,000 square feet. Rickels disaffirmed the lease for the store located at Phillipsburg in November 1996. The rental for this store amounted to approximately $300,000 per year including reimbursements for operating expenses. Kranzco is actively pursuing a replacement tenant for the vacant Phillipsburg location. Rickels affirmed the lease at the Yonkers location. Rental for this store is approximately $1.1 million per year including reimbursements for operating expenses. Effective May 5, 1998, this lease was assigned to National Wholesale Liquidators Inc.

     Other tenants in Kranzco's portfolio that continue to pay current rent and operate their stores under Chapter 11 constitute individually and in the aggregate less than 1% of Kranzco's annualized 1997 revenues. Kranzco believes that it has adequately reserved for these tenants.

     There can be no assurance that any tenant of the Properties that has filed for bankruptcy protection will continue to pay or perform its rental or other obligations under its lease or that other tenants of the Properties will not file for bankruptcy protection in the future. If certain other tenants were to file for bankruptcy protection, a delay or substantial reduction in rental payments may occur which would adversely affect Kranzco's net income and cash available for distributions to shareholders.

     Possible Environmental Liabilities

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in such property. Such laws often impose such liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances, and the liability under certain such laws may be strict, joint and several unless the harm is divisible and there is a reasonable basis for allocating responsibility. The costs of any required remediation or removal of such substances may be substantial and the owner's or operator's liability therefor as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property and/or the aggregate assets of the owner or operator. The presence of hazardous or toxic substances, or the failure to properly remediate property affected by such substances, may adversely affect the market value of the affected property, as well as the owner's ability to sell or lease such property or to obtain financing using such property as collateral.

     None of the Properties is currently subject to an environmental claim, nor is Kranzco aware of any threatened environmental claim with respect to any of the Properties. Kranzco obtains Phase I environmental reports with respect to all properties prior to acquisition. In addition, Kranzco believes it is in substantial compliance with state and federal environmental laws. However, there can be no assurance that the Properties will not be subject to environmental claims in the future.

Consequences of Failure to Maintain Status as a REIT

     Kranzco has qualified to be taxed as a REIT commencing with its taxable year ended December 31, 1992 and intends to continue to qualify to be taxed as a REIT under the Code. There can be no assurance that Kranzco will be able to continue to operate in a manner so as to maintain its qualification as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Kranzco's control may impact its ability to qualify as a REIT under the Code. In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Kranzco, however, is not aware of any currently pending tax legislation or regulations that would adversely affect its ability to maintain its qualification as a REIT.

     If Kranzco fails to maintain its qualification as a REIT, Kranzco will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, and distributions, if any, to shareholders will no longer be deductible by Kranzco. In addition, unless entitled to relief under certain statutory provisions, Kranzco will also be disqualified from treatment as a REIT for the four taxable years following the year in which qualification was so lost. This treatment would reduce the net earnings of Kranzco available for investment or distribution to shareholders because of the additional tax liability to Kranzco for the year or years involved. In addition, during the period of disqualification, Kranzco would no longer be required by the Code to make any distributions as a condition to REIT qualification. To the extent that distributions to shareholders would have been made in anticipation of Kranzco's continuing to qualify as a REIT, Kranzco might be required to borrow funds or to liquidate certain of its investments on adverse terms to pay the applicable tax.

     The President's fiscal year 1999 budget proposal contains certain provisions that would affect the rules pertaining to the qualification and taxation of a REIT. None of these proposals, if enacted, is anticipated to have any material adverse tax consequences for Kranzco.

Reliance on Major Tenants

     As of March 31, 1998 Kranzco's four largest tenants were Pathmark Supermarkets, Caldor, Bradlees and Kmart, which represented approximately 5%, 4%, 4% and 3%, respectively, of Kranzco's annualized minimum rents. Both Caldor and Bradlees filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. See "-Real Estate Investment Risks" and "- Default by Tenants; Financial Distress and Bankruptcy of Tenants." No other tenant represented more than 2% of the aggregate annualized minimum rents of the Properties as of such date. The financial position of Kranzco and its ability to make distributions may be adversely affected by financial difficulties experienced by any such tenants, or any other major tenant of Kranzco, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

Geographic Considerations

     All of the Properties are located in 16 states (Arizona, Connecticut, Georgia, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina and Virginia). In addition, Properties located in the Commonwealth of Pennsylvania and the states of New York, Connecticut and Maryland generated 36% or $21,700,000 of revenues, 14% or $8,400,000 of revenues, 12% or $7,400,000 of revenues and 11% or $6,900,000 of revenues, respectively of Kranzco's revenues in fiscal year 1997, without giving effect to the Georgia Acquisition and the Southeast Acquisition. To the extent that general economic or other relevant conditions in the states in which the Properties are located decline and result in a decrease in consumer demand in these areas, the income from, and value of, these Properties may be adversely affected. The impact of any such general decline would affect Kranzco more significantly if it affected the states of Pennsylvania, New York, Connecticut and Maryland, or the Eastern United States as a whole.

Effect of Distribution Requirements

     In order to maintain its qualification as a REIT, Kranzco must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (which does not include net capital gains). Kranzco currently distributes to shareholders approximately 100% of its funds from operations (exclusive of nonrecurring items), which is in excess of 95% of Kranzco's REIT taxable income. The actual amount of Kranzco's future distributions to its shareholders will be based on the cash flows from operations from the Properties, Kranzco's other business activities, from any future investments and on Kranzco's net income.

     Under certain circumstances, Kranzco may be required to accrue as income for tax purposes interest and rent earned but not yet received. In such event, Kranzco could have taxable income without sufficient cash to enable Kranzco to meet the distribution requirements of a REIT. Accordingly, Kranzco could be required to borrow funds or to sell certain of its investments on adverse terms to meet such distribution requirements.

     Kranzco expects to continue to make acquisitions and sign leases that may require tenant improvements. As Kranzco must distribute 95% of its REIT taxable income to continue to qualify as a REIT, there may not be sufficient available cash in excess of distributions to fund future acquisitions or required tenant improvements. In such an event, the necessary funds for future acquisitions or required tenant improvements would have to be obtained, to the extent available, from net proceeds from the issuance of equity securities, the sale of existing investments and, to the extent consistent with Kranzco's strategy to maintain a conservative capital structure, bank and other institutional borrowings and the issuance of debt securities.

Anti-Takeover Effects of Ownership Limit, Maryland Law and a Staggered Board

     Under Kranzco's Declaration of Trust, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). The Declaration of Trust of Kranzco authorizes the Kranzco Board to take such action as may be required to preserve its qualification as a REIT and to limit any person, other than (i) Messrs. Norman M. Kranzdorf and Marvin Williams and (ii) any person approved by the Board, to direct or indirect ownership of 9.8% of the lesser of the number or value of the outstanding shares of beneficial interest of Kranzco; provided, however, in no event may the Kranzco Board grant an exemption from the foregoing ownership limitation to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of beneficial interest of Kranzco would result in the termination of Kranzco's status as a REIT. In connection with the acquisition of certain properties from Union Property Investors, Inc. ("UPI"), pursuant to the terms of the Series B Preferred Shares, the Kranzco Board granted an exemption from such ownership limitations to Leonard Mandor, the Chairman of the UPI Board and the Chief Executive Officer of UPI; Robert Mandor, the President and a director of UPI; and certain of their affiliates. In addition to the foregoing, the Articles Supplementary with respect to the Series D Preferred Shares authorize the Kranzco Board to take such action as may be required to preserve its qualification as a REIT for federal income tax purposes and to limit any person, other than persons who may be excepted by the Board, to direct or indirect ownership of 10% of the lesser of the number or the value of the total Series D Preferred Shares outstanding. Based on the foregoing, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of the outstanding shares of beneficial interest of Kranzco, thereby causing Kranzco to fail to qualify as a REIT.

     Under the Maryland General Corporation Law, as amended (the "MGCL"), as applicable to a Maryland REIT, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder.

     The ownership limits, as well as the ability of Kranzco to issue other classes of common and preferred shares of beneficial interest and certain other provisions of Maryland law, may delay, defer or prevent a change in control of Kranzco or other transaction that may be in the best interests of the shareholders and also may (i) deter tender offers for the Series D Preferred Shares, which offers may be attractive to the shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Series D Preferred Shares that might otherwise exist if an investor attempted to assemble a block of shares of beneficial interest of Kranzco in excess of 9.8% of the lesser of the number or value of the outstanding shares of beneficial interest of Kranzco or 10% of the lesser of the number or the value of the total Series D Preferred Shares outstanding or otherwise to effect a change in control of Kranzco.

     The Kranzco Board is divided into three classes of trustees. The terms of the first, second and third classes expire in 2000, 2001 and 1999, respectively. Each year one class of the Kranzco Board is elected by the shareholders. The staggered terms prevent the shareholders from voting on the election of more than one class of trustees at each annual meeting and thus, may delay a change in control of Kranzco or deter a bid for control of Kranzco even in a case where the holders of a majority of the outstanding Kranzco Common Shares believe a change in control would be in their interest.

Dependence on Key Personnel

     Kranzco is dependent on the efforts of its executive officers and trustees, particularly Norman M. Kranzdorf, the President and Chief Executive Officer and a member of the Board. The loss of his services could have an adverse effect on Kranzco's business, assets or results of operations.

Control by Trustees and Executive Officers

     Trustees and executive officers of Kranzco currently own beneficially approximately 3.26% of the outstanding Kranzco Common Shares (approximately 8.41% if they exercise all options granted to them under Kranzco share option plans and assuming all restricted Kranzco Common Shares are fully vested). Based on such share ownership and their positions with Kranzco, trustees and executive officers of Kranzco may have substantial influence on Kranzco and on the outcome of any matters submitted to Kranzco's shareholders for approval.

Changes in Investment and Financing Policies

     The investment and financing policies of Kranzco and its policies with respect to certain other activities, including growth, capitalization, debt levels, distributions, REIT status and operating policies, are determined by the Board. The Kranzco Board may amend or revise these policies from time to time at its discretion without a vote of the shareholders of Kranzco. See "Kranzco General Investment Strategies."

Shares Available for Future Sale

     No prediction can be made as to the effect, if any, that future sales of shares of beneficial interest, or the availability of shares of beneficial interest for future sale, will have on the market price of the Kranzco Common Shares. Sales of substantial amounts of Common Shares in the public market or the perception that such sales might occur could adversely affect the market price of the Kranzco Common Shares. As of July 2, 1998, there were 12,005,185 Kranzco Common Shares and Kranzco Common Share Equivalents outstanding and options outstanding to purchase an aggregate of 932,850 Kranzco Common Shares.

     The conversion of Kranzco Series B Preferred Shares into Kranzco Common Shares, the exercise of currently outstanding options of Kranzco and the issuance and exercise of additional options and warrants under Kranzco's 1992 Employee Share Option Plan, 1992 Trustee Share Option Plan and 1995 Management Incentive Plan, could adversely affect the market prices of the Kranzco Common Shares and the terms upon which Kranzco may obtain additional equity financing in the future.

     In addition, Kranzco has, and may in the future issue, Kranzco Common Shares or options or other securities convertible or exercisable into Kranzco Common Shares pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Kranzco Board from time to time. Kranzco may also issue Kranzco Common Shares or such options or securities to its employees in lieu of bonuses or to its trustees in lieu of trustee's fees. The issuance of a substantial number of Kranzco Common Shares, or options or other securities convertible or exercisable into a substantial number of Kranzco Common Shares, could adversely affect the market price of the Kranzco Common Shares.

Absence of Market For Notes; Liquidity of Common Shares

     Although the Notes have been registered under the Securities Act, there has been no public market for the Notes prior to this Exchange Offer, and there will be no public market for the Notes subsequent to the consummation of the Exchange Offer. The Notes are not transferable, other than by the laws of descent or distribution. Accordingly, the Notes are a highly illiquid investment. Kranzco plans to apply to have the underlying Kranzco Common Shares approved for listing on the NYSE, subject to official notice of issuance; however, except under limited circumstances, the Notes are not convertible into Kranzco Common Shares until a period of two years from the date of issuance. However, the Finns and Norma Finn have agreed not to convert the Notes into Kranzco Common Shares until three years from the date of issuance. There can be no assurance that, upon listing, Kranzco will continue to meet the criteria for continued listing of the Kranzco Common Shares on the NYSE. Prices for the Kranzco Common Shares will be determined in the marketplace and may be influenced by many factors, including interest rates, the liquidity of the market for the Kranzco Common Shares, investor perceptions of Kranzco, the market for similar securities, the volume of Kranzco Common Shares available for sale and general industry and economic conditions.

Potential Conflicts of Interest

     Upon consummation of the Exchange Offer and the Reincorporation Merger, Kranzco and NAI will have several common members on its Board of Trustees or Board of Directors, as the case may be, and have certain common executive officers. Kranzco and NAI will operate in a relationship governed by the Intercompany Agreement. In their relationship with Kranzco as a Client of NAI, Kranzco and NAI may have conflicting views on the manner in which services and opportunities are provided to Kranzco by NAI, or the manner in which opportunities are provided to NAI by Kranzco, pursuant to the Intercompany Agreement, and in the enforcement of the Intercompany Agreement. As a result, the trustees and executives of Kranzco (who serve in similar capacities at NAI) may well be presented with several decisions which provide them the opportunity to benefit Kranzco to the detriment of NAI or benefit NAI to the detriment of Kranzco. Such potential conflicts of interest will be present in all of the numerous transactions between Kranzco and NAI. There is a risk that the common management and members of the Boards of NAI and Kranzco will lead to conflicts of interest in connection with transactions between the two companies and opportunities presented to each of the companies. Although, the Intercompany Agreement attempts to minimize the conflicts which may arise due to the common management and Board membership, there is no assurance that it will successfully cover all conflicts, or that such conflicts may not negatively effect one or both companies. See "Proposed Related Transaction--The Intercompany Agreement" for a description of the relationship between Kranzco and NAI and the Intercompany Agreement.

            It is intended that each of Gerald C. Finn, Co-Chairman and Chief Executive Officer of NAI, and Jeffrey M. Finn, President and Chief Operating Officer of NAI, will be required to spend all of his respective business time working for NAI. However, Mr. Finn is a nominee to the Board of Trustees of Kranzco, and will also owe a duty to the shareholders of Kranzco. In addition, pursuant to the Intercompany Agreement, NAI has agreed to cause Norman M. Kranzdorf to serve as the Co-Chairman of NAI, Robert H. Dennis to serve as the
     Chief Financial Officer of NAI, and Michael Kranzdorf to serve as the Chief Information Officer of NAI, in each case for a period of three years. Each of Messrs. N. Kranzdorf, Dennis and M. Kranzdorf are also officers of Kranzco and will devote a majority of their time to Kranzco. Although each of Messrs. N. Kranzdorf, Dennis, and M. Kranzdorf is committed to the success of NAI they are also committed to the success of Kranzco, and none of Messrs. N. Kranzdorf, Dennis, and M. Kranzdorf is committed to spending a particular amount of time on NAI's or Kranzco's affairs, nor will any of them devote his full time to NAI or Kranzco.

Risks of Intercompany Agreement; Restrictions on NAI's Opportunities

     NAI and Kranzco are entering into an Intercompany Agreement to provide both Kranzco and NAI with first opportunity rights or first notification rights with respect to certain business opportunities. See

"Proposed Related Transactions--Intercompany Agreement." While the Intercompany Agreement grants NAI certain first notification rights with respect to providing certain brokerage and Real Estate-Related Services to Kranzco, Kranzco is not required to enter into an agreement to purchase such services from NAI. Accordingly, there is no assurance that the Intercompany Agreement will result in any revenues to NAI, or that the benefits anticipated therefrom will be realized. Similarly, although the Intercompany Agreement provides Kranzco with certain first opportunity rights with respect to retail properties for sale which NAI is aware of through the Network or otherwise, there is no assurance that NAI will provide Kranzco with any opportunities or that Kranzco will be able to, or will desire to, purchase such properties. Accordingly, the benefit to Kranzco of having greater access to retail properties which become available for sale, and the benefit to NAI, of increased revenue from transactions with Kranzco, may not be realized.

     The Intercompany Agreement restricts NAI's opportunities in certain instances. Although NAI does not currently invest in real estate, it may determine to acquire properties in the future. Under the Intercompany Agreement, NAI has agreed not to acquire or make investments in retail properties unless it has notified Kranzco of the acquisition or investment opportunity, and Kranzco has determined not to pursue such acquisition or investment. In addition, the Intercompany Agreement provides that NAI may not enter into any type of strategic relationship with any other REIT or real estate investment or operating type entity without the prior written consent of Kranzco. NAI, however, is permitted under the Intercompany Agreement to solicit assignments from other REITs or real estate investment or operating type entities with respect to the purchase, sale or lease of real estate or the provision of Real Estate-Related Services, subject to Kranzco's first opportunity rights. See "Proposed Related Transactions--Intercompany Agreement." The restrictions imposed by the Intercompany Agreement may prohibit NAI from pursuing business opportunities which it believes may be beneficial.

Limited Experience in Certain Areas

     NAI anticipates expanding the scope of its business beyond its current focus on real estate brokerage transactions to the broader delivery of its Real Estate-Related Services. NAI is not currently engaged in any negotiations to provide for the acquisition or development of such Real Estate-Related Services, and there is no assurance that NAI will be able to acquire, develop or provide additional Real Estate-Related Services in the future.

Effects of Reincorporation Merger

     Immediately following the consummation of the Exchange Offer, NAI Delaware will merge with and into NAI Maryland. The Reincorporation Merger will result in each NAI Delaware Share being converted into 1.318087 NAI Maryland Shares and the adoption of certain anti-takeover provisions. See "--Institution of Anti-takeover Measures; Anti-takeover Effect of Certain Provisions of Maryland Law and of NAI Maryland's Charter and Bylaws" below for a description of certain anti-takeover provisions. NAI Stockholders should consider the effect of the Reincorporation Merger in making the decision as to whether to tender because, in aggregate, NAI Stockholders will retain ownership of 20% of the outstanding NAI Shares after the consummation of the Exchange Offer.

No Commitments to Purchase and No Minimum Size of Rights Offering or Concurrent Offering

     NAI does not have a written commitment from any person to purchase any of the Underlying Shares pursuant to the Rights Offering or to purchase any Excess Shares or Additional Shares pursuant to the Concurrent Offering. However, the Finns have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares. In addition, no minimum amount of proceeds is required for NAI to consummate the Rights Offering or the Concurrent Offering. Accordingly, no assurances can be given as to the amount of gross proceeds that NAI will realize from the Rights Offering or the Concurrent Offering. NAI may not be able to achieve all the benefits it would otherwise anticipate from the strategic relationship with Kranzco and the Proposed Related Transactions if less than all of the Underlying Shares and Additional Shares are sold. See "The Rights Offering" and "The Concurrent Offering."

Certain Proceeds of the Rights Offering and the Concurrent Offering to Affiliates; Benefits to Insiders

     Approximately $441,235 of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay principal indebtedness owed by NAI and its subsidiaries to Gerald C. Finn, a director and officer of NAI, and Norma J. Finn, an officer of NAI, which bear interest at rates ranging from 10% to 12%. See "The Concurrent Offering--Use of Proceeds" for a description of such indebtedness.

     In connection with the Proposed Related Transactions, NAI has entered into employment agreements with each of Gerald C. Finn and Jeffrey M. Finn. See "Management--Employment Agreements." In addition, in connection with the Proposed Related Transactions, certain officers and directors of NAI will receive options to purchase NAI Shares under the NAI 1998 Stock Option Plan, and will be eligible to participate in the NAI 1998 Bonus Compensation Plan and the NAI 1998 Incentive Plan. See "NAI Management--1998 Incentive Plan" and "--1998 Stock Option Plan."

Institution of Anti-takeover Measures; Anti-takeover Effect of Certain Provisions of Maryland Law and of NAI Maryland's Charter and Bylaws

     Certain provisions of NAI Maryland's Charter (the "Charter") and bylaws (the "Bylaws") could have the effect of discouraging a third party from pursuing a non-negotiated takeover of NAI or could delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interests of NAI Stockholders.

     Staggered Board. NAI's Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of NAI even though a tender offer or change in control might be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws -- Classification of the Board of Directors."

     Blank Check Stock. The Charter authorizes the Board of Directors to cause NAI to issue additional authorized but unissued shares of NAI common stock and to classify or reclassify any unissued shares of stock of NAI in one or more classes or series of stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Securities -- Common Stock" and "--Preferred Stock" and "-- Power to Issue Additional Shares of Common Stock and Preferred Stock." Although the Board of Directors has no such intention at the present time, it could establish a series of NAI Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders.

     Maryland Business Combination Law. Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its common shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws--Business Combinations."

     Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Bylaws of NAI contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of NAI's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. If such provision is amended or eliminated, the control share acquisition provisions of the MGCL could have the effect of delaying, deferring or preventing a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws--Control Share Acquisitions."

     Other Provisions. The Charter and Bylaws of NAI also contain other provisions that may delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws--Removal of Directors" and "--Advance Notice of Director Nominations and New Business."

            KRANZCO'S OPERATING, ACQUISITION AND FINANCING STRATEGIES

Operating Strategies

     Kranzco's primary business objective is to achieve growth in its funds from operations by enhancing the operating performance of the Properties and, through selective acquisitions, the value of its portfolio. Kranzco's operating strategies are to: (i) focus on the neighborhood and community shopping center business; (ii) actively manage its properties for long-term growth in funds from operations and capital appreciation; (iii) increase portfolio occupancy by capitalizing on management's reputation and long-standing relationships with national and regional tenants and extensive experience in marketing to local tenants, as well as the negotiating leverage inherent in a large portfolio of properties; (iv) maintain, renovate, expand and reconfigure its properties; (v) optimize the tenant mix in each shopping center; (vi) develop or ground lease outparcels or expansion areas existing from time to time at its properties for use as restaurants, banks, auto centers, cinemas or other facilities; and (vii) benefit from economies of scale by spreading overhead expenses over a larger asset base.

Acquisition Strategies

     Kranzco intends to make acquisitions in a manner consistent with the requirements of the Code applicable to REITs and related regulations with respect to the composition of Kranzco's portfolio and the derivation of income unless, because of circumstances or changes in the Code (or any related regulation), the Kranzco Board determines that it is no longer in the best interests of Kranzco to qualify as a REIT. Kranzco's acquisition strategy is to opportunistically acquire properties which need replacement anchor tenants or where Kranzco's management expertise and reputation can enhance value. Although this strategy includes acquiring and rehabilitating properties in markets where it currently owns properties and in new markets with strong demographic characteristics in order to reduce Kranzco's sensitivity to regional economic cycles. Kranzco has not designated any specific geographic region for expansion. Kranzco does not intend to invest in excess of 15% of its assets in any single property.

     Kranzco will generally acquire a 100% fee simple or leasehold interest in real property consistent with Kranzco's acquisition strategies set forth above. However, Kranzco may make equity investments through joint ventures with developers, owners or other persons which may provide for, among other terms,
(i) a cumulative preference as to cash distributions; (ii) a participation in net cash flows from operations; and (iii) a participation in the appreciation of the value of the underlying real property. Kranzco contemplates that it would maintain at least equal control over the underlying real property to be operated by any joint venture (including possibly the day-to-day management of the real property) and additional investments in or sale or financing of such underlying real property. Kranzco may also acquire investments in real property or real estate oriented companies through issuance of debt or equity securities in exchange for investments or by such other methods as the Trustees deem to be in the best interests of Kranzco. In the past, Kranzco has not invested in real estate mortgages, and does not currently intend to invest in such securities in the future.

Financing Strategies

     Kranzco intends to maintain a ratio of debt to estimated value of Kranzco's real estate assets (as determined by the Kranzco Board, taking into consideration the tenants in occupancy, gross rental revenues, geographic location and other factors affecting the value of Kranzco's properties) ("Debt Ratio") of generally not more than 60%. At March 31, 1998, on a pro forma basis after giving effect to the Exchange Offer, the Proposed Related Transactions and the Southeast Acquisition, Kranzco had a Debt Ratio of approximately 57% and a ratio of debt to total market capitalization, based upon the closing price of Kranzco's stock on the New York Stock Exchange as of March 31, 1998, of approximately 56%. Kranzco intends to finance acquisitions with the most appropriate sources of capital, as determined by the Trustees, which may include available cash flows from operations, the issuance of equity securities, the sale of investments and bank and other institutional borrowings and the issuance of debt securities. Future borrowings by Kranzco for acquisitions may be either on a secured or unsecured basis. In this regard, in addition to its $181,700,000 Mortgage Loan, Kranzco has obtained several credit facilities as described below.

     In 1995, Kranzco obtained a $1.0 million unsecured credit facility from Corestates Bank, N.A. (the "Corestates Facility"). Amounts borrowed under the line of credit bear interest at the bank's prime rate. As of March 31, 1998, there were no borrowings outstanding under the Corestates Facility. The facility was extended in 1997 through December 31, 1998.

     In November 1996, Kranzco obtained a $3.0 million secured line of credit facility from Bank Leumi Trust Company of New York (the "Bank Leumi Facility"). Amounts borrowed under the Bank Leumi Facility will bear interest at 50 basis points above that bank's reference rate. Borrowings under the Bank Leumi Facility are secured by a first mortgage lien on the Golfland Shopping Center in Orange, Connecticut. There were no borrowings outstanding under this facility as of March 31, 1998. The expiration date of the Bank Leumi Facility was extended in 1997 to June 30, 1998. Kranzco is currently engaged in discussions regarding the extension of the Bank Leumi Facility.

     In February 1997, Kranzco obtained the Salomon Facility, a secured first mortgage loan facility of up to $50 million from Salomon Brothers Realty Corp. (the "Salomon Facility"). Fourteen of Kranzco's properties secure the Salomon Facility. Amounts borrowed under the Salomon Facility will bear interest at a rate equal to one month London Interbank Offering Rate ("LIBOR") plus 175 basis points. The term of the Salomon Facility is for two years, with an option for a one year renewal. As of March 31, 1998, Kranzco had $14 million of outstanding borrowings under this facility. The Salomon Facility provides that the consolidated debt of Kranzco may not exceed 70% of Kranzco's market capitalization, including Kranzco's outstanding preferred shares of beneficial interest. In addition, the Salomon Facility provides that the ratio of consolidated income available for service cannot be less than 1.75 to 1.

     Kranzco does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. There are currently no restrictions on the amount of debt that Kranzco may incur.

                     KRANZCO'S GENERAL INVESTMENT STRATEGIES

Permitted Investments and Activities

     Kranzco intends to make acquisitions in a manner consistent with the requirements of the Code applicable to REITs and related regulations with respect to the composition of Kranzco's portfolio and the derivation of its income. See "Material United States Federal Income Tax Considerations." Kranzco has the authority to offer its shares of beneficial interest or other senior securities in exchange for property and to repurchase or otherwise reaquire Shares or any other securities.

     Kranzco may acquire securities of other REITs or other issuers or purchase or otherwise acquire its own Shares. However, except for the Exchange Offer and the Proposed Related Transactions, Kranzco does not anticipate investing in issuers of securities, other than REITs, for the purpose of exercising control or underwriting securities of other issuers or acquiring any investments primarily for sale in the ordinary course of business or to hold any investments with a view to making short-term profits from their sale. In any event, Kranzco does not intend that its investments in securities will require Kranzco to register as an "investment company" under the Investment Company Act of 1940, and Kranzco will divest securities before any such registration would be required. Although Kranzco may make loans to other entities or persons, it has not done so in the past. In the future, the Board will consider any transaction involving loans to other entities or persons on a case by case basis.

     The Declaration of Trust of Kranzco permits the trustees, without the approval of shareholders, to alter Kranzco's operating, acquisition, financing and investment strategies if they determine in the future that such a change is in the best interests of Kranzco and its shareholders.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for Kranzco for the periods indicated:

                                                              KRANZCO REALTY TRUST
                            ---------------------------------------------------------------------------------------------------
                            Three Months Ended March 31,                      For the 12 Months Ended Dec. 31,
                            ----------------------------     ------------------------------------------------------------------
                                     1998                    1997             1996             1995          1994          1993
                                     ----                    ----             ----             ----          ----          ----
Ratio of Earnings
  to Fixed Charges                   1.19                    1.27(1)          1.41(2)          1.50          1.72          1.99
                                     ====                    ====             ====             ====          ====          ====

(1)  Excludes a $467,000 extraordinary loss on early extinguishment of debt.

(2)  Excludes $11,052,000 extraordinary loss on refinancing.

(3) After giving effect to the Southeast Acquisition, the ratio of earnings to fixed charges would have been 1.10 for the three months ended March 31, 1998 and 1.13 for the 12 months ended December 31, 1997.

     For purposes of computing the ratio of earnings to fixed charges: (a) earnings have been based on income (loss) from continuing operations before fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of deferred financing costs (including amounts capitalized) and distributions on the Series A-1 Preferred Shares of Beneficial Interest of Kranzco, the Series B Preferred Shares, the Series C Preferred Shares of Beneficial Interest of Kranzco and the Series D Preferred Shares of Beneficial Interest of Kranzco.

                             KRANZCO CAPITALIZATION

Capital Structure

     The following table sets forth the consolidated capitalization of Kranzco
(i) as of March 31, 1998 and (ii) as adjusted to give effect to the consummation of the Exchange Offer, the subsequent Distribution and the Southeast Acquisition.


                                                                            As of March 31, 1998
                                                                            --------------------
                                                                               (In thousands)

                                                                          Actual       As adjusted
                                                                          ------       -----------
Debt:
     Mortgage Loan ...............................................      $ 181,700       $ 181,700
     Credit Facilities ...........................................         14,000          36,000
     Mortgage Loans ..............................................         61,501         127,501
     6% Callable Convertible Subordinated Notes ..................              0           8,000
                                                                        ---------       ---------

                    Total debt ...................................        257,201         353,201
                                                                        ---------       ---------

Redeemable preferred shares:
     Series C cumulative redeemable preferred shares of
       beneficial interest, 395,834 shares authorized,
       178,200 shares issued and outstanding .....................          1,782           1,782
                                                                        ---------       ---------

Beneficiaries' equity:
     Series A-1 increasing rate
       cumulative convertible preferred shares of
       beneficial interest, 11,155 shares authorized,
       11,155 shares issued and outstanding ......................              1               1
     Series B-1 and B-2 cumulative convertible preferred shares of beneficial interest, 2,470,000 shares authorized,
       1,183,331 shares issued and outstanding ...................             12              12
     Series D cumulative redeemable preferred shares
       of beneficial interest, 2,070,000
       shares authorized, 1,800,000 issued and
       outstanding ...............................................             18              18
     Common shares of beneficial interest, $0.01 par
       value per share; 10,444,054 shares issued
       and outstanding ...........................................            104             104
     Capital in excess of par value ..............................        261,647         261,647
     Cumulative net income available for
       common shareholders .......................................         35,465          35,465
     Cumulative distributions on common
       shares of beneficial interest .............................       (101,784)       (108,804)
                                                                        ---------       ---------
                                                                          195,463         188,443

     Unearned compensation on restricted
       shares of beneficial interest .............................           (123)           (123)
                                                                        ---------       ---------

                    Total beneficiaries' equity ..................        195,340         188,320
                                                                        ---------       ---------

                    Total capitalization .........................      $ 454,323       $ 543,303
                                                                        =========       =========

Summary of Indebtedness

     The following is a summary, as of March 31, 1998, of the significant terms of the indebtedness of Kranzco which will remain outstanding after the Offer. The amounts reflected below are in thousands, other than the interest rates.


                                                                               Principal Balance      Interest
Indebtedness                              Property and Location                 March 31, 1998          Rate          Maturity Date
------------                              ---------------------                 --------------          ----          -------------
Mortgage Loan.........................    27 Properties in                         $181,700             7.96%            June 2003
                                          various locations
Salomon Facility......................    14 Properties in                           14,000             7.44%(1)       February 2000
                                          various locations
Mortgage..............................    Marumsco-Jefferson                         15,744             9.38%            July 2004
                                          Plaza in Woodbridge, VA
Mortgage..............................    The Village at                             10,557             9.22%           August 2006
                                          Mableton in Atlanta, GA
Mortgage..............................    Park Plaza in Douglasville, GA              3,345             8.25%         September 2001
Mortgage..............................    Holcomb Bridge Crossing                     6,490             8.20%          November 2000
                                          in Roswell, GA
Mortgage..............................    Builder's Square in Flint, MI               2,769             8.50%          October 2006
Mortgage..............................    East Main Centre in                         2,800             7.88%          January 2003
                                          Spartanburg, SC
Mortgage..............................    Park Centre in Columbia, SC                 4,480             7.63%           April 2003
Mortgage..............................    Campus Village in                           2,660             8.00%          December 2002
                                          College Park, MD
Mortgage..............................    Coral Hills in Coral Hills, MD              6,513            10.50%           August 1999
Mortgage..............................    Cary Plaza in Cary, NC                      1,440             7.88%          February 2009
Mortgage..............................    Northpark Plaza in Macon, GA                4,703             7.75%          January 2003
Callable Subordinated Con-
vertible Notes due 2008...............                                                8,000             6.00%            Due 2008
                                                                                      -----

Total                                                                              $265,201
                                                                                   ========


----------
(1) The Salomon Facility bears interest at a rate equal to one month LIBOR plus 175 basis points, which interest rate was 7.44% at March 31, 1998.

                 KRANZCO SELECTED FINANCIAL AND OPERATING DATA
           (In thousands, except ratio, property and per share data )

     The following table sets forth selected financial, operating and other data on a historical basis for Kranzco. Also set forth below are selected pro forma financial, operating and other data for Kranzco at and for the three months ended March 31, 1998 and the year ended December 31, 1997. The pro forma balance sheet data as of March 31, 1998 has been prepared as if the Exchange Offer, the subsequent Distribution, the Rights Offering and the Concurrent Offering had occurred on March 31, 1998. The pro forma operating and other data for the three months ended March 31, 1998 have been prepared as if the Exchange Offer, the subsequent Distribution, the Rights Offering and the Concurrent Offering had occurred on January 1, 1998. The pro forma operating and other data for the year ended December 31, 1997 have been prepared as if the foregoing transactions had occurred on January 1, 1997. The pro forma financial and operating data do not give effect to the Concurrent Offering and the Rights Offering, and are not necessarily indicative of what the actual financial position or results of operations of Kranzco would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. The five year selected historical data is incorporated by reference from Kranzco's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.


                                                  Three Months Ended March 31,                Year Ended December 31,
                                              ----------------------------------    ----------------------------------------------
                                              Pro Forma               Historical    Pro Forma              Historical
                                              ---------               ----------    ---------     --------------------------------
                                                1998        1998         1997         1997         1997          1996         1995
                                                ----        ----         ----         ----         ----          ----         ----
                                            (unaudited)  (unaudited)  (unaudited) (unaudited)
OPERATING DATA:
   Revenue:
   Minimum rent ...........................  $  15,484    $  13,407    $  10,929    $  61,679    $  47,579    $  41,665   $  40,259
   Percentage rent ........................        330          310          268        1,382        1,163        1,042       1,044
   Expense reimbursements .................      3,017        2,839        2,697       12,812       11,165       11,732      10,988
   Interest income ........................        123          123           54          278          278          624         902
   Other income ...........................        153           28           31          627          127          117         277
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------

   Total revenue ..........................     19,107       16,707       13,979       76,778       60,312       55,180      53,470
                                             =========    =========    =========    =========    =========    =========   =========

Expenses:
   General and administrative, interest
    and property operating costs ..........     11,712        9,585        8,654       46,624       36,694       35,514      32,690
   Depreciation and amortization ..........      4,044        3,450        2,859       16,160       12,534       11,194      10,903

Income before extraordinary charge and
 before preferred distributions ...........      3,351        3,672        2,466       13,994       11,084        8,472       9,877

Extraordinary charge from early
   extinguishment of debt
   and debt refinancing ...................          0            0            0            0          467       11,052           0
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------

Net income (loss) .........................  $   3,351    $   3,672    $   2,466    $  13,994    $  10,617    $  (2,580)  $   9,877
                                             =========    =========    =========    =========    =========    =========   =========

Income before extraordinary
  items per share .........................  $    0.13    $    0.16    $    0.19    $    0.54    $    0.73    $    0.75   $    0.91

Distributions per share ...................  $    0.48    $    0.48    $    0.48    $    1.92    $    1.92    $    1.92   $    1.92

Other Data (unaudited):
Cash flows provided by (used in)
Operating .................................      7,098        6,875        5,910       31,056       24,720       18,459      20,449
Investing .................................    (98,557)      (3,557)      (3,118)    (122,551)     (27,551)      (3,059)     (4,524)
Financing .................................     86,707       (8,293)       2,598)      99,150        8,953      (16,228)    (13,720)
Funds from operations (1) .................  $   5,185    $   4,962    $   4,723    $  20,961    $  19,428    $  18,313   $  19,278
Preferred share distributions .............  $   2,013    $   2,013    $     465    $   8,368    $   3,565    $     695   $     485
Ratio of earnings to fixed charges(2) .....       1.11         1.19         1.37         1.13         1.27         1.41        1.50
Ratio of funds from operations
 to fixed charges(3) ......................       1.53         1.64         1.89         1.54         1.77         1.97        2.05
Total Properties (at end of period) .......         68           59           54           68           59           38          38

Total gross leasable area in sq. ft
   (at end of period, in thousands) .......      9,000        7,600        7,000        9,000        7,600        5,700       5,700

Balance Sheet Data (at end of
   period):
Real estate, before accumulated
   depreciation ...........................  $ 578,091    $ 491,091    $ 438,454                 $ 484,741    $ 370,491    $ 368,073
Total assets ..............................  $ 554,630    $ 465,650    $ 423,117                 $ 466,220    $ 359,157    $ 372,983
Total debt ................................  $ 353,201    $ 257,201    $ 246,034                 $ 255,124    $ 212,590    $ 204,247
Kranzco Series C Preferred Shares .........  $   1,782    $   1,782    $   3,564                 $   2,228    $       0    $       0
Beneficiaries' equity .....................  $ 188,320    $ 195,340    $ 153,501                 $ 198,112    $ 137,013    $ 159,882

----------
(1)  Funds From Operations


                                                    Three Months Ended March 31,                 Year Ended December 31,
                                                   -----------------------------      -------------------------------------------
                                                   Pro Forma        Historical         Pro Forma              Historical
                                                   ---------    ----------------       ---------     ----------------------------
                                                     1998       1998        1997         1997        1997       1996         1995
                                                     ----       ----        ----         ----        ----       ----         ----
                                                 (unaudited) (unaudited) (unaudited) (unaudited)
Net income available to common shareholders         1,338       1,659       2,001       5,159       7,052      (3,274)       9,392

Loss on sale of real estate and extraordinary
  items                                                --          --          --         467         467      11,115         --
Amortization of leasing costs                          86          86          63         385         385         337          228
Depreciation of investment in real estate           3,761       3,217       2,659      14,950      11,524      10,135        9,658

Funds From Operations                               5,185       4,962       4,723      20,961      19,428      18,313       19,278


     Management generally considers Funds From Operations to be a useful measure of the operating performance of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds From Operations has been calculated in accordance with the definition of funds from operations" clarified by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") generally as net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (in each case only on real estate related assets) and after adjustments for unconsolidated partnerships and joint ventures, less preferred share distributions. Funds From Operations does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. Funds From Operations should not be considered as a substitute for net income as an indication of Kranzco's performance or as a substitute for cash flows as a measure of its liquidity. Furthermore, Funds From Operations as disclosed by other REIT's may not be comparable to Kranzco's calculation of Funds From Operations.

(2) For purposes of these computations, earnings consist of income before extraordinary charges, if any, plus preferred share distributions, interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and preferred share distributions.

(3) For purposes of these computations, Funds From Operations include interest, preferred share distributions, and amortization of debt expense. Management believes that the ratio of Funds From Operations to fixed charges in a useful measure of a REIT's ability to generate sufficient funds to meet its future financing costs. This ratio does not represent cash flows from financing activities as defined by GAAP and may not be comparable to other REITs.

                         KRANZCO REALTY TRUST PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     The accompanying financial statements present the unaudited pro forma combined condensed Balance Sheet of Kranzco as of March 31, 1998 and the unaudited pro forma combined condensed Statements of Operations of Kranzco for the three months ended March 31, 1998 and for the year ended December 31, 1997, in each case after giving effect to the Exchange Offer and the subsequent Distribution (the "Transactions") and the Southeast Acquisition.

     The unaudited pro forma combined condensed Balance Sheet as of March 31, 1998 is presented as if the Transactions and the Southeast Acquisition occurred on March 31, 1998. The unaudited pro forma combined condensed Statements of Operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 are presented as if the Transactions and the Southeast Acquisition had occurred on January 1, 1997. However, the unaudited pro forma combined condensed Balance Sheet as of March 31, 1998 and the unaudited pro forma condensed statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 do not reflect the impact of the Rights Offering or the Concurrent Offering.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of Kranzco. The assumptions give effect to the Transactions and the Southeast Acquisition in accordance with generally accepted accounting principles, the entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of Kranzco incorporated by reference into this Prospectus.

                              KRANZCO REALTY TRUST
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              As of March 31, 1998
                                   (Unaudited)

                                                                 Kranzco       Southeast        Exchange                   Pro Forma
                                                              (Historical)    Acquisition        Offer        Distribution   Total
                                                              ------------    -----------        -----        ------------   -----
                                                                                 (A)              (B)             (C)
                                                                               (Dollar amounts in thousands)
Assets:
Shopping centers, at cost, net ...........................     $ 441,063      $  87,000     $       0      $       0      $ 528,063
Cash and marketable securities ...........................         6,448              0             0              0          6,448
Restricted cash ..........................................         1,185              0             0              0          1,185
Rents and other receivables, net .........................         9,732              0             0              0          9,732
Prepaid expenses .........................................         2,067              0             0              0          2,067
Deferred financing costs, net ............................         1,828          1,000             0              0          2,828
Other deferred costs, net ................................         2,155              0             0              0          2,155
Other assets .............................................         1,172              0             0              0          1,172
Investment in NAI ........................................             0                        8,000         (7,020)           980
                                                               ---------      ---------     ---------      ---------      ---------
Total assets .............................................     $ 465,650      $  88,000     $   8,000      $  (7,020)     $ 554,630
                                                               =========      ---------     =========      =========      =========

Liabilities:
Mortgages and notes payable ..............................     $ 257,201      $  88,000     $   8,000      $       0      $ 353,201
Tenant security deposits .................................         1,364              0             0              0          1,364
Accounts payable and accrued expenses ....................         2,772              0             0              0          2,772
Other liabilities ........................................           574              0             0              0            574
Distributions payable ....................................         6,617              0             0              0          6,617
                                                               ---------      ---------     ---------      ---------      ---------
Total liabilities ........................................       268,528         88,000         8,000              0        364,528
                                                               ---------      ---------     ---------      ---------      ---------

Series C Preferred Shares ................................         1,782              0             0              0          1,782

Beneficiaries Equity:
Common shares and Preferred shares .......................           135              0             0              0            135
Capital in excess of par value ...........................       261,647              0             0              0        261,647
Cumulative net income available to common
  shareholders ...........................................        35,465              0             0              0         35,465
Cumulative distributions on common shares ................      (101,784)             0             0         (7,020)      (108,804)
                                                               ---------      ---------     ---------      ---------      ---------
                                                                 195,463              0             0         (7,020)       188,443

Unearned compensation on restricted common shares ........          (123)             0             0              0           (123)
                                                               ---------      ---------     ---------      ---------      ---------
Total beneficiaries' equity ..............................       195,340              0             0         (7,020)       188,320
                                                               ---------      ---------     ---------      ---------      ---------

Total liabilities, Series C Preferred Shares
  and beneficiaries' equity ..............................     $ 465,650      $  88,000     $   8,000      $  (7,020)     $ 554,630
                                                               =========      =========     =========      =========      =========

            NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA COMBINED
                CONDENSED BALANCE SHEET FOR KRANZCO REALTY TRUST
                              As of March 31, 1998

                                                                                                                   (Dollar and share
                                                                                                                      amounts in
                                                                        Acquired                Recapitalized          thousands)
(A) Adjustment to reflect the Southeast Acquisition:
Purchase Price                                                                                                       $      84,750
Costs                                                                                                                        2,250
                                                                                                                     -------------
Total                                                                                                                       87,000

Deferred financing costs                                                                                                     1,000
                                                                                                                     -------------
Total assets                                                                                                         $      88,000
                                                                                                                     =============

First mortgage                                                                                                       $      66,000
Credit lines                                                                                                                22,000
                                                                                                                     -------------
Total debt                                                                                                           $      88,000
                                                                                                                     =============

(B) Adjustment to reflect acquisition of 80% of NAI:
Shares                                                                  10,380                     13,661
Purchase Price                                                                                                       $       8,000
                                                                                                                     -------------
Issuance of Callable Subordinated Convertible Notes                                                                  $       8,000
                                                                                                                     =============

(C) To reflect the distribution of NAI shares to
Kranzco's shareholders: Shares distributed                              11,987                      Basis            $       7,020
                                                                                                                     =============

                              KRANZCO REALTY TRUST
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    for the Three Months Ended March 31, 1998
                                   (Unaudited)


                                                                 Kranzco             Southeast                            Kranzco
                                                              (Historical)          Acquisition        Transactions     (Pro Forma)
                                                              ------------          -----------        ------------     -----------
                                                                                         (I)
                                                                  (Dollar and share amounts in thousands except per share amounts)
REVENUE:
      Minimum rent......................................    $        13,407         $     2,077         $       0      $     15,484
      Percentage rent...................................                310                  20                 0               330
      Expense reimbursements............................              2,839                 178                 0             3,017
      Other income......................................                 28                   0               125(C)            153
      Interest income...................................                123                   0                 0               123
                                                            ---------------         -----------          --------       -----------
      Total revenue.....................................             16,707               2,275               125            19,107
                                                            ---------------         -----------          --------       -----------

EXPENSES:
      Interest..........................................              4,871               1,733 (J)           120(C)          6,724
      Depreciation and amortization.....................              3,450                 594 (K)             0             4,044
      Real estate taxes.................................              1,804                 123                 0             1,927
      Operations and maintenance........................              2,101                 151                 0             2,252
      General and administrative........................                809                   0                 0               809
                                                            ---------------         -----------          --------       -----------
      Total expenses....................................             13,035               2,601               120            15,756
                                                            ---------------         -----------          --------       -----------

      Net Income........................................              3,672               (326)                 5             3,351

      DISTRIBUTIONS ON PREFERRED SHARES.................              2,013                   0                 0             2,013
                                                            ---------------         -----------          --------       -----------

      Net income attributable to common shareholders....    $         1,659         $     (326)         $       5      $      1,338
                                                            ===============         ----------          =========      ============

      Basic Earnings Per Common Share...................    $          0.16                                            $       0.13
                                                            ===============                                            ============

      Diluted Earnings Per Common Share.................    $          0.16                                            $       0.13
                                                            ===============                                            ============

      WEIGHTED AVERAGE NUMBER OF COMMON
      SHARES OF BENEFICIAL INTEREST.....................             10,424                                                  10,424



     The accompanying notes and management's assumptions are an integral part of this statement.

                              KRANZCO REALTY TRUST
                          PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS
                      for the Year Ended December 31, 1997
                                   (Unaudited)


                                                                                 Georgia
                                                                               Acquisition/
                                                                    UPI        Issuance of     Payoff
                                                      Kranzco   Acquisition(A)  Preferred    of existing     Kranzco     Southeast
                                                   (Historical) (1/1-2/27/97)   Shares(B)        Debt         Total     Acquisition
                                                   ------------ -------------- -----------   -----------     -------    -----------
                                                                                                                            (I)
                                                                    (Dollar and share amounts in thousands except per share amounts)
REVENUE:
     Minimum rent ..............................      $47,579      $ 1,194       $ 4,668       $     0       $53,441      $ 8,238
     Percentage rent ...........................        1,163            4             0             0         1,167          215
     Expense reimbursements ....................       11,165          152           692             0        12,009          803
     Other income ..............................          127            0             0             0           127            0
     Interest income ...........................          278            0             0             0           278            0
                                                      -------      -------       -------       -------       -------      -------
     Total revenue .............................       60,312        1,350         5,360             0        67,022        9,256
                                                      -------      -------       -------       -------       -------      -------

EXPENSES:
     Interest ..................................       18,887          498         1,765(D)     (1,862)(E)    19,288        6,930(J)
     Depreciation and amortization .............       12,534          228(F)      1,023(G)          0        13,785        2,375(K)
     Real estate taxes .........................        6,584           83           394             0         7,061          420
     Operations and maintenance ................        8,346           96           482             0         8,924          644
     General and administrative ................        2,877            0             0             0         2,877            0
                                                      -------      -------       -------       -------       -------      -------
     Total expenses ............................       49,228          905         3,664        (1,862)       51,935       10,369
                                                      -------      -------       -------       -------       -------      -------

     Net income ................................       11,084          445         1,696         1,862        15,087       (1,113)

     DISTRIBUTIONS ON PREFERRED
     SHARES ....................................        3,565          528         4,275(H)          0         8,368            0
                                                      -------      -------       -------       -------       -------      -------

     Net income attributable to common
     shareholders ..............................      $ 7,519      $   (83)      $(2,579)      $ 1,862       $ 6,719      $(1,113)
                                                      =======      =======       =======       =======       =======      =======

     Basic Earnings Per Common Share ...........      $  0.73                                                $  0.64
                                                      =======                                                =======

     Diluted Earnings Per Common Share .........      $  0.73                                                $  0.64
                                                      =======                                                =======

     WEIGHTED AVERAGE NUMBER OF
     COMMON  SHARES OF BENEFICIAL
     INTEREST ..................................       10,342                                                 10,426

                                                             Kranzco
                                             Transactions   (Pro Forma)
                                             ------------   -----------
REVENUE:
     Minimum rent ....................         $     0        $61,679
     Percentage rent .................               0          1,382
     Expense reimbursements ..........               0         12,812
     Other income ....................             500(C)         627
     Interest income .................               0            278
                                               -------        -------
     Total revenue ...................             500         76,778
                                               -------        -------

EXPENSES:
     Interest ........................             480(C)      26,698
     Depreciation and amortization ...               0         16,160
     Real estate taxes ...............               0          7,481
     Operations and maintenance ......               0          9,568
     General and administrative ......               0          2,877
                                               -------        -------
     Total expenses ..................             480         62,784
                                               -------        -------

     Net income ......................              20         13,994

     DISTRIBUTIONS ON PREFERRED
     SHARES ..........................               0          8,368
                                               -------        -------

     Net income attributable to common
     shareholders ....................         $    20        $ 5,626
                                               =======        =======

     Basic Earnings Per Common Share .                        $  0.54
                                                              =======

     Diluted Earnings Per Common Share                        $  0.54
                                                              =======

     WEIGHTED AVERAGE NUMBER OF
     COMMON  SHARES OF BENEFICIAL
     INTEREST ........................                         10,426


              The accompanying notes and management's assumptions
                     are an integral part of this statement.

Footnotes to Pro Forma Combined Condensed Statement of Operations (Unaudited)

The extraordinary loss of $467 on early extinguishment of debt recorded in the fourth quarter of 1997 by Kranzco has been excluded from the pro forma presentation of the Statement of Operations.

(A) In February 1997, Kranzco acquired from Union Property Investors, Inc. ("UPI") 16 properties located in 11 states for approximately $65 million, aggregating approximately 1.3 million square feet of GLA (the "UPI Acquisition"). This adjustment reflects the operations of UPI.

(B) In December 1997, Kranzco acquired five shopping centers in the Atlanta metropolitan area (the "Georgia Properties") aggregating approximately 650,000 square feet of GLA, for approximately $44 million (the "Georgia Acquisition"). This adjustment reflects the operations of the Georgia Properties.

                                                                                        March 31,     December 31,
                                                                                          1998            1997
                                                                                        ---------     ------------
(C)  To reflect interest expense relating to the Transactions, consulting fees paid to Kranzco by NAI and Kranzco's share (9.8%) of the income of NAI

     Shares acquired (80% of the outstanding shares)                                     10,380          10,380
     Acquisition price                                                                   $8,000          $8,000
     Interest rate (assumed for purposes of pro forma statements)                          6.00%           6.00%
     Interest expense                                                                      $120            $480
     Fees payable to Kranzco under the Intercompany Agreement                              $125            $500

(D)  To reflect the interest expense on the mortgages assumed in the Georgia
     Acquisition as follows:

     Debt assumed                                                                           N/A         $20,435
     Interest expense                                                                       N/A          $1,862

(E) To record the repayment of debt outstanding and the related reduction of interest expense as follows:

     Principal amount of debt repayment                                                     N/A         $19,894
     Interest expense reduction on debt repayment                                           N/A          $1,862

(F)  The depreciation and amortization amounts include pro forma
     adjustments as a result of the UPI Acquisition                                         N/A            $228

(G) To reflect depreciation expense over a 30 year life as a result of the Georgia Acquisition as follows:

     Depreciable basis of property                                                          N/A         $30,702
     Depreciation expense                                                                   N/A          $1,023

(H)  To record the distributions on the issuance of Series D Preferred Shares:

     Shares issued                                                                          N/A           1,800
     Face amount per share                                                                  N/A          $25.00
     Gross Proceeds                                                                         N/A         $45,000
     Distribution rate                                                                      N/A            9.50%
     Distributions                                                                          N/A          $4,275

(I)  To reflect operating results of the Southeast Acquisition properties.

(J) To record interest on the debt incurred in connection with the Southeast Acquisition:

                                                                                    Rate         Debt
                                                                                    ----         ----


     First Mortgage                                                                 7.50%      $66,000       $1,238       $4,950
     Credit Lines                                                                   9.00%       22,000          495        1,980
                                                                                               -------       ------       -------

     Total                                                                                     $88,000       $1,733       $6,930
                                                                                                             ======       ======

(K) To record depreciation and amortization on the Southeast Acquisition properties:

     Purchase price                                                                            $84,750
     Costs                                                                                       2,250
                                                                                               -------

     Total depreciation                                                                        $87,000       $  544       $2,175

     Amortization on $1,000 of deferred financing costs                                                      $   50       $  200
                                                                                                             ------       -------

     Total depreciation and amortization                                                                     $  594       $2,375
                                                                                                             ======       ======

                               NAI CAPITALIZATION

     The following table sets forth the capitalization of NAI (i) as of March 31, 1998 and (ii) as adjusted to give effect to the consummation of the Exchange Offer, the subsequent Distribution, the Rights Offering and the Concurrent Offering and assuming all of the Underlying Shares and Additional Shares are purchased.

                                                                                       As of March 31, 1998
                                                                                 --------------------------------
                                                                                          (In thousands)
                                                                                  Actual           As adjusted(1)
                                                                                 --------          --------------
Debt:
Stockholders loans ......................................................        $    441            $      0
Long-term debt ..........................................................              75                   0
                                                                                 --------            --------
                        Total debt ......................................             516                   0
                                                                                 --------            --------

Convertible Preferred Stock; $0.01 par value per share;
101,000 shares issued and outstanding; (0 as adjusted) ..................             202                   0
                                                                                 --------            --------
Stockholders' equity (deficit):
Common stock, $.01 par value; 200,000,000 authorized,
12,974,414 shares issued and outstanding; (36,202,812
as adjusted) ............................................................             134                 362

Capital in excess of par value ..........................................           2,553              39,245(3)(4)

Retained earnings (deficit) .............................................          (3,479)             (3,479)
                                                                                 --------            --------
                                                                                     (792)             36,128

Treasury stock, at cost .................................................            (234)(2)               0(3)
                                                                                 --------            --------
                        Total stockholders' equity (deficit) ............          (1,026)             36,128
                                                                                 --------            --------
                        Total capitalization ............................        $   (308)           $ 36,128
                                                                                 ========            ========

(1) The following table presents the capitalization of NAI, as adjusted to give effect to the consummation of the Exchange Offer, the subsequent Distribution, the Rights Offering and the Concurrent Offering and assuming the purchase of (a) a minimum number of Underlying Shares, Excess Shares and Additional Shares (an aggregate of 930,000 NAI Shares) and (b) a moderate number of Underlying Shares, Excess Shares and Additional Shares (an aggregate of 10,000,000 NAI Shares):

                                                                                               Pro Forma
                                                                                     -------------------------------
                                                                                            (In thousands)

                                                                                     (Minimum)           (Moderate)
                                                                                     ---------           ----------
                                                                                        (a)                  (b)
     Total debt........................................................              $     0             $     0
     Convertible preferred stock.......................................              $     0             $     0
     Common stock......................................................              $   180             $   271
     Capital in excess of par value....................................              $ 3,133(3)(4)       $21,182(3)(4)
     Retained earnings (deficit).......................................              $(3,479)            $(3,479)
     Treasury stock....................................................              $     0(3)          $     0(3)
          Total capitalization.........................................              $  (166)            $17,974
     NAI Shares outstanding............................................               18,032              27,101

(2) Includes 434,675 NAI Shares issued and held as treasury stock as of March 31, 1998.
(3) Represents the retirement of 434,675 NAI Shares of treasury stock valued at $233,868, as adjusted.
(4) Includes approximately $1,000,000 of transaction costs reflected as a reduction of equity.
                                      -43-

                    NAI SELECTED FINANCIAL AND OPERATING DATA
         (In thousands, except ratio, property data and per share data)

     The following sets forth selected financial, operating and other data on an historical basis for NAI. Also set forth below are selected pro forma financial, operating and other data for NAI at and for the nine months ended March 31, 1998 and the year ended June 30, 1997. The pro forma balance sheet data as of March 31, 1998 has been prepared as if the Exchange Offer and the Distribution had occurred on March 31, 1998. The pro forma operating and other data for the nine months ended March 31, 1998 have been prepared as if the consummation of the Exchange Offer and the Distribution had occurred on July 1, 1997. The pro forma operating and other data for the year ended June 30, 1997 have been prepared as if the foregoing transactions had occurred on July 1, 1996. The pro forma financial and operating data do not give effect to the Concurrent Offering and the Rights Offering, and are not necessarily indicative of what the actual financial position or results of operations of NAI would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                        Nine Months Ended March 31,                               Year Ended June 30,
                                      -------------------------------      ---------------------------------------------------------
                                      Pro Forma          Historical        Pro Forma                       Historical
                                      ---------      ----------------      ---------     -------------------------------------------
                                         1998        1998        1997        1997        1997        1996        1995        1994
                                         ----        ----        ----        ----        ----        ----        ----        ----
OPERATING DATA:                       (unaudited) (unaudited) (unaudited) (unaudited)                                    (unaudited)
Revenue:
   Commissions .....................   $  2,836    $  2,836    $  2,910    $  4,001    $  4,001    $  4,124    $  4,371    $  2,312
   License fees ....................      1,128       1,128         923       1,282       1,282       1,373       1,158       1,081
   Other ...........................        474         474         563         618         618         523         470         427
   Interest ........................          0           0           0           0           0           0           0           0
                                       --------    --------    --------    --------    --------    --------    --------    --------
   Total revenue ...................      4,438       4,438       4,396       5,901       5,901       6,020       5,999       3,820
                                       --------    --------    --------    --------    --------    --------    --------    --------

Costs and expenses:
   Commission expense ..............        602         602         788       1,143       1,143       1,782       1,485         839
   Sales and marketing .............        277         277         194         321         321         285         324         274
   Compensation and benefits .......      1,832       1,832       1,911       2,528       2,528       2,438       1,981       1,895
   Operating expense ...............      1,953       1,578       1,187       2,144       1,644       1,475       1,336       1,161
   Depreciation and amortization ...         40          40          37          52          52          56          45          53
   Interest, net ...................         47          47          47          60          60          48          46          37
                                       --------    --------    --------    --------    --------    --------    --------    --------
   Total costs and expenses ........      4,751       4,376       4,164       6,248       5,748       6,084       5,217       4,259
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Income (loss) from operations ...       (313)         62         232        (347)        153         (64)        782        (439)
                                       --------    --------    --------    --------    --------    --------    --------    --------

Other expenses:
   Equity in loss of affiliate .....         12          12          15          25          25           5           0           0
   Loss on sale of real estate .....          0           0           0           0           0           0          65           0
                                              -           -           -           -           -           -          --           -
   Total other expenses ............         12          12          15          25          25           5          65           0
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Income (loss) from continuing
     operations before income taxes        (325)         50         217        (372)        128         (69)        717        (439)

   Income taxes ....................          5           5           0           0           0           0          35           0
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Income (loss) from continuing
     operations ....................       (330)         45         217        (372)        128         (69)        682        (439)

   Loss from discontinued
     operations ....................          7           0         162           0         223         128         392           0
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Net income (loss) ...............       (330)         45          55        (372)        (95)       (197)        290        (439)

   Preferred share distributions ...          0           7           8           0          11          13          15           0
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Net income (loss) available to
   common shareholders .............   $   (330)   $     38    $     47    $   (372)   $   (106)   $   (210)   $    275    $   (439)
                                       ========    ========    ========    ========    ========    ========    ========    ========

   Net income (loss) per share .....   $  (0.02)   $   0.00    $   0.00    $  (0.02)   $  (0.01)   $  (0.02)   $   0.02    $  (0.03)
                                       ========    ========    ========    ========    ========    ========    ========    ========

Other data (unaudited):
Cash flows provided by (used in)
Operating ..........................       (186)        189         313        (267)        233         158         593          10
Investing ..........................        (41)        (41)       (196)       (260)       (260)       (277)       (260)       (113)
Financing ..........................         18          11          (8)       (156)         13          (7)       (156)         48
Common shares outstanding ..........     17,101      12,974      12,888      16,965      12,871      12,863      12,782      12,523
Weighted average shares
outstanding ........................     17,075      12,954      12,888      16,981      12,883      12,860      12,648      12,589
Ratio of EBITDA to fixed
   charges(1) ......................      (2.74)       1.46        3.27       (2.32)       1.95        0.30        7.62       (3.88)
EBITDA(1) ..........................   $   (238)   $    137    $    301    $   (260)   $    240    $     35    $    808       ($349)

Balance sheet data (1995 unaudited):
Total assets .......................   $  1,829    $  1,829    $  1,807           0    $  1,689    $  1,732    $  1,649    $  1,177
Total debt .........................   $    643    $    643    $    550           0    $    575    $    496    $    441    $    482
Shareholders' deficit ..............   $ (1,026)   $ (1,026)   $   (983)          0    $ (1,090)   $ (1,008)   $   (837)   $ (1,176)

                                   Year Ended June 30,
                                   -------------------
                                        Historical
                                   -------------------
                                           1993
                                           ----
OPERATING DATA:                        (unaudited)
Revenue:
   Commissions .....................    $  2,563
   License fees ....................       1,007
   Other ...........................         384
   Interest ........................           0
                                        --------
   Total revenue ...................       3,954
                                        --------

Costs and expenses:
   Commission expense ..............         790
   Sales and marketing .............         283
   Compensation and benefits .......       1,648
   Operating expense ...............       1,018
   Depreciation and amortization ...         152
   Interest, net ...................          43
                                        --------
   Total costs and expenses ........      33,934
                                        --------

   Income (loss) from operations ...          20
                                        --------

Other expenses:
   Equity in loss of affiliate .....           0
   Loss on sale of real estate .....           0
                                        --------
   Total other expenses ............           0
                                        --------

   Income (loss) from continuing
     operations before income taxes           20

   Income taxes ....................           0
                                        --------

   Income (loss) from continuing
     operations ....................          20

   Loss from discontinued
     operations ....................           0
                                        --------

   Net income (loss) ...............          20

   Preferred share distributions ...           0
                                        --------

   Net income (loss) available to
   common shareholders .............    $     20
                                        ========

   Net income (loss) per share .....    $   0.00
                                        ========

Other data (unaudited):
Cash flows provided by (used in)
Operating ..........................         141
Investing ..........................        (241)
Financing ..........................         (73)
Common shares outstanding ..........      12,655
Weighted average shares
outstanding ........................      12,652
Ratio of EBITDA to fixed
   charges(1) ......................        1.10
EBITDA(1) ..........................    $    215

Balance sheet data (1995 unaudited):
Total assets .......................    $  1,447
Total debt .........................    $    358
Shareholders' deficit ..............    $    (44)

-------------

(1) For purposes of these computations, EBITDA consists of income before interest expense, taxes, depreciation and amortization. Fixed charges include interest expense, depreciation and amortization, and preferred share distributions. Management believes that EBITDA provides additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative either to net income as an indicator of NAI's performance or to cash flows as a measure of its liquidity. EBITDA as disclosed by other Companies may not be comparable to the Company's calculation of EBITDA.

                       NEW AMERICA NETWORK, INC. PRO FORMA
                         CONDENSED FINANCIAL INFORMATION

     The accompanying financial statements present the unaudited pro forma condensed Balance Sheet of NAI as of March 31, 1998, the unaudited pro forma condensed Statements of Operations of NAI for the nine months ended March 31, 1998 and for the year ended June 30, 1997, in each case after giving effect to the Transactions.

     The unaudited pro forma combined condensed Balance Sheet as of March 31, 1998 is presented as if the Transactions had occurred on March 31, 1998. The unaudited pro forma condensed Statements of Operations for the nine months ended March 31, 1998 and for the year ended June 30, 1997 are presented as if the Transactions had occurred on July 1, 1996. However, the unaudited pro forma combined condensed Balance Sheet as of March 31, 1998 and the unaudited pro forma condensed Statements of Operations for the nine months ended March 31, 1998 and the year ended June 30, 1997 do not reflect the impact of the Rights Offering or the Concurrent Offering.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of NAI. The assumptions give effect to the Transactions in accordance with generally accepted accounting principles. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of NAI included in this Prospectus.

                   NEW AMERICA NETWORK, INC. AND SUBSIDIARIES
                             PRO FORMA BALANCE SHEET

                              As of March 31, 1998
                                   (Unaudited)



                                                                                                                           Pro Forma
                                                                                                                           March 31,
                                                                                 Historical  Reincorporation Merger(A)        1998
                                                                                 ----------  -------------------------     ---------
Assets:
      Current assets:
      Cash .............................................................           $   220            $     0               $   220
      Accounts receivable ..............................................               787                  0                   787
      Commissions receivable ...........................................               637                  0                   637
      Notes and other receivables ......................................                 6                  0                     6
      Other current assets .............................................                20                  0                    20
                                                                                   -------            -------               -------

      Total current assets .............................................             1,670                  0                 1,670
                                                                                   -------            -------               -------


Property and equipment (net) ...........................................               156                  0                   156

Other assets ...........................................................                 3                  0                     3
                                                                                   -------            -------               -------

      Total assets .....................................................           $ 1,829            $     0               $ 1,829
                                                                                   =======            =======               =======

Liabilities and stockholders' equity:
      Current liabilities
      Accounts payable and accrued expenses ............................           $ 1,016            $     0               $ 1,016
      Accrued interest .................................................                72                  0                    72
      Current portion of long-term debt ................................               127                  0                   127
      Stockholder loans ................................................               441                  0                   441
      Deferred revenue .................................................               922                  0                   922
                                                                                   -------            -------               -------

      Total current liabilities ........................................             2,578                  0                 2,578
                                                                                   -------            -------               -------

Long-term debt .........................................................                75                  0                    75
                                                                                   -------            -------               -------

      Total liabilities ................................................             2,653                  0                 2,653
                                                                                   -------            -------               -------

Redeemable convertible preferred stock .................................               202                  0                   202
                                                                                   -------            -------               -------
Stockholders' equity:
      Preferred stock ..................................................                 0                  0                     0
      Common stock .....................................................               134                  0                   134
      Additional paid-in capital .......................................             2,553               (234)(B)             2,319
      Accumulated deficit ..............................................            (3,479)                 0                (3,479)
      Treasury stock, at cost ..........................................              (234)               234(B)                 --
                                                                                   -------            -------               -------

      Total stockholders' equity .......................................            (1,026)                 0                (1,026)
                                                                                   -------            -------               -------

Total liabilities, redeemable convertible preferred
stock and stockholders' equity .........................................           $ 1,829            $     0               $ 1,829
                                                                                   =======            =======               =======



       NOTES AND MANAGEMENT'S ASSUMPTIONS TO NAI'S PRO FORMA BALANCE SHEET
                              as of March 31, 1998


A) The pro forma balance sheet does not reflect the receipt of proceeds of the Rights Offering and Concurrent Offering; because there is no standby underwriter the proceeds of such offerings cannot be determined at this time. See "NAI Capitalization".

B) To reflect the retirement of the Treasury Stock.

                   NEW AMERICA NETWORK, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    for the Nine Months Ended March 31, 1998
                                   (Unaudited)



                                                                                                                           Pro Forma
                                                                                                                           March 31,
                                                                                    Historical Reincorporation Merger(A)      1998
                                                                                    ---------- -------------------------      ----
Revenue:
      Commissions ..........................................................         $  2,836         $      0             $  2,836
      License fees .........................................................            1,128                0                1,128
      Other ................................................................              474                0                  474
      Interest income ......................................................                0                0                    0
                                                                                     --------         --------             --------

      Total revenue ........................................................            4,438                0                4,438
                                                                                     --------         --------             --------

Costs and expenses:
      Commission expense ...................................................              602                0                  602
      Sales and marketing ..................................................              277                0                  277
      Compensation and benefits ............................................            1,832                0                1,832
      Operating expense ....................................................            1,578              375(B)             1,953
      Depreciation and amortization ........................................               40                0                   40
      Interest, net ........................................................               47                0                   47
                                                                                     --------         --------             --------

      Total costs and expenses .............................................            4,376              375                4,751
                                                                                     --------         --------             --------

Income (loss) from operations ..............................................               62             (375)                (313)

Other expenses:

Loss in investment in NAIS .................................................               12                0                   12
                                                                                     --------         --------             --------

      Total other expense ..................................................               12                0                   12
                                                                                     --------         --------             --------

Income taxes ...............................................................                5                0                    5
                                                                                     --------         --------             --------

Net income (loss) ..........................................................               45             (375)                (330)

Preferred share distributions ..............................................                7               (7)(C)                0
                                                                                     --------         --------             --------

Net income (loss) available to common shareholders .........................         $     38         $   (368)            $   (330)
                                                                                     ========         ========             ========

Basic and diluted earnings per common share ................................         $   0.00                              $  (0.02)
                                                                                     ========                              ========

Basic and diluted earnings per recapitalized common share ..................         $   0.00                              $  (0.02)
                                                                                     ========                              ========

Weighted average number of
  common shares outstanding ................................................           12,954

Weighted average number of common
  shares and equivalents outstanding .......................................           13,080

After recapitalization
Weighted average number of
  common shares outstanding ................................................           17,075                                17,075

Weighted average number of common shares and
  equivalents outstanding ..................................................           17,201                                17,201

                   NEW AMERICA NETWORK, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        for the Year Ending June 30, 1997
                                   (Unaudited)



                                                                                                                           Pro Forma
                                                                                                                              June,
                                                                                    Historical  Reincorporation Merger(A)   30, 1997
                                                                                    ----------  -------------------------   --------

Revenue:
      Commissions ..........................................................         $  4,001         $      0             $  4,001
      License fees .........................................................            1,282                0                1,282
      Other ................................................................              618                0                  618
      Interest income ......................................................                0                0                    0
                                                                                     --------         --------             --------

      Total revenue ........................................................            5,901                0                5,901
                                                                                     --------         --------             --------

Costs and expenses:
      Commission expense ...................................................            1,143                0                1,143
      Sales and marketing ..................................................              321                0                  321
      Compensation and benefits ............................................            2,528                0                2,528
      Operating expenses ...................................................            1,644              500(B)             2,144
      Depreciation and amortization ........................................               52                0                   52
      Interest, net ........................................................               60                0                   60
                                                                                     --------         --------             --------

      Total costs and expenses .............................................            5,748              500                6,248
                                                                                     --------         --------             --------

Income from operations .....................................................              153             (500)                (347)

Other expenses:

Loss in investment in NAIS .................................................               25                0                   25
                                                                                     --------         --------             --------

      Total other expenses .................................................               25                0                   25
                                                                                     --------         --------             --------

Income taxes ...............................................................                0                0                    0
                                                                                     --------         --------             --------

Net income (loss) ..........................................................              128             (500)                (372)

Distributions on preferred shares ..........................................               11              (11)(C)                0
                                                                                     --------         --------             --------

Net income (loss) available to common shareholders .........................         $    117         $   (489)            $   (372)
                                                                                     ========         ========             ========

Basic and diluted earnings per common share ................................         $   0.01                              $  (0.02)
                                                                                     ========                              ========

Basic and diluted earnings per recapitalized common share ..................         $   0.01                              $  (0.02)
                                                                                     ========                              ========

Weighted average number of
  common shares outstanding ................................................           12,883

Weighted average number of common
   shares and equivalents outstanding ......................................           13,035

After recapitalization
Weighted average number of
  common shares outstanding ................................................           16,981                                16,981

Weighted average number of common shares and
  equivalents outstanding ..................................................           17,133                                17,133

               The accompanying notes and management's assumptions
                     are an integral part of this statement.

Footnotes to NAI's Pro Forma Consolidated Statements of Operations for the year ended June 30, 1997 and the Nine Months ended March 31, 1998.

The Loss from Discontinued Operations is eliminated for purposes of the Pro Forma Consolidated Statements of Operations for the year ended June 30, 1997.

A) The pro forma balance sheet does not reflect the receipt of proceeds of the Rights Offering and Concurrent Offering; because there is no standby underwriter the proceeds of such offerings cannot be determined at this time. See "NAI Capitalization."


                                                                                                   March 31, 1998      June 30, 1997
                                                                                                   --------------      -------------
B)  To reflect fees and costs payable under the Intercompany Agreement.                                  $375               $500

C)  To reflect the elimination of preferred share distributions in connection with the redemption
of the redeemable convertible preferred shares.                                                          $  7               $ 11

                    NAI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     New America Network, Inc., which conducts business as New America International, operates a network of independently owned, licensed real estate brokers throughout the United States and abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage and other real estate-related services to local, regional, national and international businesses. Unlike other real estate broker networks, in addition to managing real estate transactions generated by its brokers, NAI generates its own source of real estate transactions for its brokers and actively manages and tracks those transactions on behalf of its Clients. In order to increase the portfolio of services marketed to Clients and Broker Members, NAI has entered into several alliance agreements with entities which provide real estate-related services which complement NAI's brokerage capabilities, including sealed-bid sales, real estate auctions, real estate financing and appraisals.

     NAI earns revenue primarily from the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI. Revenue from brokerage commissions is largely transactional in nature and subject to economic cycles. However, NAI's geographic coverage, number of transactions and continuing client base tend to minimize the impact of economic cycles on annual revenue. NAI also earns revenue from (i) the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members, (ii) the sharing of fees received from Alliance Members in sealed-bid sales, auction transactions and other Real Estate-Related Services and (iii) the collection of annual membership fees paid by Broker Members and Alliance Members ("License fees"). Other revenues of NAI include primarily (i) marketing fees for Broker Members, which is generally calculated as a percentage of the Broker Members' License fees, and (ii) convention and meeting revenue. A major expense to NAI is the commission expense which is a direct function of gross commission revenue levels. In numerous instances, NAI collects a gross commission and must subsequently pay the Broker Member their respective portion of the gross commission. Other operating expenses of NAI includes professional fees, advertising and promotion expenses, rental expenses and various other general and administrative costs incurred by NAI in their day to day operations.

Liquidity and Capital Resources

     At March 31, 1998 NAI had approximately $220,000 of cash on hand. NAI has generated approximately $159,000 of cash flows from operating, investing and financing activities for the nine months ended March 31, 1998. Management believes that NAI will be able to continue to generate such positive cash flow at a rate sufficient to meet its short-term liquidity needs. Approximately 35% of total liabilities as of March 31, 1998 represent deferred revenue that will not require the use of cash in the future. NAI's current assets exceed the remaining current liabilities. In addition, management believes that it can obtain additional debt or equity capital to meet its long-term liquidity needs.

     NAI had loans outstanding of $643,000 at March 31, 1998. Of this amount, $441,000 was due to related parties with interest rates ranging from 10% to 12%. These loans are due on demand. In addition, NAI had a bank loan outstanding of $6,666 which requires monthly payments of principal of $3,333 with interest at the bank's prime rate (8.5% at March 31, 1998) plus 1%. NAI also had a bank loan outstanding of $95,000 which requires monthly payments of principal and interest of $1,667 with interest at the bank's prime rate (8.5% at March 31, 1998) plus 1%. This loan matures in November 2002. NAI also has a $100,000 line of credit with First Washington State Bank which expires October 2, 1998. Interest on any outstanding borrowings is at the bank's prime rate (8.5% at March 31, 1998) plus 1%. This line was fully utilized at March 31, 1998.

     Assuming all of the Underlying Shares and Additional Shares are purchased in the Rights Offering and the Concurrent Offering, NAI expects to receive proceeds of approximately $38,000,000. Management will use such proceeds in the following order of priority: (i) pay the expenses of the Rights Offering, the Concurrent

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Offering and the Proposed Related Transactions, (ii) repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of shares of Series A Preferred Stock of NAI, (iii) repay outstanding indebtedness, (iv) expand NAI's Corporate Services Department and Investment Sales Department, and
(v) acquire and develop Real Estate-Related Services. See "The Concurrent Offering-Use of Proceeds". The balance of any proceeds will be invested in short-term commercial paper at a rate of approximately 5.5% per annum until used for general corporate and working capital purposes and to opportunistically acquire real estate. In the event that the full proceeds of $38,000,000 are not received, management will use any proceeds received in the above order.

     Management believes it has adequate access to capital to continue to meet its short-term requirements and objectives, including its needs over the next 12 months. Management believes NAI's short-term and long-term needs may be met from cash flow from operations. To the extent proceeds are raised in the Rights Offering and the Concurrent Offering, NAI may use such funds to meet any increase in NAI's long-term and short-term capital requirements which relate to the expansion of NAI's business. See "The Concurrent Offering--Use of Proceeds."

     NAI has established a Year 2000 compliance review process to assess the impact of the Year 2000 on the company's business, operations and financial condition. The process encompasses internal information technology systems, office mechanical operation systems and the potential impact from Broker Members and vendors. Management believes that NAI has no material exposure to the Year 2000 issues at this time.

Commitments

     In connection with a lease on NAI's corporate headquarters, NAI pays an annual rent of $102,000, plus the payment of maintenance expenses. See "NAI Business--Property." In addition, pursuant to the Intercompany Agreement, NAI will be obligated to pay an annual consulting services fee of $500,000 for a five-year period, payable in equal monthly installments of $41,666. See "Proposed Related Transactions--Intercompany Agreement--Consulting Services."

Results of Operations

     Nine months ended March 31, 1998 versus the nine months ended March 31,
1997

     Net income for common shareholders decreased $9,000, or 19%, from $47,000 for the nine months ended March 31, 1997 to $38,000 for the same period in 1998. This decrease is due to a combination of factors as described below.

     Revenue from commissions decreased $74,000, or 3%, from $2,910,000 for the nine months ended March 31, 1997 to $2,836,000 for the same period in 1998. This decrease is due to a decrease in broker to broker commissions which is primarily the result of a lower dollar value of transactions in the broker to broker area.

     License fees increased $205,000, or 22%, from $923,000 for the nine months ended March 31, 1997 to $1,128,000 for the same period in 1998. The increase was due to an increase in the number of international broker members (which resulted in approximately $125,000 of additional fees) and increased revenue from existing membership renewals (which increased approximately 5% per annum over prior year's fees).

     Other revenue decreased $89,000, or 16%, from $563,000 for the nine months ended March 31, 1997 to $474,000 for the nine months ended March 31, 1998. The decrease was due to a one time change in NAI's meeting and events calendar in 1998 in which NAI did not hold one of its major meetings, the National Council Symposium.

     Commission expense decreased $186,000, or 24%, from $788,000 for the nine months ended March 31, 1997 to $602,000 for the nine months ended March 31, 1998. NAI's commission expense is proportionately less

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on a Network to Broker transaction than on a Broker to Broker transaction.
Because a greater percentage of NAI's 1998 revenue was generated from its Network to Broker business than in 1997, the total commission expense decreased.

     Sales and marketing expenses increased $83,000, or 43%, from $194,000 for the nine months ended March 31, 1997 to $277,000 for the nine months ended March 31, 1998. This increase was due primarily to increased costs of NAI's annual convention and meetings, which was offset by a decrease in costs as a result of NAI not holding its National Council Symposium in 1998.

     Compensation and benefits decreased $79,000, or 4%, from $1,911,000 for the nine months ended March 31, 1997 to $1,832,000 for the nine months ended March 31, 1998. This decrease was due primarily to the streamlining and consolidation of staffing.

     Other operating expenses increased $391,000, or 33%, from $1,187,000 for the nine months ended March 31, 1997 to $1,578,000 for the nine months ended March 31, 1998. This increase was due to an increase in public relations and advertising relating to the change in the corporate trade name from New America Network, Inc. to New America International, Inc.

     NAI had a loss from operations of discontinued businesses of $162,000 for the nine months ending March 31, 1997. NAI discontinued its New America Financial Services ("NAFS") division which provided a wide array of financial services. These services are currently provided by Alliance members. NAI had no such loss for the same period in 1998.

     Year ended June 30, 1997 versus the year ended June 30, 1996

     Net income (loss) for common shareholders increased $104,000, or 50%, from a loss of ($210,000) in 1996 to a loss of ($106,000) in 1997. This increase is due to a combination of factors as described below.

     Revenue from commissions decreased $123,000, or 3%, from $4,124,000 for the year ended June 30, 1996 to $4,001,000 for the year ended June 30, 1997. The decrease was primarily due to a decrease in broker to broker transactions.

     License fees decreased $91,000, or 7%, from $1,373,000 for the year ended June 30, 1996 to $1,282,000 for the year ended June 30, 1997. The decrease was due to the discontinuance of the property management services in early fiscal 1997. Fees were recognized for the property management services for the entire fiscal 1996 year.

     Other revenue increased $95,000, or 18%, from $523,000 for the year ended June 30, 1996 to $618,000 for the year ended June 30, 1997. The increase was primarily due to a new contract in 1997 in which NAI was paid $42,000 for the use of their Real Estate Planning Guide on the internet. The residual increase was due to a general increase in marketing assessments.

     Commission expense decreased $639,000, or 36%, from $1,782,000 for the year ended June 30, 1996 to $1,143,000 for the year ended June 30, 1997. The decrease was primarily due to a decrease in sealed bid transactions.

     Sales and marketing expenses increased $36,000, or 13%, from $285,000 for the year ended June 30, 1996 to $321,000 for the year ended June 30, 1997. This increase was due to increased costs of conventions and meetings.

     Compensation and benefits increased $90,000, or 4%, from $2,438,000 for the year ended June 30, 1996 to $2,528,000 for the year ended June 30, 1997. This increase was due to the addition of personnel in the Corporate Services and Brokerage Services areas.

     Other operating expenses increased $169,000, or 11%, from $1,475,000 for the year ended June 30, 1996 to $1,644,000 for the year ended June 30, 1997. This increase was due to an increase in public relations and advertising relating to changing the corporate trade name from New America Network, Inc. to New America International, Inc.

     The loss from operations of discontinued businesses increased $95,000, or 74%, from $128,000 for the year ended June 30, 1996 to $223,000 for the year ended June 30, 1997. This loss represents the effect of the discontinuance of NAFS in each respective year.

     Preferred share distributions decreased $2,000, or 15%, from $13,000 for the year ended June 30, 1996 to $11,000 for the year ended June 30, 1997. This decrease was due to a redemption of 25,000 shares of NAI's preferred stock for $50,000.

     Year ended June 30, 1996 versus the year ended June 30, 1995

     Net income (loss) for common shareholders decreased $485,000 from income of $275,000 in 1995 to a loss of ($210,000) in 1996. This decrease is due to a combination of factors as described below.

     Revenue from commissions decreased $247,000, or 6%, from $4,371,000 for the year ended June 30, 1995 to $4,124,000 for the year ended June 30, 1996. The decrease was primarily due to a decrease in the Network to Broker commissions. In 1995, there were two major Network to Broker deals which totaled approximately $439,000. While these fees were not similarly earned in 1996, the decrease was partially offset by an increase in sealed bids and broker to broker commissions.

     License fees increased $215,000, or 19%, from $1,158,000 for the year ended June 30, 1995 to $1,373,000 for the year ended June 30, 1996. The increase was primarily due to the fees earned by the property management services ($166,000) which was a new service provided in 1996.

     Other revenue increased $53,000, or 11%, from $470,000 for the year ended June 30, 1995 to $523,000 for the year ended June 30, 1996. The increase was primarily due to marketing assessment fees which were initiated in mid-year in 1995 with a full year of revenues recognized in 1996.

     Commission expense increased $297,000, or 20%, from $1,485,000 for the year ended June 30, 1995 to $1,782,000 for the year ended June 30, 1996. The increase was primarily due to an increase in sealed bid sales in fiscal year 1996.

     Sales and marketing expenses decreased $39,000, or 12%, from $324,000 for the year ended June 30, 1995 to $285,000 for the year ended June 30, 1996. This decrease was due to NAI eliminating its regional meetings in 1996 and thereby incurring no costs with respect to these meetings.

     Compensation and benefits increased $457,000, or 23%, from $1,981,000 for the year ended June 30, 1995 to $2,438,000 for the year ended June 30, 1996. This increase was due to an increase in personnel in the Northeast and Southeast brokerage services regions, Corporate Services, Property Management and Headquarters staff.

     Other operating expenses increased $139,000, or 10%, from $1,336,000 for the year ended June 30, 1995 to $1,475,000 for the year ended June 30, 1996. This increase was primarily due to an increase in travel expenses for newly hired regional staff as well as an increase in advertising and promotional expenses.

     The loss from operations of discontinued businesses decreased $264,000, or 67%, from $392,000 for the year ended June 30, 1995 to $128,000 for the year ended June 30, 1996. This decrease was due to NAI recording a loss of approximately $245,000 in 1995 related to the discontinuance of RealQuest, Inc., a wholly-owned

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subsidiary of NAI. NAI recorded a loss of approximately $147,000 and $128,000 for the discontinuance of NAFS for the years ended June 30, 1995 and 1996, respectively.

     Preferred share distributions decreased $2,000, or 16%, from $15,000 for the year ended June 30, 1995 to $13,000 for the year ended June 30, 1996. This decrease was due to a redemption of 25,000 shares of NAI's preferred stock for $50,000.

Inflation

     Most of NAI's revenue is derived from commissions on the sale or lease of commercial property and therefore is protected from inflation since an increase in the sales prices or lease rates would generate additional revenue. The majority of the license agreements signed by the Broker Members have fee increases built in for the term of the agreements which are based on fixed increases or increases over the Consumer Price Index. These two factors help decrease NAI's exposure to inflation.

                                  NAI BUSINESS

General Description

     NAI operates a Network of independently owned, licensed real estate Broker Members throughout the United States and, more recently, abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage services to local, regional, national and international Clients. NAI has approximately 130 affiliated Broker Members, which employ approximately 2,600 agents, operating in approximately 300 markets, including North, Central and South America and Western Europe. NAI believes it is represented in more North American market areas than any national commercial real estate brokerage company. Unlike other real estate broker networks, in addition to managing real estate transactions generated by its Broker Members, NAI generates its own source of real estate transactions for its Broker Members and actively manages and tracks those transactions on behalf of Clients. In order to increase the portfolio of services marketed to Clients and Broker Members, NAI has entered into several alliance agreements with Alliance Members which provide real estate related services which complement NAI's brokerage capabilities, including sealed-bid sales, real estate auctions, real estate financing and appraisal services. As of June 30, 1998, the Network had an inventory of approximately 1,683 assignments to buy, sell or lease real property (approximately 77% of which are exclusive to NAI), with a transaction value of approximately $927 million, and which would generate fees to NAI of approximately $6.8 million, if consummated. There is no assurance that such inventory will result in any revenues to NAI.

     NAI earns revenues primarily from the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI (approximately $2,686,000 or 46% of NAI's net revenues for fiscal year 1997). NAI also earns revenues from (i) the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members (approximately $1,063,000 or 18% of NAI's net revenues for fiscal year 1997), (ii) the sharing of fees received from Alliance Members in sealed-bid sales, auction transactions and other Real Estate-Related Services (approximately $170,000 or 3% of NAI's net revenues for fiscal year 1997), and
(iii) the collection of annual membership fees paid by Broker Members and Alliance Members (approximately $1,282,000 or 22% of NAI's net revenues for fiscal year 1997).

     NAI began forming the Network in 1978 in order to meet the growing real estate needs of large national and international corporations in multiple markets. NAI meets the multiple market needs of its Clients and its Broker Members by combining local representation with the management and control capabilities of its centralized Corporate Services Department. NAI's Corporate Services Department is responsible for establishing and developing relationships with Clients in order to generate assignments for the Network and its Broker Members. Currently, NAI has 13 staff members in its Corporate Services Department serving over 100 Clients. These Clients include retail chains (such as Woolworth Corp.), international companies (such as International Paper Company), service businesses (such as Roadway Services, Inc.), and other larger owners of real estate (such

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as the United States Postal Service, a new Client of NAI). NAI's Clients are
often involved in real estate transactions in multiple markets. In addition, NAI has an Investment Sales Department which specializes in the acquisition and disposition of real estate for Clients who are seeking to acquire, or currently own, real estate for investment purposes. See "--Corporate Services Department" and "--Investment Sales."

     NAI maintains a proprietary information sharing and research intranet, in order to efficiently and effectively coordinate with its Broker Members to meet its Clients' needs. NAI's information systems consist of a transaction management system and a central database information system. NAI's computerized transaction management system allows Broker Members, the Corporate Services Department and Clients to manage and track the progress of transactions assigned to Broker Members, including those generated by its Broker Members. NAI's databases include, among other things, real estate market data, demographic information, Broker Member profiles, Broker Member listings, transaction histories, Client relationship information and Client profiles. See "NAI Technology and Information Services."

     NAI's objective is to increase profitability by continuing to grow its brokerage business, increase its international coverage, expand its Corporate Services and Investment Sales Departments and to further develop its non-brokerage Real Estate-Related Services, including sealed-bid sales and real estate auctions, and to acquire or develop additional Real Estate-Related Services. To the extent funds are available from the proceeds of the Rights Offering and the Concurrent Offering referred to below, NAI's strategy will be to (i) expand NAI's Corporate Services Department and Investment Sales Department to generate business from additional Clients and in new markets, (ii) invest in or acquire brokerage firms (including certain of those owned by Broker Members) and firms which provide Real Estate-Related Services, (iii) train and support Broker Members to generate additional business for the Network; (iv) continue to expand the Network into international markets, (v) generate additional revenue by providing brokerage and Real Estate-Related Services to Kranzco, (vi) expand and enhance NAI's real estate technology and information services, (vii) opportunistically acquire and develop real estate for its own account, and (viii) utilize Real Estate-Related Services to create and develop relationships with Clients.

The Network

     NAI began forming the Network in 1978 on the premise that local commercial real estate brokers could not efficiently service the needs of national and international businesses due to the extremely local nature of the commercial real estate market. Previously, local commercial brokers could only assist a business with respect to its needs in a limited market area; however, large national and international corporations need real estate services in multiple market areas. NAI's affiliated Network of Broker Members throughout the United States enables NAI to simultaneously provide real estate services to businesses with multiple requirements in a number of market areas. NAI, with approximately 130 Broker Members in 46 states and 10 countries, provides real estate services to its Clients throughout the United States and, more recently, abroad. See "--Competition."

     By agreeing to dispose of or acquire its real estate through the Network, a Client can utilize one large brokerage network to simultaneously execute numerous real estate transactions in different markets. Clients avoid the time-consuming tasks of interviewing, establishing relationships with, and negotiating with, different commercial real estate brokers, and minimize time spent managing the status and progress of each transaction in multiple market areas.

     Through the use of the Network's facilities and the individual marketing know-how of the Broker Members, a seller or lessor can quickly establish whether there is a strong demand for its property, while a purchaser or lessee can immediately determine which properties being offered across the country meet its requirements. To facilitate this process, NAI maintains computerized information on potential lessors and lessees, types of properties sought or available for sale in numerous markets, preferred locations, rental rates, price and mortgage financing requirements and other relevant information.

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Broker Members

     NAI established the Network as a nationally recognized marketer of real estate services, by obtaining quality Broker Members in major metropolitan areas and smaller cities throughout the United States, as well as more recently in foreign countries. NAI selects its Broker Members based upon a number of factors including (a) the Broker Member's reputation in the industry, (b) the sales volume of the Broker Member in its local market, (c) the Broker Member's ability and desire to work with NAI and NAI's stated method of operations, (d) the professionalism of the sales associates as evidenced by industry designations and memberships and (e) the Broker Member's performance in interviews performed by NAI. As of June 30, 1998, NAI had approximately 130 Broker Members in 46 states and 10 foreign countries. Approximately 80 of the Network's Broker Members have been with NAI for 5 years or longer.

     In order to ensure that the Network's standards for Broker Members are consistently maintained, NAI has established a Broker Services Department. The Broker Services Department, which consists of 11 members, focuses on training Brokers to (i) develop and fulfill business on behalf of NAI, (ii) adhere to NAI systems and processes, (iii) use the Network and its computer tracking systems in order to manage real estate transactions assigned to them through the Network and for their own internal use, (iv) effectively utilize NAI's national and international identity, and (v) meet the needs of NAI's Clients. After a Broker Member becomes a member of the Network, NAI performs periodic reviews to determine whether such Broker Member is maintaining the standards set forth in its Membership Agreement. In the past, NAI has replaced certain Broker Members who have not met their obligations under the Membership Agreements. NAI intends to continue this practice so that the Network can continue to provide high quality service to its Clients.

Membership Agreements and Fees

     Each Broker Member executes an agreement ("Membership Agreement") which defines the legal relationship between NAI and the Broker Member, including the Broker Member's obligations, the services to be provided by the Network and the compensation to be paid for such services by the Broker Member (including an annual membership fee and co-brokerage commission arrangements). Under the terms of the Membership Agreement, the majority of Broker Members obtain, in most instances, an exclusive territory and a license to use NAI's service marks including "New America," "New America International," "NAI" and the "NAI Globe" logo. Territories in the United States range in size from single cities to several counties (sometimes in more than one state), or statewide depending on the demographics of the area. International territories range in size from single cities to, under certain circumstances, an entire country.

     In certain market areas, NAI has selected more than one Broker Member. All such Broker Members are designated as "Specialty Members" as each specializes in one or more types of real estate (i.e., Retail, Industrial or Office). This practice was instituted to address situations in which no individual commercial broker could be identified in a particular market area meeting NAI's qualifications as a full service broker. It also reflects NAI's recognition that in certain market areas the Network and its Clients could best be served by Specialty Members.

     Over the past 18 months NAI has been transitioning Broker Members to a new form of Membership Agreement. The old form, which typically provided for a three year term, permitted members to terminate the Membership Agreement at any time upon 45 days notice. The new form of Membership Agreement, which includes stronger identity and performance standards as well as increased licensing fees, does not allow early termination of the Membership Agreement except for cause. NAI may terminate such agreements for specified causes upon forty-five (45) days written notice to a Broker Member. Approximately 60% of the Broker Members have executed the new form of Membership Agreement.

     Each Broker Member pays NAI an annual membership fee ("Membership Fee"), which varies depending upon the population level of a Broker Member's exclusive territory. Each Broker Member is also required to pay an annual marketing assessment equal to 15% of its Membership Fee. NAI has agreed to spend a minimum of 3.5% of the total Membership Fees it receives to marketing activities annually. NAI earns most of its revenue

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from the co-brokerage provisions contained in the Membership Agreement. NAI's share of any brokerage commission earned from such services ranges from 10% to 50% depending on NAI's involvement in the transaction. Of NAI's net revenues for fiscal year 1997, approximately $2,686,000 or 46% were earned through the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI, approximately $1,063,000 or 18% of NAI's net revenues were earned through the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members, and approximately $1,282,000 or 22% of NAI's net revenues were earned through the collection of annual membership fees paid by Broker Members and Alliance Members.

     NAI's percentage of the Broker Member compensation may be decreased in instances where the Network Client was introduced to the Network by a Broker Member or where an assignment was originally identified by a Broker Member. In those instances, the Broker Member who made the introduction or identified the listing may be entitled to a portion of the commission.

Broker Services Group

     NAI believes that in addition to obtaining assignments and Clients for Broker Members, the Network creates a framework within which Broker Members can assist each other in their own businesses. In order to strengthen the relationship among Broker Members, NAI conducts annual international conventions and regional meetings on various aspects of utilizing the Network and structuring transactions for all Broker Members. Also, the Network maintains a Broker Member Advisory Council consisting of 24 Broker Members, which offers advice to NAI regarding ways in which to improve the Network and the services offered by it.

     Additional publications, advertising, promotional materials and public relations enhance NAI's image and reputation. NAI membership and participation is maintained in industry trade associations including the International Council of Shopping Centers ("ICSC"), International Association of Corporate Real Estate Executives ("NACORE"), Industrial Development Research Council ("IDRC") and other similar groups.

     To further increase the Network's capabilities to service Clients, NAI has established five Specialty Councils addressing various issues peculiar to industrial, office, retail, land and investment properties. Each Specialty Council is made up of Broker Members and/or sales persons associated with such Broker Members who specialize in those areas. Through the personal relationships which are established, NAI believes that council members gain a greater recognition of each other's capabilities, local market knowledge and general expertise.

Corporate Services Department

     NAI's Corporate Services Department is responsible for establishing and developing relationships with existing and potential Clients in order to generate assignments for the Network and its Broker Members. NAI employs persons with backgrounds in business and finance ("Corporate Service Executives") to solicit and secure from existing and potential Clients, exclusive assignments to acquire, dispose of or lease commercial real estate. The current trend of downsizing corporate real estate departments has increased the need for Corporate Services Executives, who can assist corporate real estate departments with multiple transactions. The Corporate Services Department assists Clients in managing multiple transactions through NAI's technology and information systems, which facilitate up-to-date electronic and/or written reports which are regularly sent to Clients and Broker Members. See "--NAI Technology and Information Systems."

     NAI's Corporate Services Department has ongoing relationships with more than 100 Clients, including the Hertz Corporation, Pepsi-Cola, Airborne Express, and the International Paper Company. Substantially all NAI-generated assignments from its Clients are exclusive to NAI and many assignments referred from one Broker Member to another Broker Member are also exclusive to the initiating Broker Member. These assignments include acquisitions, dispositions, buy-outs, sales, leases and auctions of office, industrial and retail properties.

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Assignments are obtained in NAI's name and then directed to the Broker Members for execution. In certain circumstances the assignment, although secured by NAI, is placed directly with the Broker Member. Resulting commissions are shared with NAI as prescribed in the Broker Members Membership Agreement. See "NAI Business--Membership Agreements and Fees". In some instances NAI will structure a partner relationship with a Broker Member pursuant to which the Broker Member will act as a Corporate Service Executive with respect to a Network Client. This typically occurs when a Broker Member has a significant relationship with a Client with national and international real estate needs. As of June 30, 1998, NAI employed 13 staff members for its Corporate Services Department. Currently, the majority of the Clients of the Corporate Service Department are located in the eastern and north central United States; however, upon consummation of the Exchange Offer, the Distribution, the Rights Offering and the Concurrent Offering, NAI intends to retain additional Corporate Service Executives to solicit Clients from throughout the United States and abroad.

Investment Sales

     In order to increase transactions generated for the Network, NAI has established an Investment Sales Department, consisting of two real estate professionals, which specializes in the acquisition and disposition of real estate for Clients who are seeking to acquire, or who currently own, real estate for investment purposes, rather than for the investor's business use. A specific target of the Investment Sales Department is the identification and sale of properties to REITs, as well as insurance companies or pension funds which may be interested in the acquisition of real estate investments for their portfolios.

     The Investment Sales Department works with Broker Members to assist them in pursuing investment opportunities which the Department has identified. The Investment Sales Department also works closely with the members of NAI's Specialty Council for Investment Sales to stimulate Broker-to-Broker investment referrals and to obtain sources of financing for investment transactions.

     The Investment Sales Department has previously assisted Kranzco in pursuing Kranzco's strategy of acquiring shopping centers. In December 1997, Kranzco acquired five shopping centers, aggregating approximately 650,000 square feet of GLA, for approximately $44 million. NAI's Investment Sales Department initiated this opportunity, and assisted Kranzco in acquiring the properties. Kranzco's acquisition of such properties generated $100,000 in fee income to NAI.

     During the calendar year ended December 31, 1997, the Network consummated 20 investment real estate transactions with a transaction value of approximately $100,000,000, which resulted in approximately $400,000 of revenues to NAI (which for financial purposes are reported as commissions).

Real Estate-Related Services

     NAI is in the process of widening its focus from a transactional core to include more Real Estate-Related Services. These services include real estate auctions and sealed-bid sales, real estate tax, valuation and appraisal services, real estate information services (providing sales and marketing data and demographic information), lease audits (review of leases for tenants in order to ensure no overpayments were made), loan sales (purchases of defaulted mortgages), and senior citizen housing (an investment specialty focusing on facilities for the growing population of senior citizens). In order to expand into Real Estate-Related Services, NAI has entered into several agreements with Alliance Members pursuant to which certain Real Estate-Related Services are provided by Alliance Members to Broker Members and Clients. To date, the only Real Estate-Related Services which have generated significant revenues, in addition to the membership fees paid by Alliance Members, for NAI have related to national auctions and international sealed-bid sales. See "NAI Business-- Accelerated Marketing Programs" below.

     Each Alliance Member pays NAI an annual membership fee (an "Alliance Membership Fee"), which varies depending upon the market opportunity and the NAI Services to be provided. Of NAI's net revenues for calendar year 1997, approximately $475,000 of NAI's net revenues were earned through the sharing of fees
                                      -59-
received from Alliance Members in the sealed-bid sales and auction transactions (which for financial purposes are reported as commissions) and approximately $25,000 of NAI's net revenues were earned through the collection of annual membership fees paid by Alliance Members (which for financial purposes is reported as license fees). Other Real Estate-Related Services which have not as yet provided significant revenues to NAI have been strategically implemented in order to provide a full range of services which may fulfill the real estate related needs of Clients. These services include lease auditing, appraisal services and real estate information services.

Accelerated Marketing Program

     Through its Accelerated Marketing Program, NAI markets commercial real estate properties for disposition through alternative vehicles for real estate sales, such as sealed-bid sales and auctions. In 1994, NAI entered into agreements with Terra Marketing and Terra Marketing, East (collectively, "Terra"), an Alliance Member and specialist in international sealed-bid sales. In the sealed-bid process, Terra puts together a portfolio of commercial and industrial properties for sale. NAI and its Broker Members may assist Terra in creating the portfolio of properties. The properties may be in varied locations and have different owners. Terra then markets these properties to possible purchasers through a brochure. Purchasers interested in any property may request additional due diligence materials for a small fee. NAI Broker Members provide sales support by providing site tours and providing useful local information for those purchasers interested in visiting the site. The winning bids are selected by the seller of the property and Terra, together. For the calendar year ended December 31, 1997, NAI and Terra produced sealed-bid sales resulted in the sale of approximately 19 properties with approximately $421,000 of revenues to NAI (which for financial purposes are reported as commissions) and an additional $2,500,000 of revenues to Terra, participating Broker Members and other brokers. Fees earned in sealed-bid sales are paid by Terra to NAI and its Broker Members.

     In 1989, NAI entered into an alliance agreement with Michael Fox International, Inc., a specialist in national auction services ("Fox"). NAI and local Broker Members work with Fox to provide and assist in auction sales. NAI and Fox worked together on 15 auctions in the calendar year ended December 31, 1997. In the calendar year ended December 31, 1997, auction sales resulted in approximately $50,000 of revenues to NAI and an additional $500,000 of revenues to Fox, participating Broker Members and other brokers. Fees earned in auction sales are paid by Fox to NAI and its Broker Members.

NAI Technology and Information Services

     NAI has invested substantially in technology to create advanced systems to deliver services to its Clients and Broker Members, as well as to efficiently manage its operations. NAI believes that technology is important to the continued growth of NAI's business and the real estate brokerage industry generally. NAI continually refines its proprietary intranet in order to efficiently manage and track assignments, and communicate with Broker Members and Clients.

     NAI's central information sharing and research intranet consists of two proprietary software programs. REALTracTM, a transaction management system, allows Broker Members, the Corporate Services Department and the Investment Sales Department, to efficiently and effectively manage and track the progress of transactions assigned to Broker Members. REALTracTM allows NAI staff to easily track multiple Client assignments, and produce portfolio activity reports. REALNetTM, NAI's central database information system, includes, among other things, Broker Member profiles, Broker Member listings, transaction histories, Client relationship information and Client profiles.

     NAI maintains both public-access and secure, limited-access web sites in order to provide computer access to NAI's Broker Members and Clients, as well as the general public. Broker Members access REALTracTM and REALNetTM through www.members.naiweb.com, a secure, web-based system. www.members.naiweb.com also hosts discussion groups; a site to post property listings to NAI's internet site, www.naiweb.com; NAI's Marketing Resource Center where Broker Members can download marketing presentations; current press releases; and the "Market Maker" system which promotes Broker-to-Broker opportunities. www.clients.naiweb is a secure site

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which has been designed to allow Clients to log into NAI's information network and get immediate updates on the status of any assignments which such Client has placed with the Network. The information contained in this site is fed directly from the NAI REALTracTM system. This site also allows Clients to contact NAI staff that is working on their assignments. NAI's website, www.naiweb.com, is a public site which conveys NAI's image in the marketplace, houses interactive versions of NAI's marketing materials, and NAI's annual Real Estate Planning Guide, a comprehensive, market-by-market commercial real estate analysis of over 140 real estate markets. Additionally, this site maintains a global property listings database with over 1,500 active commercial property listings which are posted by Broker Members.

     NAI provides Broker Members and Clients with key demographic, mapping and site modeling services, through its New America Information Services division ("NAIS"), previously operated through a joint venture which has been terminated. NAI annually licenses demographic databases from national information providers. The information contained in these databases is then used to produce custom demographic reports and sophisticated mapping services.

Competition

     NAI primarily seeks business from corporations, individual owner/investors and national and international organizations with real estate requirements in multiple market areas. NAI faces competition for clients on a local, regional and national basis from national broker-owned companies with global alliances, and national/global networks, as well as local and regional commercial brokerage firms. Some of NAI's largest competitors include CB Commercial Real Estate Services Group, Inc.; Cushman & Wakefield, Inc.; Grubb & Ellis Company; and Trammel Crow Company. However, NAI believes that it is in more North American market areas than any of these competitors. Real estate broker networks with which NAI competes include Colliers International; Oncor International; and The Commercial Network. NAI distinguishes itself from other real estate broker networks by generating its own source of real estate transactions for its Broker Members and actively managing those transactions, and does not simply facilitate an exchange of transactions generated solely by network members, as is the case in other broker networks.

     NAI's ability to earn revenues is directly related to its ability to attract and retain successful, independently owned, commercial and industrial, licensed real estate brokers ("Commercial Real Estate Brokers") in a substantial number of market areas as Broker Members. The number of brokers in different market areas and their strength and reputation in their own local markets may directly affect the anticipated volume of commissions generated through the Network, as well as NAI's ability to obtain exclusive assignments from a national client base. NAI is presently competing for Broker Members with cooperative commercial broker networks, as well as large national and regional commercial real estate brokerages. There has been a consolidation of real estate brokerage and service companies, which are better known and have greater resources than NAI that are actively seeking to acquire other real estate brokerage and service companies. Certain of NAI's competitors, such as CB Commercial and Grubb & Ellis, are attempting to grow their businesses through acquisitions, as well as by entering into affiliation agreements with independent Commercial Real Estate Brokers. To the extent these companies are successful in acquiring or entering into affiliation agreements with independent Commercial Real Estate Brokers, there may be a negative impact on NAI's ability to attract and retain qualified Commercial Real Estate Brokers as part of the Network as Broker Members. However, approximately 80 Broker Members have been members of the Network for 5 years or longer.

     In addition, approximately 40% of NAI's Broker Members are party to a Membership Agreement which permits Broker Members to terminate the Agreement upon 45 days prior notice. Certain Broker Members may not view the Related Transactions as favorable to them. Accordingly, there can be no assurance that in light of the increased competition to retain or acquire Commercial Real Estate Brokers, that Broker Members will not terminate, or renew, their Membership Agreements.

Government Regulation

State Laws Governing Real Estate Brokers

     Most states permit licensed real estate brokers to enter into commission sharing agreements with licensed real estate brokers from other jurisdictions. However, some states impose certain requirements with respect to entering into such agreements. For example, some states allow only the local broker to conduct negotiations. Other states require a written commission-sharing agreement to be filed with the state real estate commission. Still other states do not permit the out-of-state broker to conduct brokerage activities within the state. NAI presently has real estate brokerage licenses in New Jersey, Florida, New York, and Pennsylvania. See "Certain Transactions." NAI presently shares commissions with brokers in 48 jurisdictions, including states in which it has a license. NAI does not believe that it provides brokerage services or conducts negotiations in those states in which it shares commissions. In certain instances, NAI has not filed written fee-sharing agreements with state real estate commissions. To the extent NAI has potentially violated any state law with respect to commission sharing, it may not be able to enforce its Membership Agreement and may be subject to civil liability or criminal penalties.

Laws Related to Franchising

     The offer and sale of franchises is subject to federal law and certain state laws. NAI believes that it is exempt from compliance with the Federal Trade Commission's ("FTC") trade regulation rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" (the "Franchise Rule"). The Franchise Rule requires a franchisor to provide pre-sale disclosure to a prospective franchisee prior to the sale of a franchise subject to the Franchise Rule. Many states have franchise sales laws that require a franchisor, prior to the offer or sale of a franchise in the state, to comply with registration or filing requirements, and, prior to the sale of a franchise, to provide a prospective franchisee with a current franchise offering circular. Certain other states have business opportunity laws that apply to some franchise agreements that also may require a seller to comply with applicable registration or filing requirements and to provide pre-sale disclosure. State franchise sales laws and business opportunity laws are described below as "State Laws." In addition, many states have laws that regulate certain substantive aspects of the franchisor-franchisee relationship, including termination or non-renewal of franchise agreements.

     NAI believes that by offering and selling memberships to its Broker Members it may have been offering a "franchise," as defined by the Franchise Rule, but that the offer and sale of such memberships are a "fractional franchise" and are exempt from compliance with the requirements of the Franchise Rule. As defined in the Franchise Rule, a "fractional franchise" is a commercial arrangement which meets the following two conditions: (a) the franchisee or any of its current directors or executive officers has more than 2 years of prior management experience at any time in the past in the business represented by the franchise and (b) the parties anticipated or should have anticipated, at the time they entered into their agreement, that the sales of the franchisee arising from the proposed relationship would represent no more than 20% of the total dollar volume of the franchisee's projected gross sales within at least one year after the franchisee commences selling the goods or services under the parties' agreement.

     NAI believes that it is exempt from compliance with the Franchise Rule, since (a) its Broker Members and their directors or executive officers typically had more than 2 years' experience as Commercial Real Estate Brokers at the time they entered into their agreements with NAI and (b) at the time a Broker Member entered into its Membership Agreement, neither NAI nor the Broker Member anticipated or should have anticipated that the sales proceeds of any Broker Member arising from membership in NAI would represent 20% or more of its sales.

     As of the date of the Prospectus, NAI has neither prepared nor distributed a franchise disclosure document ("Franchise Disclosure Document"). NAI believes that it is exempt from the requirements of many of the State Laws in states in which it has entered into Member Agreements, based on various exemptions, including, without limitation, applicable state "fractional franchise" exemptions (or the functional equivalent), exemptions in connection with the licensing of a registered trademark, or sophisticated purchaser exemptions. However, NAI appears to have been subject to certain requirements (e.g., registration or disclosure requirements) under State Laws in certain other states in which it has agreements with Broker Members. In some states, although no exemptions may have been available, past violations by NAI of claims under those State Laws would be time barred.


     NAI believes that there are approximately six (6) states with a State Law in which NAI has entered into Membership Agreements for which NAI may not be exempt, may have failed to comply with the filing or registration and disclosure provisions of such State Law, and for which it may be subject to certain sanctions or potential liability. Such sanctions or potential liability would include that NAI may be subject to civil penalties imposed by state regulatory agencies, and legal actions by existing Broker Members for rescission of existing Membership Agreements, restitution, and damages as a result of any violation of such law. NAI believes that, if any state regulatory agencies or any of the Broker Members in such states sought such remedies and any such action were successful, its potential liability could be to refund certain payments made to NAI. Notwithstanding, the applicability of such laws is uncertain as applied to NAI's Membership Agreements, and there can be no assurance that a court would not take the position that NAI should have complied with such laws in connection with those transactions. In the future NAI intends to comply with State Laws, where necessary, by preparation and delivery to prospective Members of a Franchise Disclosure Document, and registering or filing with necessary state authorities, and/or by complying with available exemptions.


     NAI has also recently entered into several Membership Agreements with Members in foreign countries. NAI believes that it either is not subject to, or would be exempt from, such laws. If NAI were subject to, or were not exempt from, such laws, it could be subject to actions by regulatory agencies and legal actions by existing Members, and subject to fines, penalties, and damages. NAI intends to comply with such laws in the future.

Trademarks

     NAI has a registered servicemark on the principal register with the United States Patent and Trademark Office for the logo design eagle with the initials "NAI" and the name "New America."

Legal Proceedings

     There is no material litigation pending, or to its knowledge, threatened against NAI or its properties.

Property

     NAI leases approximately 8,100 square feet of office space as its corporate headquarters located at Route 130 and Maple Stream Road, Hightstown, New Jersey. The landlord, The Building Center, Inc., is wholly owned by Gerald C. Finn and his wife. See "Certain Transactions." The lease provides for an annual rental of $102,000 plus the payment of maintenance expenses. The initial lease, which expired on August 31, 1989, has been extended by an Extension of Lease Agreement, dated April 15, 1998, which provides for a one year term with automatic one year renewals, unless either party gives 90 days written notice.

                                    THE OFFER

General

     Kranzco hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange $0.7707 of the aggregate Offer Consideration for each outstanding NAI Share, up to a maximum of 10,379,531 NAI Shares, validly tendered on or prior to the Expiration Date and not properly withdrawn. The aggregate Offer Consideration consists of $8,000,000 of Notes. Tendering NAI Stockholders will not be obligated to pay any charges or expenses of the Exchange Agent. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of NAI Shares pursuant to the Offer will be paid by or on behalf of Kranzco. The purpose of the Offer is to enable Kranzco to acquire 80% of the outstanding NAI Shares. Immediately following the consummation of the Exchange Offer, Kranzco and NAI intend to consummate the transactions referred to under the heading "Proposed Related Transactions" (generally referred to herein as the "Proposed Related Transactions"), including the Distribution, the Rights Offering and the Concurrent Offering. See "Proposed Related Transactions," "The Distribution," "The Rights Offering" and "The Concurrent Offering." Kranzco's obligations to exchange the aggregate Offer Consideration for 10,379,531 NAI Shares pursuant to the Offer is subject to (i) the Minimum Tender Condition, (ii) the representations and warranties of NAI contained in the Exchange Agreement being true and correct on the Expiration Date, and (iii) the satisfaction of other conditions set forth in the Exchange Agreement. See "The Offer--Conditions of the Offer." Subject to the provisions of the Exchange Agreement, Kranzco expressly retains the right to amend, terminate or withdraw the Offer at any time prior to the consummation of the Exchange Offer. According to NAI, as of June 30, 1998, there were 12,974,414 NAI Shares outstanding. The Finns have agreed to tender 80% of their respective NAI Shares in the Exchange Offer, and, in the event that less than 80% of the issued and outstanding NAI Shares are tendered by other NAI Stockholders in the Exchange Offer, the Finns agreed to tender up to an additional 10% of their NAI Shares, as may be required to reach the Minimum Tender Condition. Although the Finns have agreed to tender up to 90% of the NAI Shares owned by them, such number of NAI Shares is not sufficient to meet the Minimum Tender Condition without other NAI Stockholders joining in the tender. Accordingly, if other NAI Stockholders do not tender a number of NAI Shares, that together with the NAI Shares to be tendered by the Finns, would meet the Minimum Tender Condition, the Exchange Offer will not be consummated and NAI will continue to conduct its business as a private company.

Timing of the Offer

     The Offer is currently scheduled to expire on __________, 1998; however, Kranzco has the right, subject to the Exchange Agreement, to extend or amend the Offer at any time or from time to time, as the case may be, and may choose to extend the Offer as necessary until all conditions to the Offer have been satisfied or waived. See "--Extension, Termination and Amendment." Kranzco may also terminate the Offer if the conditions precedent to the Offer have not been satisfied. See "The Offer--Conditions of the Offer." However, the obligation of the Finns to tender NAI Shares owned by them will terminate on December 31, 1998.

Extension, Termination and Amendment

     Subject to the applicable rules and regulations of the Commission, Kranzco also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, exchange of, or, regardless of whether such NAI Shares were therefore accepted for exchange, exchange of any NAI Shares for Notes pursuant to the Offer, or, subject to the provisions of the Exchange Agreement, to terminate the Offer and not accept for exchange or exchange any NAI Shares for Notes not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition or, subject to the Exchange Agreement, otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which Kranzco may choose to make any public announcement, Kranzco shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any such extension, all NAI Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering NAI Stockholder to withdraw his or her NAI Shares. See "--Withdrawal Rights."

     Kranzco confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Kranzco will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Kranzco shall increase or decrease the percentage of NAI Shares being sought or the consideration offered to holders of NAI Shares, such increase or decrease shall be applicable to all holders whose NAI Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of NAI Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

Exchange of Notes for NAI Shares; Delivery of Offer Consideration

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Kranzco will accept for exchange, and will exchange, Notes for NAI Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Kranzco expressly reserves the right to delay acceptance of or the exchange of NAI Shares in order to comply with any applicable law. In all cases, exchange of NAI Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such NAI Shares, a properly completed and duly executed Letter of Transmittal or facsimile thereof and any other required documents. See "--Conditions of the Offer."

     Upon the terms and subject to the conditions of the Offer and the Exchange Agreement, including Kranzco's rights to terminate, amend or extend the offer, Kranzco will accept for exchange a maximum of 10,379,531 validly tendered NAI Shares, representing 80% of the outstanding NAI Shares. Each NAI Stockholder may tender all or any portion of his or her NAI Shares. If Kranzco determines to consummate the Offer, Kranzco will accept for exchange from each NAI Stockholder a number of validly, tendered NAI Shares representing such Stockholder's Guaranteed Minimum Tender (80% of such stockholder's NAI Shares or, if such NAI Stockholder tendered less than 80% of such stockholder's NAI Shares, then such lesser number of NAI Shares). NAI Stockholders may validly tender for exchange NAI Shares in excess of his or her Guaranteed Minimum Tender. If after aggregating the NAI Shares validly tendered pursuant to the Guaranteed Minimum Tender, the Minimum Tender Condition has not been met, Kranzco will accept for exchange such number of validly tendered NAI Shares as would be required to meet the Minimum Tender Condition on a pro rata basis from among all the NAI Shares tendered in excess of each NAI Stockholder's Guaranteed Minimum Tender (with appropriate adjustments to avoid purchases of fractional shares). Pursuant to the Exchange Agreement, the Finns agreed to tender 80% of their respective NAI Shares in the Exchange Offer, and, in the event that less than 80% of the issued and outstanding NAI Shares are tendered by other NAI Stockholders in the Exchange Offer, the Finns agreed to tender up to an additional 10% of their NAI Shares, as may be required to reach the Minimum Tender Condition. Although the Finns have agreed to tender up to 90% of the NAI Shares owned by them, such number of NAI Shares is not sufficient to meet the Minimum Tender Condition without other NAI Stockholders joining in the tender. Accordingly, if other NAI Stockholders do not tender a number of NAI Shares, that together with the NAI Shares to be tendered by the Finns, would meet the Minimum Tender Condition, the Exchange Offer will not be consummated and NAI will continue to conduct its business as a private company. See "The Exchange Agreement."

     For purposes of the Offer, Kranzco will be deemed to have accepted for exchange NAI Shares validly tendered and not withdrawn as, if and when Kranzco gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such NAI Shares pursuant to the Offer. The Exchange Agent will act as agent for tendering NAI Stockholders for the purposes of receiving the Offer Consideration and transmitting such Offer Consideration to tendering NAI Stockholders.

     If any tendered NAI Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more NAI Shares than are tendered, certificates for such unexchanged NAI Shares will be returned without expense to the tendering NAI Stockholder, as soon as practicable following expiration or termination of the Offer. If the Exchange Offer and the subsequent

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Reincorporation Merger are consummated, any certificates representing unexchanged NAI Shares returned to such tendering NAI Stockholder will reflect ownership of NAI Maryland Shares. Since the existing NAI Shares are "restricted" securities within the meaning of Rule 144 under the Securities Act, the certificates for such unexchanged NAI Shares will bear a legend to such effect.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from NAI or any "affiliate" of NAI, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1.0% of the then outstanding NAI Shares or the average weekly trading volume of the NAI Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about NAI. If two years have elapsed since the date of acquisition of restricted shares from NAI or from any "affiliate" of NAI, and the acquiror or subsequent holder thereof is deemed not to have been an "affiliate" of NAI at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Withdrawal Rights

     Tenders of NAI Shares made pursuant to the Offer are irrevocable, except that NAI Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Kranzco for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after ________, 1998.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the NAI Shares to be withdrawn, the number of NAI Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such NAI Shares. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the NAI Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Kranzco, in its sole discretion, which determination shall be final and binding. Neither Kranzco, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any NAI Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn NAI Shares may be retendered by following the procedure described under "--Procedure for Tendering" at any time prior to the Expiration Date.

Release Restrictions on NAI Shares Subject to Restricted Stock Agreements

     Certain employees of NAI received their NAI Shares pursuant to restricted stock agreements (the "Restricted Stock Agreement"). The Restricted Stock Agreement restricts the transfer of such NAI Shares and subjects such restricted NAI Shares to a repurchase right. The repurchase right grants NAI the option, for a period of three years following the date of grant, to repurchase the restricted NAI Shares if the employee's services to NAI are terminated. NAI may repurchase restricted NAI Shares for a period of 90 days after the date of any such termination at prices ranging from $.10 per NAI Share in the first year after grant to $.30 per NAI Share in the third year after grant. See "Management-Restricted Stock Agreements." In connection with the Exchange Offer, NAI has agreed to permit the transfer to Kranzco of all restricted NAI Shares which are validly tendered on or prior to the Expiration Date, and not subsequently withdrawn. In addition, NAI has agreed to eliminate the repurchase option with respect to all restricted NAI Shares owned by any such employee after the consummation of the Exchange Offer, if such employee tenders at least 80% of his or her restricted NAI Shares.

     The release of any or all of the preceding restrictions could cause the holders of restricted NAI Shares to immediately recognize ordinary income in an amount equal to the excess of the fair market value of such NAI Shares at the time the restrictions are released over any amounts paid to acquire such NAI Shares. In addition, withholding taxes will be payable to NAI (or withheld by NAI from amounts otherwise due such holders) in connection with any such recognition of income. Holders of restricted NAI Shares are urged to consult their tax advisors concerning the federal, state and local tax consequences of the release of any restrictions on their NAI Shares.

Procedure for Tendering

     For an NAI Stockholder validly to tender NAI Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus and certificates for tendered NAI Shares must be received by the Exchange Agent at such address prior to the Expiration Date. Any NAI Stockholder that desires to tender NAI Shares and whose certificates for such NAI Shares are not immediately available or who cannot deliver all required documents to the Exchange Agent prior to the Expiration Date, should contact the Exchange Agent immediately at
(800) 829-8432.

     No signature guarantee is required on the Letter of Transmittal in cases where the Letter of Transmittal is signed by the registered holder(s) of the NAI Shares tendered therewith. If the certificates for NAI Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged NAI Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO THE OFFER CONSIDERATION, A STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDING IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS.

     In all cases, exchanges of NAI Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for NAI Shares, properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), and any other required documents.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of NAI Shares will be determined by Kranzco, in its sole discretion, which determination shall be final and binding. Kranzco reserves the absolute right to reject any and all tenders of NAI Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Kranzco's counsel, be unlawful. Kranzco also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any NAI Shares. No tender of NAI Shares will be deemed to have been validly made until all defects and irregularities in tenders of NAI Shares have been cured or waived. Neither Kranzco, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any NAI Shares or will incur any liability for failure to give any such notification. Kranzco's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

     The tender of NAI Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering NAI Stockholder and Kranzco upon the terms and subject to the conditions of the Offer.

Conditions of the Offer


     In accordance with the Exchange Agreement, Kranzco's obligation to consummate the Exchange Offer is subject to the fulfillment, at or prior to the Expiration Date of the Exchange Offer of the following conditions: (i) the parties to the Exchange Agreement are not subject to any order or injunction which prohibits the consummation of the Exchange Agreement and the Proposed Related Transactions; (ii) the Registration Statement shall have become effective and all necessary state securities law approvals shall have been obtained and no stop order with respect to any of the foregoing shall be in effect; (iii) 80% of the total number of issued and outstanding NAI Shares shall have been validly tendered and not withdrawn prior to the Expiration Date in the Exchange Offer; (iv) Kranzco shall have obtained the approval for the listing of Kranzco Common Shares issuable upon conversion of the Notes on the NYSE, subject to official notice of issuance; (v) all required consents, authorizations, orders and approvals of any governmental entity or third parties shall have been obtained or made; (vi) each party to the Exchange Agreement shall have delivered all such documents or certificates and disclosed such information as the other party may reasonably request; (vii) NAI and the Finns shall have performed their agreements contained in the Exchange Agreement and the representations and warranties of NAI and the Finns contained in the Exchange Agreement shall be true and correct in all material respects as of the Expiration Date, and Kranzco shall have received a certificate of NAI and of each of the Finns certifying to such effect; (viii) the Finns and an escrow agent shall have entered into an Escrow Agreement (as defined below); (ix) Kranzco shall have received evidence in writing that Matthew Arnold, Robert McMenamim and Marc Shegoski have resigned from the Board of Directors of NAI, effective as of the closing date; (x) Kranzco shall have received a legal opinion from NAI's counsel on certain issues, including, among other things, the capitalization of NAI and the ownership of NAI Shares, the organization and good standing of NAI and its subsidiaries, the authority of NAI and the Finns, any required consents and approvals, absence of violations of charter documents, compliance with applicable law, and the accuracy of the information contained in the Registration Statement; (xi) any consent or waiver of the holders of the NAI Series A Preferred Stock shall have been obtained; (xii) from the date of the Exchange Agreement through the Expiration Date, there shall not have occurred any change in the financial condition, business, operations or prospects of NAI and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have an NAI Material Adverse Effect (as defined in the Exchange Agreement); and (xiii) Norma Finn shall have entered into a letter agreement pursuant to which she agrees not to convert the Notes issued to her until after three years following the issuance of the Notes other than upon the occurrence of a Change in Control or an Event of Default but in no event prior to the date one year after the date of issuance of the Notes. See "The Exchange Agreement" for a summary of the terms of the Exchange Agreement.



     In addition, the obligation of the Finns to tender the NAI Shares owned by them is subject to fulfillment, at or prior to the Expiration Date of the Exchange Offer of the conditions set forth in clauses (i) through (vi) above, and the following conditions, unless waived by the Finns: (i) Kranzco shall have performed its agreements contained in the Exchange Agreement and the representations and warranties of Kranzco contained in the Exchange Agreement shall be true and correct in all material respects as of the Expiration Date, and NAI and the Finns shall have received a certificate of Kranzco certifying to such effect; (ii) NAI shall have received a legal opinion from Kranzco's counsel on certain issues, including the organization and good standing of Kranzco, the capitalization of Kranzco, the authority of Kranzco, and any required consents and approvals, and absence of violations of charter documents; and (iii) from the date of the Exchange Agreement through the Expiration Date, there shall have not occurred any material adverse change in the financial condition, business, operations or prospects of Kranzco (provided, however, that a change in the price of Kranzco Common Shares does not constitute a material adverse change).


     Furthermore, the Exchange Agreement and the Exchange Offer may be terminated by action of the Finns, the Board of Directors of NAI or the Board of Trustees of Kranzco by mutual agreement, or, under certain circumstances, including, if (a) the Exchange Offer shall not have been consummated by December 31, 1998, or (b) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate the Exchange Agreement pursuant to clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under the Exchange Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. See "Proposed Related Transactions--The Exchange Agreement."

     Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Kranzco's obligation to exchange or return tendered NAI Shares promptly after the termination or withdrawal of the Offer), and subject to the Exchange Agreement, Kranzco shall not be required to accept for exchange or exchange any NAI Shares, may postpone the acceptance for exchange or exchange for tendered NAI Shares and may, in its sole discretion, terminate or amend the Offer as to any NAI Shares not then exchanged for any reason, including, without limitation, if at the Expiration Date any of the Minimum Tender Condition has not been satisfied or waived or if on or after the date of this Prospectus and on or prior to the Expiration Date, Kranzco believes that the representations and warranties of NAI contained in the Exchange Agreement are not, at that point, true and correct. Any conditions to this Offer are for the sole benefit of Kranzco and may be asserted by Kranzco regardless of the circumstances giving rise to any such conditions (including any action or inaction by Kranzco) or may be waived by Kranzco in whole or in part. The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Kranzco and will be final and binding on all parties. The failure by Kranzco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time, prior to the consummation of the Exchange Offer. Notwithstanding the fact that Kranzco reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered NAI Shares, Kranzco will either promptly exchange such NAI Shares or promptly return such NAI Shares.

     Kranzco will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Kranzco will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of NAI Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Kranzco for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Accounting Treatment

     Kranzco will account for the acquisition of NAI Shares pursuant to the Offer using the purchase method of accounting. Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. NAI's financial position and results of operations will not be included in Kranzco's consolidated accounts prior to the consummation date of the Exchange Offer and the Distribution. Subsequent to the Transaction, Kranzco will account for its 9.8% interest in NAI using the cost method of accounting.

                              DESCRIPTION OF NOTES

     The Notes will be issued under an indenture, to be dated as of the closing of the Exchange Offer (the "Indenture"), between Kranzco and the United States Trust Company of New York, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, copies of which will be available for inspection at the Corporate Trust Office of the Trustee in New York, New York, Capitalized terms used in this section, unless otherwise defined in this Prospectus, are defined in the Indenture, and such definitions are incorporated in their entirety herein by reference.

     The following description of the Notes and the Indenture is a summary of the provisions thereof, and does not purport to be complete and is qualified in its entirety by reference to the Indenture. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the applicable Indenture.

General


     The Notes will be unsecured, subordinated general obligations of Kranzco, will mature ten years following the date of original issuance thereof and will be limited to an aggregate principal amount of $8,000,000. The Notes will bear interest at a rate of 6% per annum from the date of original issuance, or from the most recent Interest Payment Date on which interest has been paid or provided for, payable quarterly on January 1, April 1, July 1 and October 1 of each year, to the Persons in whose name the Notes are registered at the close of business on the preceding March 15, June 15, September 15, or December 15 (whether or not a Business Day (as defined herein)), as the case may be. THE NOTES ARE NOT NEGOTIABLE AND ARE NOT TRANSFERABLE EXCEPT UPON DEATH OF A HOLDER IN ACCORDANCE WITH THE LAWS OF DESCENT AND DISTRIBUTION OR IN CONNECTION WITH A GIFT WITHOUT CONSIDERATION.


     Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will be direct, unsecured obligations of Kranzco and will rank equally with all other unsecured and unsubordinated indebtedness of Kranzco from time to time. The Notes will be effectively subordinated to any secured indebtedness of Kranzco to the extent of the value of the assets securing such indebtedness. The Indenture will permit Kranzco to incur additional secured and unsecured indebtedness.

     The Notes will not be subject to any mandatory redemption or annual sinking fund payments.

     The Indenture does not contain any provisions that would limit the ability of Kranzco to incur indebtedness or that would afford the holders of the Notes (the "Holders") protection in the event of (i) a highly leveraged or similar transaction involving Kranzco and (ii) a reorganization, restructuring, merger or similar transaction involving Kranzco that may adversely affect the Holders. In addition, Kranzco may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of Kranzco that would increase the amount of Kranzco's indebtedness or substantially reduce or eliminate Kranzco's assets, which may have an adverse effect on Kranzco's ability to service its indebtedness, including the Notes. Kranzco and its management have no present intention of engaging in a highly leveraged or similar transaction involving Kranzco.

     Kranzco conducts certain of its operations through its subsidiaries. The rights of Kranzco and its creditors, including the Holders, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that Kranzco may itself be a creditor with recognized claims against the subsidiary.

Optional Redemption by Kranzco

     Kranzco may redeem the Notes, at any time after two years following the date of original issuance thereof, in whole or from time to time in part, at the election of Kranzco, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed and (ii) accrued interest thereon to the redemption date, if any with respect to such Notes (the "Redemption Date").

     From and after the date notice has been given as provided in the Indenture, if funds for the redemption of any Notes called for redemption shall have been made available on such redemption date, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Note register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes to be redeemed by Holders. The Notes will remain convertible after a notice of optional redemption until the close of business on a Business Day immediately preceding the Redemption Date. See "--Conversion Rights."

     Kranzco will notify the Trustee at least 45 days prior to the Redemption Date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and the Redemption Date. If less than all the Notes are to be redeemed at the option of Kranzco, the Trustee shall select, pro rata or by lot or by any other method that the Trustee considers fair and appropriate under the circumstances, Notes of such series to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

Form, Denomination and Registration

     Except as set forth below, the Notes will be issued in the form pursuant to the Indenture. The Notes will be issued only in fully registered form, without exception. No service charge will be made for any registration of transfer or exchange of Notes, but Kranzco may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Kranzco will appoint the Trustee as registrar, Paying Agent, transfer agent, and conversion agent of the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the Holders and their respective holdings and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal and interest with respect to the Notes received by the Trustee from Kranzco are duly paid to the Holders,
(iii) transmitting to Kranzco any notices from Holders, (iv) accepting conversion notices and related documents, and transmitting the relevant items to Kranzco, and (v) delivering certificates for Kranzco Common Shares issued in conversion of the Notes.

Payments and Paying Agents

     Payments of principal of and interest on the Notes will be made at the office of the Trustee or, at the option of the Holder and subject to any fiscal or other laws and regulations applicable thereto, at the corporate trust office of the Trustee or any Paying Agent. Payment in respect of principal on Notes will be made only against surrender of such Notes and will be made by U.S. Dollar check. Payment in respect of interest on each Interest Payment Date with respect to any such Note will be made to the Person in whose name such Note is registered on the relevant Record Date by U.S. Dollar check.

     If the due date for payment of any amount in respect of principal or interest on any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place and shall not be entitled to any further interest or other payment in respect of any such delay. As used in the Indenture regarding payment, "Business Day" means a day on which banks are open for business in the states of New York and Pennsylvania and carrying out transactions in U.S. Dollars in the relevant place of payment.

     Subject to certain limitations set forth in the Indenture, Kranzco reserves the right at any time to vary or terminate the appointment of the Trustee or any Paying Agent with or without cause and to appoint another Trustee or additional or other Paying Agents and to approve any change in the specified offices through which any Paying Agent acts.

Conversion Rights

     The Notes will be convertible, in whole or in part, into Kranzco Common Shares at the option of the Holder at any time after two years from the following date of original issuance thereof and prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed, at the conversion price stated on the cover page of this Prospectus. The right to convert Notes called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date unless Kranzco defaults in making the payment due on the Redemption Date. The Finns and Norma Finn have agreed not to convert the Notes into Kranzco Common Shares until three years from the date of issuance; provided, however, that in the event that Kranzco issues a notice of redemption relating to the Notes prior the end of such three-year period, then the Finns and Norma Finn may earlier convert the Notes issued to them, in accordance with the terms of such Notes. See "Optional Redemption." Unless the Notes are previously convertible, during the period from the date Kranzco resolves to take any action that would constitute a Change in Control (as defined below) until five days prior to the consummation of such Change in Control Transaction, the holders of the Notes shall have the right to make an election to convert all or any Notes conditional upon approval of such Change in Control by the holders entitled to vote on such matter, in which case, if such Change in Control is approved, conversion of such Notes as to which a conditional election has been made shall occur upon the later of (i) immediately prior to such Change in Control, or (ii) the date one year after the date of original issuance of the Notes. A "Change in Control" shall be deemed to have occurred upon (i) the merger or consolidation of Kranzco with or into any entity, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of Kranzco's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the merger documents of the surviving entity or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, of the holders of the Notes, or (ii) the sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of Kranzco. The Notes will also be convertible immediately upon an Event of Default; however, if an Event of Default occurs prior to one year from the date of original issuance of the Notes, any conversion of such Notes will not be permitted until one year from the date of original issuance of the Notes, and then will only be permitted if such Event of Default has not been cured prior to one year from the date of original issuance of the Notes.

     The conversion price will be subject to adjustment upon the occurrence of certain events, including (i) the payment of dividends (and other distributions) of Kranzco Common Shares on any class of capital stock of Kranzco; (ii) the issuance to all holders of Kranzco Common Shares of rights, warrants or options entitling them to subscribe for or purchase Kranzco Common Shares at less than the current market price (as defined) thereof; and (iii) subdivisions and combinations of Kranzco Common Shares. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

     For example, if Kranzco declares a one-for-one share split or share dividend, the conversion price will be adjusted to one-half of the conversion price prior to the share split or share dividend. Similarly, if Kranzco effects a reverse split, the conversion price will be proportionately affected. Finally, if Kranzco makes a dividend or other distribution of its Common Shares, the conversion price will be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of Common Shares outstanding plus the number of Common Shares which the aggregate of the offering price of the total number of Common Shares so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of Common Shares outstanding plus the number of Common Shares so offered for subscription or purchase.

     In the event that Kranzco distributes rights or warrants (other than those referred to in clause (ii) of the preceding paragraph) pro rata to holders of Kranzco Common Shares, so long as any such rights or warrants have not expired or been redeemed by Kranzco, the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the Kranzco Common Shares issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of Kranzco Common Shares equal to the number of Conversion Shares is entitled to at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of Kranzco Common Shares into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The conversion price of the Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Kranzco Common Shares are converted into the right to receive other securities, cash or other property, each Note then outstanding would, without the consent of any Holders, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a Holder of the number of Kranzco Common Shares which would have been received by such Holder immediately prior to such transaction if such Holder had converted its Note.

     Fractional Kranzco Common Shares will not be issued upon conversion, but, in lieu thereof, Kranzco will pay a cash adjustment based upon market price.

     Except as described in this paragraph, no Holder will be entitled, upon conversion of a Note, to any actual payment or adjustment on account of accrued and unpaid interest (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Kranzco Common Shares received by the Holders upon such conversion) or on account of dividends on Kranzco Common Shares issued in connection therewith. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (except Notes called for redemption on a Redemption Date within such period between and including such Regular Record Date and such Interest Payment Date) must be accompanied by payment to Kranzco of an amount equal to the interest payable on such Interest Payment Date on the principal amount converted.

     If at any time Kranzco makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Kranzco, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the conversion price adjustment provisions of the Indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the receipt of taxable income to Holders of Notes.

     In addition, Kranzco may make such reductions in the conversion price as Kranzco's Board of Directors deems advisable to avoid or diminish any income tax to holders of Kranzco Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

Consolidation, Merger and Sale of Assets

     The Indenture will provide that Kranzco, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or may permit any Person to consolidate with or merge into, or transfer or lease its properties substantially as an entirety to, Kranzco, provided that (i) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (ii) the successor, transferee or lessee, if other than Kranzco, expressly assumes Kranzco's obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the Trustee; (iii) after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; and (iv) certain other conditions are met.

     Under any consolidation by Kranzco with, or merger by Kranzco into, any other Person or any conveyance, transfer or lease of the properties and assets of Kranzco substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which Kranzco is merged or the transferee or lessee to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, Kranzco under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Notes.

Modification of the Indenture

     Under the Indenture, with certain exceptions, the rights and obligations of Kranzco with respect to the Notes and the rights of holders of the Notes may be modified by Kranzco and the Trustee only with the consent of the holders of at least a majority in principal amount of the outstanding Notes. However, without the consent of each holder of Notes affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Notes; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Notes; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Notes; (iv) change the currency for payment of the principal of, or premium or interest on, any Notes; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) reduce the amount of outstanding Notes necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

Modification and Waiver

     The Indenture contains provisions permitting Kranzco and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, to enter into one or more supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Notes, except that no such modification or amendment may, without the consent of the Holders of each of the Outstanding Notes affected thereby, among other things, (i) change the Stated Maturity of the principal of or any installment of interest on any Note; (ii) reduce the principal amount thereof or any premium thereon or the rate of interest thereon; (iii) adversely affect the right of any Holder to convert any Note as provided in the Indenture; (iv) change the place of payment where, or the coin or currency in which, the principal of any Note or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any Note on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (vi) modify the subordination provisions of the Indenture in a manner adverse to the Holders; (vii) modify the redemption provisions of the Indenture in a manner adverse to the Holders; (viii) modify the provisions of the Indenture relating to Kranzco's requirement to offer to repurchase Notes upon a Change in Control in a manner adverse to the Holders; (ix) reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for any such modification or amendment of the Indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (x) modify the foregoing requirements.

     The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance by Kranzco with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holders of each Outstanding Note affected.

Subordination

     The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of Kranzco, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or provision for such payment in money or money's worth, before the Holders will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. No payments on account of principal of, premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding is pending with respect to any such default. The Notes are also effectively subordinated in right of payment to the prior payment in full of all indebtedness of Kranzco's subsidiaries.

     By reason of such subordination, in the event of insolvency, Holders of the Notes and other creditors of Kranzco who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on all indebtedness of Kranzco for borrowed money, other than the Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or any other indebtedness of Kranzco or (ii) ranks pari passu in right of payment to the Notes. The term "indebtedness for borrowed money" when used with respect to Kranzco is defined to mean (a) any obligation of, or any obligation guaranteed by, Kranzco for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (b) all obligations of Kranzco with respect to interest rate hedging arrangements to hedge interest rates relating to Senior Indebtedness of Kranzco, (c) any deferred payment obligation of, or any such obligation guaranteed by, Kranzco for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (d) any obligation of, or any such obligation guaranteed by, Kranzco for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of Kranzco under generally accepted accounting principles.

     At March 31, 1998, Senior Indebtedness and indebtedness of Kranzco and Kranzco's Subsidiaries was approximately $257,201,000. Kranzco and its Subsidiaries expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or additional indebtedness of Kranzco or its Subsidiaries.

Defeasance

     The Indenture will provide that (i) if applicable, Kranzco will be discharged from any and all obligations in respect of the Outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to provide for conversion of the Notes, to maintain Paying Agents and hold moneys for payment in trust and to repurchase Notes in the event of a Change in Control) or (ii) if applicable, Kranzco may decide not to comply with certain restrictive covenants, but not including the obligation

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

to provide for conversion of the Notes or repurchase Notes in the event of a Change in Control, and that such decision will not be deemed to be an Event of Default under the Indenture and the Notes, in either of case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in written opinions thereof to pay the principal of, premium, if any, and each installment of interest on the Outstanding Notes. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things (a) with respect to clause (i), Kranzco has delivered to the Trustee an Opinion of Counsel to the effect that Kranzco has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or there has been a change in law which, in the opinion of counsel to Kranzco, provides that Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), Kranzco has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (b) no Event of Default (or event that with notice or lapse of time, or both, would constitute an Event of Default) shall have occurred or be continuing; (c) Kranzco has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (d) certain other customary conditions precedent are satisfied.

Events of Default

     An Event of Default is defined in the Indenture to be a (i) default in the payment of any interest upon any of the Notes for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default in the payment of the principal of and premium, if any, on any of the Notes when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default by Kranzco in the performance or breach of any of its other covenants in the Indenture which will not have been remedied by the end of a 60-day period after written notice to Kranzco by the Trustee or to Kranzco and the Trustee by the Holders of at least 50% in principal amount of the Outstanding Notes; (iv) the default in the payment of principal or interest when due which extends beyond any stated period of grace applicable thereto, or an acceleration for any other reason, of the maturity of any indebtedness of Kranzco, with an aggregate principal amount in excess of $30 million, and (v) certain events of bankruptcy, insolvency or reorganization of Kranzco.

     The Indenture will provide that if an Event of Default (other than of a type referred to in clause (v) of the preceding paragraph) shall have occurred and is continuing, either the Trustee or the Holders of at least 50% in principal amount of the Outstanding Notes may declare the principal amount of all Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (v) of the preceding paragraph shall have occurred, the principal amount of the Outstanding Notes shall automatically become immediately due and payable.

     The Indenture will also provide that the Holders of not less than a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by it that is not inconsistent with such direction.

     The Indenture contains provisions entitling the Trustee, subject to its duty during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of the Holders.

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

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 50% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee on behalf of the holders, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 30 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Indenture requires Kranzco to file annually with the Trustee a certificate, executed by a designated officer of Kranzco, stating to the best of his knowledge that Kranzco is not in default under certain covenants under the Indenture or, if he has knowledge that Kranzco is in such default, specifying such default.

Information Concerning the Trustee

     The Trustee under the Indenture will be United States Trust Company of New York.

     The Trustee will act as registrar and transfer agent for the Notes. Registration of transfers of the Notes will be effected without charge by or on behalf of Kranzco, but upon payment of any tax or other governmental charges that may be imposed in connections with any transfer or exchange.

     Following the offering hereunder, the Trustee shall have and be subject to all the duties and responsibilities specified in the Indenture. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

     Anyone who receives this Offering Memorandum may obtain a copy of the Indenture without charge by writing to Kranzco Realty Trust, 128 Fayette Street, Conshohocken, Pennsylvania 19428, telephone number: (610) 941-9292, Attention:
Robert H. Dennis.

                MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership, conversion and disposition of the Notes or the Kranzco Common Shares acquired in conversion of the Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the acquisition, ownership, conversion and disposition of the Notes or the Kranzco Common Shares acquired in conversion of the Notes by an NAI Stockholder in light of such Stockholder's personal circumstances.

     This discussion is limited to the U.S. federal income tax consequences relevant to an NAI Stockholder receiving Notes pursuant to this offering, and who is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) treated as a domestic corporation or a domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code (a "U.S. Holder"). This discussion does not address the tax consequences to a Holder that is not a U.S. Holder. This discussion also does not address the U.S. federal income tax consequences of the acquisition, the ownership, conversion or disposition of the Notes or Kranzco Common Shares not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to NAI Stockholders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrift institutions, insurance companies or other financial institutions, persons that hold the Notes or the Kranzco Common Shares as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     This discussion is based on the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     EACH NAI STOCKHOLDER CONSIDERING THE ACQUISITION OF A NOTE IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATION. THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH NAI STOCKHOLDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND/OR TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE.

Federal Income Taxation of the Exchange Offer

     General

     The exchange by an NAI Stockholder of its NAI Shares for Notes pursuant to the Exchange Offer is intended to qualify as an installment sale, as described below, unless such NAI Stockholder expressly makes a timely election to have the installment sale rules not apply. If such an election is made, the exchange will constitute a taxable sale and the electing NAI Stockholder will recognize (i) a capital gain measured by the excess of the Offer Consideration received over its adjusted tax basis in the NAI Shares tendered, or (ii) a capital loss measured by the excess of its adjusted tax basis in the NAI Shares tendered over the Offer Consideration received. In general, the Offer Consideration will equal the fair market value of the Notes received, in the case of a cash method taxpayer, and will equal the face amount of the Notes received, in the case of an accrual method taxpayer.

     The remainder of this tax discussion assumes that an election out of the installment method will not be made. In the absence of an election, the exchange is intended to qualify for installment sale treatment. In general, installment sale treatment will be available provided, among other things, that (i) the NAI Shares are not "traded on an established securities market," and (ii) the Notes will not be treated as being "readily tradable in an established securities market," as those terms are used in Section 453 of the Code. The Notes are not negotiable and are not transferable except upon death of a holder in accordance with the laws of descent and distribution or in connection with a gift without consideration. Assuming an election out of the installment method is not made and the requirements of clauses (i) and (ii) above are satisfied, in the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, the receipt of Notes by an NAI Stockholder in exchange for its NAI Shares will qualify for installment sale reporting.

     Under the installment method, a taxpayer will generally recognize gain during each taxable year equal to the product of (i) the amount of cash received (other than interest payments), if any, multiplied by (ii) the "gross profit percentage." The taxpayer's "gross profit percentage" will generally be equal to the product of (i) the total gain to be recognized by the taxpayer, divided by
(ii) the total consideration the taxpayer will receive for the property sold.

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

     Interest payable on a Note will be taxable to an NAI Stockholder as ordinary interest income either at the time it accrues or is received, depending on such NAI Stockholder's method of accounting for federal income tax purposes.

     Certain transactions can accelerate the recognition of gain under the installment sale method, including (i) a redemption of the Notes by Kranzco,
(ii) any disposition (including a gift) or pledge of the Notes, or (iii) certain grants of a security interest therein. In addition, the conversion of a Note is treated as a taxable disposition, and gain (or loss) is measured by the excess of the fair market value of the Kranzco Common Shares received in the conversion over the adjusted tax basis in the Notes.

     Additionally, an NAI Stockholder must pay interest on its deferred tax liability to the extent that it holds installment obligations with an aggregate face amount in excess of $5 million and that arose during and are outstanding as of the close of the taxable year. If applicable, the NAI Stockholder must continue to pay interest on the deferred tax liability (as may be reduced from time to time) for each subsequent taxable year in which an amount of the installment obligation remains outstanding.

     An NAI Stockholder's capital gain or loss will be long term if the NAI Shares have been held more than one year, otherwise the gain or loss will be short term. Currently, for individual taxpayers, net long term capital gains reduced by net short term capital losses are taxed at a maximum 20% federal income tax rate, provided the NAI Shares have been held for more than 12 months. Net short term capital gains are taxed at the same rate as ordinary income. An individual may deduct only $3,000 of net capital losses (net of capital gains) per year.

     Deemed Dividends

     Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the issuing corporation's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under U.S. Treasury regulations, an adjustment in the conversion price of a Note, or the failure to make such an adjustment, may, under certain circumstances, be treated as a constructive dividend to holders of Notes. Generally, an NAI Stockholder's tax basis in a Note will be increased by the amount of any such constructive dividend.

     Conversion of Notes into Kranzco Common Shares

     As described above, the conversion of the Notes into Kranzco Common Shares is a taxable event. The tax basis for the Kranzco Common Shares received upon conversion will be equal to the tax basis of the Notes converted into Kranzco Common Shares plus any gain recognized in the conversion, and the holding period of the Kranzco Common Shares will begin on the day following the date of conversion.

     Backup Withholding

     A U.S. Holder of Notes or Kranzco Common Shares may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes or proceeds from the disposition of Kranzco Common Shares. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide Kranzco with its correct TIN also may be subject to penalties. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including

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corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

     Kranzco will report to the U.S. Holders of Notes and Kranzco Common Shares and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Federal Income Taxation of Kranzco

     General

     Kranzco has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1992. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with Kranzco's taxable year ended December 31, 1992, it was organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. Kranzco intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Kranzco as to factual matters. In addition, this opinion is based upon the factual representations made by the management of Kranzco concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon Kranzco's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP. Accordingly, no assurance can be given that the actual results of Kranzco's operation for any one taxable year will satisfy such requirements. See "Material United States Federal Tax Considerations--Failure to Qualify as a Real Estate Investment Trust."

     If Kranzco qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     Kranzco will be subject to Federal income tax, however, as follows: First, Kranzco will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Kranzco may be subject to the "alternative minimum tax" to the extent that tax exceeds its regular tax. Third, if Kranzco has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that Kranzco has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for Kranzco's taxable years beginning January 1, 1998 and thereafter, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if Kranzco should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Kranzco fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect Kranzco's profitability. Sixth, if Kranzco fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, Kranzco will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Kranzco acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of Kranzco is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Kranzco

                                      -80-

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recognizes gain on the disposition of such asset during the 10-year period (the
"Recognition Period") beginning on the date on which such asset was acquired by Kranzco, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of the Recognition Period, such gain will be subject to tax at the highest regular corporate rate.

     Requirements for Qualification

     A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

     Kranzco believes that it has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Kranzco's Declaration of Trust provides restrictions regarding the transfer of its NAI Shares which are intended to assist Kranzco in continuing to satisfy the shares ownership requirements described in (5) and (6) above.

     Effective for Kranzco's taxable years commencing on and after January 1, 1998, if Kranzco complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the Five or Fewer Requirement, Kranzco will be treated as having met the requirement described in (6) above. If Kranzco were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If Kranzco's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if Kranzco's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

     Kranzco owns and operates a number of properties through wholly owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, Kranzco's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of Kranzco.

     Income Tests

     Effective for Kranzco's taxable years beginning on and after January 1, 1998, there are two percentage tests relating to the sources of Kranzco's gross income. First, at least 75% of Kranzco's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of Kranzco's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. In applying these tests, if Kranzco invests in a partnership, Kranzco will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by Kranzco will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, Kranzco may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. Kranzco will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that Kranzco will directly perform services under certain of its leases with respect to which it will receive an opinion of counsel or otherwise satisfy itself that its performance of such services will not cause the rents received with respect to such leases to fail to qualify as "rents from real property." Kranzco has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, Kranzco is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If Kranzco fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if Kranzco's failure to meet such tests was due to reasonable cause and not due to willful neglect, Kranzco attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which Kranzco may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which Kranzco failed the 75% test or the 95% test.

     Asset Tests

     At the close of each quarter of its taxable year, Kranzco must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of Kranzco's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of Kranzco's operation) and government securities. In addition, not more than 25% of the value of Kranzco's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Kranzco may not exceed 5% of the value of Kranzco's total assets. Finally, of the investments included in the 25% asset class, Kranzco may not own more than 10% of any one issuer's outstanding voting securities.

     Annual Distribution Requirements

     Kranzco, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain distributions) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of Kranzco's "REIT taxable income" (computed without regard to the

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dividends paid deduction and Kranzco's net capital gain) and (ii) 95% of the after-tax net income, if any, from foreclosure property, minus (B) a portion of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Kranzco timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that Kranzco does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, Kranzco may be subject to an excise tax if it fails to meet certain other distribution requirements. Kranzco intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that Kranzco, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Kranzco, or (b) the payment of severance benefits that may not be deductible to Kranzco. In the event that such timing differences occur, Kranzco may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, Kranzco may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Kranzco's deduction for distributions paid for the earlier year. Thus, although Kranzco may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

     Kranzco's election to be treated as a REIT will be automatically terminated if Kranzco fails to meet the requirements described above. In that event, Kranzco will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by Kranzco. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and will be eligible for the 70% dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section
1059). Kranzco will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which Kranzco's election was terminated unless Kranzco did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and Kranzco establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in Kranzco incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

     General

     So long as Kranzco qualifies for taxation as a REIT, distributions with respect to its shares of beneficial interest (the "Kranzco Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of Kranzco will be allocated first to distributions with respect to Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and then to distributions with respect to Kranzco Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent

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they do not exceed Kranzco's actual net capital gain for the taxable year)
without regard to the period for which the shareholder has held his shares. Recent legislation reduced the holding period for capital gains to be taxed at a maximum 20% rate from more than 18 months to more than 12 months. Based on that change it is expected that for a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 20% rate applicable to gains from the sale of capital assets held for more than one year except to the extent Kranzco designates the capital gain dividend as a 25% rate distribution based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Effective for Kranzco's taxable years beginning on and after January 1, 1998, if Kranzco elects to retain and pay income tax on any net long term capital gain, domestic shareholders of Kranzco would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by Kranzco on such retained capital gains and an increase in its basis in the shares of Kranzco in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Kranzco Shares. Shareholders will be required to reduce the tax basis of their Kranzco Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Kranzco Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Kranzco Shares. Any loss upon a sale or exchange of Kranzco Shares by a shareholder who held such Kranzco Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Kranzco Shares.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of Kranzco. In addition, any distribution declared by Kranzco in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Kranzco and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Kranzco no later than January 31 of the following year. Kranzco may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Kranzco.

     Upon the sale or exchange of Kranzco Shares to or with a person other than Kranzco or a sale or exchange of Kranzco Shares with Kranzco to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated capital gain or loss (taxable at a maximum rate of 20%) if the holder held such shares for more than one year.

     Backup Withholding and Information Reporting

     A noncorporate holder of Kranzco Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to distributions paid on, or the proceeds of a sale, exchange or redemption of, the Kranzco Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

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State, Local and Foreign Taxation

     Kranzco and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, NAI Stockholders should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in Kranzco.

                         COMPARISON OF RIGHTS OF HOLDERS

General

     Certain differences exist between the rights of holders of the Notes and the rights of holders of NAI Delaware Shares and between the rights of holders of NAI Delaware Shares and the rights of holders of Kranzco Common Shares. This comparison reviews the rights of holders of NAI Delaware Shares rather than NAI Maryland Shares because if the Exchange Offer is not consummated NAI will not effect the Reincorporation Merger and the NAI Delaware Shares will not be converted into NAI Maryland Shares. See "Description of Securities of NAI," "Certain Provisions of Maryland Law and of NAI Maryland's Charter and Bylaws" and "Risk Factors--Institution of Anti-takeover Measures; Anti-takeover Effect of Certain Provisions of Maryland Law and of NAI Maryland's Charter and Bylaws."

     The Notes are unsecured debt obligations of Kranzco and the Note holders' rights are governed by the terms of the Notes and the Indenture. NAI Shares are equity securities of NAI and the rights of holders of such shares are governed by the Amended and Restated Certificate of Incorporation (the "Certificate") and the Bylaws of NAI Delaware and the Delaware General Corporation Law (the "DGCL"). Kranzco Common Shares are equity securities of Kranzco and the rights of holders of such shares are governed by Title 8 ("Title 8") and certain other provisions of the Annotated Code of Maryland, the Declaration of Trust and the Kranzco Bylaws.

     The DGCL is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties and liabilities of directors and officers; dividends and other distributions; meetings of stockholders; and extraordinary actions, such as amendments to the certificate of incorporation, mergers, sales of all or substantially all of the assets and dissolution. Title 8 covers some of the same matters covered by the DGCL, including liabilities of the trust, shareholders, trustees and officers; amendments of the declaration of trust; and mergers of a Maryland REIT with other entities. There are, however, many matters that are addressed in the DGCL that are not addressed by Title 8, and it is a general practice for a Maryland REIT such as Kranzco to address some of these matters in its declaration of trust or bylaws.

     The discussion of the comparative rights of holders of NAI Shares, holders of Kranzco Common Shares and holders of the Notes set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and Title 8 and also to the Certificate and the Bylaws, the Declaration of Trust, the Kranzco Bylaws and the Notes and the Indenture.

Voting Rights

     Each NAI Share entitles the holder thereof to one vote on all matters submitted to a vote of holders of NAI Shares, including the election of directors. No action to be taken by NAI requires approval by the affirmative vote of the holders of greater than a majority of the NAI Shares entitled to vote on the matter, although certain matters also require the approval of holders of two-thirds of the shares of Series A Redeemable Convertible Preferred Stock of NAI.

     Each Kranzco Common Share entitles the holder thereof to one vote on all matters submitted to a vote of holders of Kranzco Common Shares, including the election of trustees. The following actions must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding Kranzco Common
Shares:

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

certain amendments to the Declaration of Trust; removal of trustees from the Kranzco Board; merging Kranzco into another entity, consolidating Kranzco with one or more other entities into a new entity or selling or otherwise disposing of all or substantially all of the assets of Kranzco. No other action to be taken by Kranzco requires approval by the affirmative vote of the holders of greater than a majority of the outstanding Kranzco Common Shares, although certain matters also require the approval of holders of Kranzco Preferred Shares.

     Neither Title 8 nor the Declaration of Trust entitles the holders of the Notes to any vote on any matter submitted to a vote of the holders of Kranzco Common Shares. See "Description of Notes -- Consolidation, Merger and Sale of Assets."

Standard of Conduct for Directors and Trustees

     Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty, a duty of care and a duty of candor to the shareholders of the corporation. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors .
 . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances" and the duty of candor requires directors "to disclose fully and fairly all material information within the Board's control when it seeks shareholder action." Later case law has established "gross negligence" as the standard for recovery of money damages for violations of the duty of care in the process of decision-making by directors of Delaware corporations.

     Under Title 8, the trustees of Kranzco owe no duties to the holders of the Notes.

     Under Maryland law, the standards of conduct for directors of corporations are governed by statute. The MGCL requires a director of a Maryland corporation to perform his duties in good faith, with a reasonable belief that his actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Title 8 does not contain a similar provision concerning the standard of conduct for trustees of a Maryland REIT, but Maryland courts may look to Maryland corporation law in determining the appropriate standards for trustees.

Dividends and Other Distributions

     Holders of NAI Shares are entitled to distributions if, as and when declared by the NAI Board. NAI has never paid any cash dividends on the NAI Shares and has no present intention to declare or pay any cash dividends other than as required by the terms of any existing or future outstanding shares of preferred stock of NAI. Dividends may only be paid out of the surplus of NAI or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or the preceding fiscal year.

     Holders of Kranzco Common Shares are entitled to distributions if, as and when declared by the Kranzco Board. Kranzco currently pays a quarterly cash distribution of $.48 per Kranzco Common Share (which, on an annual basis, equals $1.92 per Kranzco Common Share). However, future distributions are at the discretion of the Kranzco Board. Under Title 8 and the Declaration of Trust, there are no limits on the payment of dividends or other distributions on the Kranzco Common Shares similar to the limits in the DGCL.

     The Notes will bear interest at a rate of 6% per year from the date of original issuance, payable quarterly, but holders of the Notes are not entitled to receive any other distributions from Kranzco prior to conversion. See "Description of Notes -- General."

Restrictions on Transfer

     There are no restrictions on the transferability of NAI Shares under the DGCL, the Certificate or the Bylaws.

     The Declaration of Trust restricts the transferability of Kranzco Common Shares. The Declaration of Trust, subject to certain exceptions, authorizes the Kranzco Board to take such actions as are necessary and desirable to preserve its qualification as a REIT and to limit any person (other than (i) Norman Kranzdorf and Marvin Williams, (ii) Leonard Mandor, Robert Mandor and certain of their affiliates and (iii) certain other persons approved by the Kranzco Board, in its discretion, provided that such approval will not result in the termination of Kranzco's status as a REIT) to direct or indirect ownership of 9.8% (the "Ownership Limit") of the lesser of the number or value of the outstanding Kranzco Shares. The Ownership Limit may delay, defer or prevent a transaction or a change in control of Kranzco that might involve a premium price for the Kranzco Common Shares or otherwise be in the best interest of the shareholders of Kranzco.

     The Notes are not negotiable and are not transferable except upon death of a holder in accordance with the laws of descent and distribution or in connection with a gift without consideration.

Amendment of Bylaws

     The Bylaws may be amended by the NAI Board or by the holders of NAI Shares. The Kranzco Bylaws may be amended only by the Kranzco Board and not by the holders of Kranzco Common Shares or holders of the Notes.

Appraisal Rights

     Under the DGCL, holders of shares of stock of NAI are entitled to appraisal rights in connection with certain mergers of NAI into another entity. Under Title 8, because the Kranzco Common Shares are listed on a national securities exchange, holders of such shares have no appraisal rights. Holders of the Notes have no appraisal rights. The Reincorporation Merger does not give rise to appraisal rights with respect to the NAI Shares under the DGCL.

NAI Board and Kranzco Board

     The business and affairs of NAI are managed under the direction of a seven-member board of directors. The business and affairs of Kranzco are managed under the direction of a seven-member board of trustees.

     The Bylaws provide that the number of directors of NAI shall be not less than two nor more than nine and shall be seven until such number is changed by the NAI Board from time to time. Vacancies occurring for any reason (other than the removal of director without cause) may be filled by a majority of the directors then in office. All directors are elected at each annual meeting for a term lasting until the next annual meeting and the election and qualification of their successors.

     The Declaration of Trust provides that the number of trustees of Kranzco cannot be less than two or more than 15. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting of the trustees called for that purpose, by a majority of the trustees. The Kranzco Board is divided into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. At each annual meeting, one class of trustees will be elected for a term of three years and the trustees in the other two classes will continue in office.

     Kranzco believes the classification of the Kranzco Board will help to assure the continuity and stability of Kranzco's business strategies and policies as determined by the Kranzco Board.

     The classified board provision could, however, have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the trustees on the Kranzco Board. Thus, the classified board could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees might have the effect of delaying, deferring or preventing a change in control of Kranzco or other transaction which might involve a premium price for Kranzco Common Shares or otherwise be in the best interest of its shareholders.

Special Meetings

     Under the DGCL, a special meeting of the stockholders of NAI may be called by the NAI Board or by any person authorized to do so by the Certificate or the Bylaws. The Bylaws provide that a special meeting of the stockholders of NAI may be called by its President and must be called by the Secretary at the written request of a majority of the entire board of directors or holders of at least 25% of the outstanding NAI Shares. Under the Kranzco Bylaws, a special meeting of holders of Kranzco Common Shares may be called by the President or one-third of the trustees and must be called upon the written request of the holders of Kranzco Common Shares entitled to cast not less than 40% of all the votes entitled to be cast at such meeting.

Advance Notice for Shareholder Nominations for Directors and Trustees and Proposals of New Business

     Holders of NAI Shares are not required to provide advance notice to nominate a director or to propose new business at NAI's annual meeting of stockholders.

     In order to nominate a trustee or to propose new business at a meeting of Kranzco shareholders, a shareholder entitled to vote at the meeting must comply with certain advance notice provisions in the Kranzco Bylaws, which include the requirement that such shareholder must generally give written notice of not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Similar notice must be given in connection with nominations for trustees at special meetings called for the purpose of electing one or more trustees.

Action by Written Consent

     Any action required or permitted to be taken at an annual meeting or special meeting of stockholders of NAI may be taken without a meeting if a written consent to the action is signed by holders of outstanding shares of stock having not less than the minimum number of votes required to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

     Any action required or permitted to be taken at an annual or special meeting of shareholders of Kranzco may be taken without a meeting only if a written consent to the action is signed by holders of all of the outstanding shares entitled to vote thereon.

Amendment of Certificate and Declaration of Trust

     An amendment to the Certificate must be approved by holders of a majority of the outstanding stock entitled to vote thereon. The trustees of the Kranzco Board, by a two-thirds vote, may at any time amend the Declaration of Trust of Kranzco to enable Kranzco to maintain its qualification as a REIT under the Code or as a Maryland REIT, without the approval of the shareholders. Other amendments require the affirmative vote of the holders of a majority of the outstanding Kranzco Shares entitled to vote thereon except that amendments to the provisions of the Declaration of Trust relating to the removal of trustees, the restrictions on transfer of Kranzco Shares, reorganizations and mergers require the affirmative vote of the holders of two-thirds of the outstanding Kranzco Shares entitled to vote thereon.

Limitation of Liability of Directors, Trustees and Officers

     Although the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the liability of the directors and officers of NAI to NAI or to any stockholder of NAI for monetary damages for breach of fiduciary duty as a director or officers except for (a) any breach of the director's duty of loyalty to NAI or the stockholders of NAI,
(b) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) unlawful dividends or redemptions or purchases of stock, or (d) any transaction from which the director derived an improper personal benefit, the NAI certificate of incorporation includes no such provision.

     As permitted by Title 8, the Declaration of Trust contains a provision eliminating the liability of trustees and officers of Kranzco to Kranzco or to any shareholder of Kranzco for money damages in suits by or in the right of Kranzco or by shareholders of Kranzco except for (a) actual receipt of an improper personal benefit in money, property or services and (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Indemnification of Directors, Trustees and Officers

     NAI is required to indemnify, to the fullest extent permitted by the DGCL, any and all persons that it shall have the power to indemnify under the DGCL. The DGCL currently permits NAI to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, the DGCL does not permit NAI to indemnify any person for judgments or amounts paid in settlement in a suit by or in the right of NAI. The Bylaws provide that the rights to indemnification provided thereby are non-exclusive.

     Kranzco is required by its Bylaws, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any trustee or officer, or former trustee or officer, (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission giving rise to the claim was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or
(iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. Maryland law permits indemnification for settlements (but not judgments) in suits by or in the right of the trust. Kranzco is also required by its Bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a trustee or officer made a party to a proceeding by reason of his status as such upon receipt of a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of indemnification under the Kranzco Bylaws and a written undertaking to repay such expenses if it is ultimately determined that the applicable standard was not met.

     The DGCL, Title 8, the Certificate, the Bylaws, the Declaration of Trust and the Kranzco Bylaws and the Notes may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The NAI Board and the Kranzco Board have been advised that, in the opinion of the commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is, therefore, unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers or persons controlling NAI or Kranzco pursuant to the foregoing provisions, NAI and Kranzco have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Business Combinations

     Under the DGCL, certain "business combinations" (including certain mergers, consolidations, asset transfers and certain issuances or reclassifications of securities) between a Delaware corporation and any person who owns 15% percent or more of the outstanding voting stock of the corporation (an "Interested Stockholder") or certain affiliates of the Interested Stockholder are prohibited for three years after the time that the Interested Stockholder became an Interested Stockholder. This provision of the DGCL does not apply, however, to certain business combinations, including any business combination or transaction resulting in an Interested Stockholder becoming an Interested Stockholder if the combination or transaction was approved by the board of directors of the corporation prior to the time the Interested Stockholder became an Interested Stockholder. However, the business combination provisions of the DGCL do not currently apply to NAI because it does not have a class of voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders.

     Under the MGCL, as applicable to Maryland REITs, certain "business combinations" (including certain mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities) between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period before the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of votes entitled to be cast by holders of voting shares other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has exempted from the Maryland statute any business combination with Mr. Kranzdorf or Mr. Williams or any other person acting in concert or as a group with either of the foregoing persons. The business combination statute could have the effect of delaying, deferring or preventing a change in control of Kranzco or other transaction that might be in the best interests of shareholders of Kranzco.

Removal of Directors and Trustees

     A director of NAI may be removed, with or without cause, by the holders of a majority of NAI Shares. A trustee of Kranzco may be removed, with or without cause, by the affirmative vote of holders of not less than two-thirds of the Kranzco Common Shares outstanding and entitled to vote in the election of trustees. Holders of the Notes have no rights with respect to the removal of trustees.

Inspection of Books and Records

     Any stockholder of NAI, upon making a written demand, may examine the stockholders' list and may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder. Any shareholder of Kranzco may inspect and copy the Kranzco Bylaws, minutes of proceedings of shareholders and annual statements of affairs of Kranzco. In addition, any shareholder of record of Kranzco who has owned at least five percent of the outstanding shares of any class of beneficial interest for at least six months will be entitled to inspect and copy Kranzco's books of account and stock ledger and to require Kranzco to prepare and deliver a verified list of the name and address of, and the number of shares owned by, each shareholder of Kranzco. Holders of the Notes have no rights to inspect the books and records of Kranzco.

Restrictions on Investment and Use

     A Maryland REIT must hold at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items (including high-grade short term securities and receivables) and may not use or apply land for farming, agriculture, horticulture or similar purposes. There are no such limits for corporations, such as NAI, organized under the DGCL.

Conversion Rights

     Holders of the Notes have the right, exercisable after two years following the date of original issuance of the Notes, at any time and from time to time, to convert all or any Notes into fully paid Kranzco Common Shares at a conversion price of $20 per Kranzco Common Share (equivalent to a conversion rate of one Kranzco Common Share per $20 principal amount of Notes). See "Description of Notes -- Conversion Rights." NAI Shares and Kranzco Common Shares are not convertible into other securities of NAI or Kranzco.

Redemption Rights

     The Notes are redeemable, in whole or in part, by Kranzco at any time after two years following the date of original issuance of the Notes, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed and (ii) accrued interest thereon to the redemption date with respect to such Notes. See "Description of Notes -- Optional Redemption by Kranzco." NAI Shares and Kranzco Common Shares are not redeemable at the option of NAI or Kranzco, respectively.

Dissolution of NAI and Termination of Kranzco and REIT Status

     NAI may be dissolved if (i) the NAI Board, by resolution adopted by a majority of the directors of the NAI Board at any meeting called for that purpose, deems such dissolution advisable and (ii) the holders of a majority of the outstanding NAI Shares entitled to vote on the matter vote for the proposed dissolution at a stockholders meeting called for the purpose of acting upon such resolution. Dissolution of NAI may also be authorized without action by the NAI Board if all stockholders entitled to vote thereon shall consent thereto in writing.

     Under the Declaration of Trust, Kranzco may be dissolved by the affirmative vote of the holders of a majority of the outstanding Kranzco Common Shares at a meeting of shareholders called for that purpose. The Kranzco Board may terminate the status of Kranzco as a REIT at any time.

     Upon liquidation, dissolution or winding-up of the affairs of Kranzco, before any distribution may be made to the holders of any equity securities of Kranzco, including the Kranzco Common Shares, the holders of the Notes shall be entitled to receive an amount equal to the principal amount thereof plus all accrued and unpaid interest to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Notes have no right or claim to any of the remaining assets of Kranzco and will not be entitled to any other distribution.

     Upon any liquidation, dissolution or winding-up of the affairs of Kranzco, holders of Kranzco Common Shares will be entitled to share ratably in the assets of Kranzco remaining after provision for payment of liabilities to creditors and any senior securities, including without limitation, the Kranzco Preferred Shares.

                             THE EXCHANGE AGREEMENT

     On _________ __, 1998, Kranzco, NAI and the Finns entered into the Exchange Agreement, pursuant to which Kranzco agreed to conduct the Exchange Offer, and the Finns agreed to tender 80% of their respective NAI Shares in the Exchange Offer, and, in the event that less than 80% of the issued and outstanding NAI Shares are tendered by other NAI Stockholders in the Exchange Offering, the Finns agreed to tender up to an additional 10% of the NAI Shares owned by them, as may be required to reach the Minimum Tender Condition. Although the Finns have agreed to tender up to 90% of the NAI Shares owned by them, such number of NAI Shares is not sufficient to meet the Minimum Tender Condition without other NAI Stockholders joining in the tender. Accordingly, if other NAI Stockholders do not tender a number of NAI Shares that, together with the NAI Shares to be tendered by the Finns, would meet the Minimum Tender Condition, the Exchange Offer will not be consummated and NAI will continue to conduct its business as a private company.

Representations and Warranties

     The Exchange Agreement contains various representations and warranties regarding NAI and the Finns, relating to, among other things: (a) the due organization and good standing of NAI and its subsidiaries; (b) the capitalization of NAI and its subsidiaries and the ownership of the Finns' NAI Shares; (c) the outstanding options to purchase NAI securities; (d) the authorization, execution, delivery and enforceability of the Exchange Agreement;
(e) conflicts under charter and bylaws, violations of any instruments or law and required consents or approvals; (f) the assets and liabilities of NAI; (g) the insurance of NAI; (h) real property owned and leased by NAI; (i) NAI's contracts and debt instruments; (j) the absence of certain changes in NAI or certain specified events; (k) NAI's financial statements and undisclosed liabilities;
(l) NAI's books and records; (m) NAI's taxes; (n) any related party transactions; (o) litigation involving NAI; (p) compliance with applicable law;
(q) there being no brokers or finders involved in the Exchange Offer; (r) the absence of changes in benefit plans and ERISA compliance; (s) employees and employee policies; (t) broker members, brokerage and other services; (u) environmental compliance; (v) NAI's intellectual property; (w) access to Kranzco's records; (x) the Finns receiving responses to inquiries; (y) that there is no representation by Kranzco relating to certain matters; (z) NAI being a private company and NAI's prior offerings; (aa) the ability of the Finns to make an informed investment decision; and (bb) receipt of the Registration Statement.

     The Exchange Agreement contains various representations and warranties regarding Kranzco, relating to, among other things: (a) the due organization and good standing of Kranzco; (b) the authorization, execution, delivery and enforceability of the Exchange Agreement; (c) conflicts under charter and bylaws, violations of any instruments or law and required consents or approvals;
(d) the reservation of Kranzco Common Shares issuable upon exercise of the Notes; (e) there being no brokers or finders involved in the Exchange Offer; (f) Kranzco's SEC filings; (g) access to NAI's records; (h) Kranzco receiving responses to inquiries; and (i) that there is no representation by NAI relating to certain matters.

Certain Covenants

     In addition, unless the Exchange Agreement shall have been consummated or terminated in accordance with its terms, NAI and the Finns have agreed not to,
(a) solicit or encourage any acquisition or purchase of 10% or more of the assets of, or any 5% or greater equity interest in, NAI or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of 10% or more of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving NAI or its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay any of the Proposed Related Transactions or materially dilute the benefits to Kranzco of such transactions (any "Other Transaction Proposal") or agree to or endorse any Other Transaction Proposal, (b) propose or enter into any discussions or negotiations regarding any Other Transaction Proposal, or (c) sell, transfer or encumber any real property investments or partnership or joint venture interests of NAI or enter into any agreement to do so. However, the Exchange Agreement does not prohibit
(i) furnishing information pursuant to an appropriate confidentiality letter concerning NAI and its businesses, properties or assets to a third party who has made any bona fide Other Transaction Proposal which is not as a result of a breach of the Exchange Agreement, (ii) engaging in discussions or negotiations with such a third party who has made any bona fide Other Transaction Proposal which is not as a result of a breach of the Exchange Agreement, or (iii) taking and disclosing to its stockholders a position with respect to any bona fide Other Transaction Proposal which is not as a result of a breach of the Exchange Agreement, but in each case, only after the Board of Directors of NAI concludes in good faith following consultation with, and receipt of an opinion of, outside counsel that such action is necessary for the Board of NAI to comply with its fiduciary obligations under applicable law. If NAI receives notice from a third party of any Other Transaction Proposal, NAI has agreed to immediately inform Kranzco of the receipt thereof, and provide a general summary of such proposal, and to keep Kranzco informed of the status of any such proposal and any response to such proposal. In certain instances, if the Exchange Agreement is terminated, and any Other Transaction Proposal relating to in excess of 10% of NAI's assets or outstanding capital stock is consummated within 180 days of December 31, 1998 or at any time thereafter pursuant to a definitive agreement entered into within such 180-day period, NAI and the Finns shall immediately pay in cash to Kranzco a termination fee of $1,000,000. See "--Effect of Termination and Abandonment."

     In addition, prior to the closing of the Exchange Offer, the Finns and NAI agreed, among other things, to conduct NAI's operations according to its usual, regular and ordinary course in substantially the same manner as previously conducted and, among other things, not to, without the consent of Kranzco: (i) amend NAI's Articles of Incorporation or Bylaws; (ii) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction; (iii) grant, confer or award any option, warrant, conversion right or other right not existing on the date the Exchange Agreement was executed to acquire any shares of its capital stock; (iv) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors; (v) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans; (vi) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (vii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action except for the redemption of the NAI Preferred Stock in accordance with its terms;
(viii) sell, lease or otherwise dispose of any of its capital stock of or other interests in its subsidiaries or except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate; (ix) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000; (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent audited consolidated financial statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice; (xi) enter into any commitment, contract or agreement which may result in total payments or liability by or to it in excess of $10,000 (other than Membership Agreements or alliance member agreements in the ordinary course of business); and (xii) enter into any commitment, contract or agreement with any officer, director, consultant or affiliate of NAI or any of its subsidiaries.

     Kranzco has also agreed in the Exchange Agreement not to effect any share split, reverse share split, recapitalization or other similar transaction prior to the closing of the Exchange Offer, without the prior written consent of the Finns.

Restriction on Sales of Securities and Conversion of Notes

     The Finns have agreed not to sell or transfer, directly or indirectly, any NAI Shares, Notes or any Kranzco Common Shares issuable upon conversion of the Notes held by the Finns for a period of three years from the closing of the Exchange Offer, except that the Finns may transfer NAI Shares, Notes (other than Notes held pursuant to the Escrow Agreement described below), and Kranzco Common Shares issuable upon conversion of the Notes to members of their immediate family; provided, however, in the event that Kranzco issues a notice of redemption relating to the Notes prior the end of such three-year period, then the Finns and Norma Finn may earlier convert the Notes issued to them, in accordance with the terms of such Notes. The Finns' Kranzco Common Shares, the Notes, the NAI Shares and the Rights shall bear restrictive legends to the effect of the foregoing. The Finns also agreed not to convert the Notes into Kranzco Common Shares until three years from the date of issuance, other than upon the occurrence of a Change in Control or an Event of Default but in no event prior to the date one year after the date of issuance of the Notes.

Expenses

     If the Proposed Related Transactions are consummated, all costs and expenses incurred by all parties in connection with the Proposed Related Transactions will be paid by NAI, including, without limitation, the filing fee in connection with the filing of the Exchange Offer Registration Statement with the SEC, accounting fees, attorney's fees and the expenses incurred in connection with printing and mailing the Exchange Offer Registration Statement.

The Reincorporation Merger; NAI Board

     The Finns agreed to execute a non-unanimous written consent of the shareholders of NAI, authorizing, among other things, the Reincorporation Merger. Kranzco and NAI agreed that immediately following the consummation of the Reincorporation Merger, the Board of Directors of NAI shall be reconstituted to consist of Gerald C. Finn, Jeffrey M. Finn, Norman M. Kranzdorf, Joseph Grossman, Peter O. Hanson, Robert H. Dennis, Bernard J. Korman and Michael Kranzdorf.

Conditions to Each Party's Obligation to Consummate the Exchange Offer

     The respective obligations of each of Kranzco, NAI and the Finns to consummate the Exchange Offer are subject to the fulfillment at or prior to the Expiration Date of the Exchange Offer of the following conditions: (i) the parties to the Exchange Agreement are not subject to any order or injunction which prohibits the consummation of the Exchange Agreement and the Proposed Related Transactions; (ii) the Registration Statement shall have become effective and all necessary state securities law approvals shall have been obtained and no stop order with respect to any of the foregoing shall be in effect; (iii) 80% of the total number of issued and outstanding NAI Shares shall have been validly tendered and not withdrawn prior to the Expiration
Date in the Exchange Offer; (iv) Kranzco shall have obtained the approval for the listing of Kranzco Common Shares issuable upon conversion of the Notes on the NYSE, subject to official notice of issuance; (v) all required consents, authorizations, orders and approvals of any governmental entity or third parties shall have been obtained or made; and (vi) each party to the Exchange Agreement shall have delivered all such documents or certificates and disclosed such information as the other party may reasonably request.


     The obligation of Kranzco to consummate the Exchange Offer is subject to the fulfillment at or prior to the Expiration Date of the following conditions, unless waived by Kranzco: (i) NAI and the Finns shall have performed their agreements contained in the Exchange Agreement and the representations and warranties of NAI and the Finns contained in the Exchange Agreement shall be true and correct in all material respects as of the Expiration Date as if made on the Expiration Date, and Kranzco shall have received a certificate of NAI and of each of the Finns certifying to such effect; (ii) the Finns, Kranzco and an escrow agent shall have entered into an Escrow Agreement (the "Escrow Agreement"); (iii) Kranzco shall have received evidence in writing that Matthew Arnold, Robert McMenamim and Marc Shegoski have resigned from the Board of Directors of NAI, effective as of the closing date; (iv) Kranzco shall have received a legal opinion from NAI's counsel on certain issues; (v) any consent of the holders of the NAI Series A Preferred Stock shall have been obtained;
(vi) from the date of the Exchange Agreement through the Expiration Date, there shall not have occurred any change in the financial condition, business, operations or prospects of NAI and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have an NAI Material Adverse Effect; and (vii) Norma Finn shall have entered into

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a letter agreement pursuant to which she agrees not to convert the Notes issued to her until after three years following the issuance of the Notes.

     The obligations of NAI and the Finns to consummate the Exchange Offer is subject to the fulfillment at or prior to the Expiration Date of the following conditions, unless waived by the Finns: (i) Kranzco shall have performed its agreements contained in the Exchange Agreement required to be performed on or prior to the Expiration Date and the representations and warranties of Kranzco contained in the Exchange Agreement (without giving effect to any materiality qualifications or exceptions contained therein) shall be true and correct in all material respects as of the Expiration Date as if made on the Expiration Date, and NAI and the Finns shall have received a certificate of Kranzco certifying to such effect; (ii) NAI shall have received the opinion of counsel to Kranzco regarding certain legal matters; and (iii) from the date of the Exchange Agreement through the expiration of the Exchange Offer, there shall have not occurred any material adverse change in the financial condition, business, operations or prospects of Kranzco (except that any change in the price at which the Kranzco Common Shares trade will not constitute a material adverse change).

Termination

     The Exchange Agreement and the Exchange Offer may be terminated at any time prior to the Expiration Date of the Offer, by the mutual written consent of Kranzco, NAI and the Finns.


     The Exchange Agreement may be terminated and the Exchange Offer may be terminated by action of the Finns, the Board of Directors of NAI or the Board of Trustees of Kranzco if (a) the Exchange Offer shall not have been consummated by December 31, 1998, or (b) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate the Exchange Agreement pursuant to clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under the Exchange Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

     The Exchange Agreement may be terminated and the Exchange Offer may be terminated at any time prior to the Expiration Date, by action of the Finns or the Board of Directors of NAI, if (a) in the exercise of its good faith judgment following consultation with, and receipt of an opinion of, outside counsel that such action is necessary for the Board of Directors of NAI to comply with its fiduciary duties to its shareholders imposed by law, the Board of Directors of NAI determines that such termination is required by reason of any Other Transaction Proposal being made; or (b) there has been a breach by Kranzco of any representation or warranty contained in the Exchange Agreement which would be reasonably likely to materially impair Kranzco's ability to consummate the transactions contemplated by the Exchange Agreement, which breach is not curable by December 31, 1998; or (c) there has been a material breach of any of the covenants or agreements set forth in the Exchange Agreement on the part of Kranzco, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by NAI or the Finns to Kranzco; or
(d) the consideration being offered in the Exchange Offer for each NAI Share is reduced below $0.7707 of Notes, without the consent of the Finns; or (e) after the date hereof: (i) any domestic or international event or act or occurrence has materially disrupted, or in the opinion of the Finns will in the immediate future materially disrupt, the securities markets, (ii) a general suspension of, or a general limitation on prices for, trading in securities on the NYSE or the American Stock Exchange or in the over-the-counter market, (iii) a banking moratorium shall have been declared either by Federal or New York State authorities, (iv) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crises the effect of which on the financial markets of the United States or on the United States is such as to make it, in the judgment of the Finns, impracticable to consummate the Proposed Related Transactions; or (v) any restriction materially adversely affecting the Proposed Related Transactions which was not in effect on the date hereof shall have become effective. Any termination of the Exchange

Agreement pursuant to clause (b), (c) or (d) is referred to herein as an "NAI Cause for Termination". Any termination pursuant to clause (a) will only be effective if, simultaneously with such termination, all sums that NAI and the Finns are required to pay to Kranzco pursuant to the Exchange Agreement have been paid.

     The Exchange Agreement may be terminated and the Exchange Offer may be terminated at any time prior to the Expiration Date, by action of the Board of Trustees of Kranzco, if (a) after the date the Exchange Agreement is executed:
(i) any domestic or international event or act or occurrence has materially disrupted, or in the opinion of Kranzco will in the immediate future materially disrupt, the securities markets, (ii) a general suspension of, or a general limitation on prices for, trading in securities on the NYSE or the American Stock Exchange or in the over-the-counter market, (iii) a banking moratorium shall have been declared either by Federal or New York State authorities, (iv) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crises the effect of which on the financial markets of the United States or on the United States is such as to make it, in the judgment of Kranzco, impracticable to consummate the Proposed Related Transactions; or (v) any restriction materially adversely affecting the Proposed Related Transactions which was not in effect on the date the Exchange Agreement was executed shall have become effective; (b) there has been a breach by NAI or the Finns of any representation or warranty contained in the Exchange Agreement which would have or would be reasonably likely to have an NAI Material Adverse Effect or, materially impair NAI's or the Finns' ability to consummate the transaction contemplated by the Exchange Agreement, which breach is not curable by December 31, 1998; or (c) there has been a material breach of any of the covenants or agreements set forth in the Exchange Agreement on the part of NAI or the Finns which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Kranzco to NAI and the Finns.

Effect of Termination and Abandonment

     If an election is made to terminate the Exchange Agreement by NAI or the Finns due to an Other Transactions Proposal or by Kranzco due to a breach by NAI or the Finns of a representation or warranty set forth in the Exchange Agreement or a breach of a covenant which is not curable, or if curable, which is not cured within 30 days written notice, then (i) NAI and the Finns shall immediately reimburse Kranzco for Kranzco's costs and expenses, including, without limitation, legal and accounting fees, printing and filing fees, incurred in connection with its due diligence and negotiation and efforts to complete and process the Exchange Agreement, the Registration Statement and the transactions contemplated thereby and (ii) if NAI and the Finns consummate any Other Transaction Proposal relating to in excess of 10% of NAI's assets or outstanding capital stock within 180 days of December 31, 1998 or at any time thereafter pursuant to a definitive agreement entered into within such 180-day period, NAI and the Finns shall immediately pay in cash to Kranzco a termination fee of $1,000,000.

     If an election is made to terminate the Exchange Agreement pursuant to an NAI Cause for Termination, Kranzco has agreed to immediately reimburse NAI and the Finns for up to $100,000 of their costs and expenses, including, without limitation, legal and accounting fees, incurred in connection with its due diligence, negotiation and efforts to complete the Exchange Agreement, the Registration Statement and the transactions contemplated thereby and hereby.

     At any time prior to the Expiration Date, any party to the Exchange Agreement, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Exchange Agreement, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Exchange Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to the Exchange Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Indemnification and Escrow

     The Finns and, in the event the transactions contemplated by the Exchange Agreement are not consummated, NAI, have agreed to indemnify and hold harmless Kranzco and its affiliates (each an "indemnified person") from and against, any Losses (as defined in the Exchange Agreement) incurred by such indemnified person by reason of or arising out of or in connection with (i) the breach of any representation or warranty made by or on behalf of NAI or any Finn contained in the Exchange Agreement (or any other related documents); (ii) the failure of NAI or any Finn to perform any agreement required by the Exchange Agreement (or any other related documents) to be performed by such person; and (iii) the allegation by any third party of the existence of any state of facts which if it existed would constitute a breach of any representation or warranty made by or on behalf of NAI or any Finn contained in the Exchange Agreement (or any other related documents).

     Kranzco has agreed to indemnify and hold harmless the Finns and their respective affiliates (each an "indemnified person") from and against, any Losses incurred by such indemnified person by reason of or arising out of or in connection with (i) the breach of any representation or warranty made by or on behalf of Kranzco contained in the Exchange Agreement (or any other related document), (ii) the failure of Kranzco to perform any agreement required by the Exchange Agreement (or any other related document) to be performed by it, and
(iii) the allegation by any third party of the existence of any state of facts which if it existed would constitute a breach of any representation or warranty made by or on behalf of Kranzco contained in the Exchange Agreement(or any other related document).

     Neither the Finns, on the one hand, nor Kranzco, on the other hand, shall be required to pay any amounts pursuant to clause (i) or (iii) of the paragraphs immediately preceding this one (as the case may be) unless and until the aggregate of all Losses incurred by all persons indemnified by such indemnifying parties under such clauses exceeds $80,000, in which event such indemnifying parties shall be liable, dollar-for-dollar, for the full amount of such Losses; and, except as provided below, in no event shall the Finns be liable to Kranzco for any Losses for which a claim is made against the Finns under clause (i) or
(iii) of the paragraph describing the Finns' obligation to indemnify Kranzco above (other those arising out of or in connection with the breach or alleged breach of the representations and warranties made in the Exchange Agreement and set forth in the proviso below, in excess of $1,000,000; provided that, notwithstanding the foregoing, the Finns are in all events obligated to indemnify Kranzco on a dollar-for-dollar basis from and against all Losses arising out of or in connection with the breach or alleged breach of certain representations and warranties contained in the Exchange Agreement, including, among others, those representation and warranties relating to (a) the due organization and good standing of NAI and its subsidiaries, (b) the capitalization of NAI and its subsidiaries and the ownership of the Finns' NAI Shares, (c) the outstanding options to purchase NAI securities, (d) the authorization, execution, delivery and enforceability of the Exchange Agreement,
(e) conflicts under charter and bylaws, violations of any instruments or law and required consents or approvals, (f) litigation involving NAI, (g) there being no brokers or finders involved in the Exchange Offer, (h) the absence of changes in benefit plans and ERISA compliance, (i) NAI being a private company and NAI's prior offerings, and (j) receipt of the Registration Statement; and Kranzco shall be obligated to indemnify the Finns on a dollar-for-dollar basis from and against all Losses arising out of or in connection with the breach or alleged breach of certain representations and warranties contained in the Exchange Agreement, including, among others, those representation and warranties relating to (i) the due organization and good standing of Kranzco, (ii) the authorization, execution, delivery and enforceability of the Exchange Agreement,
(iii) conflicts under charter and bylaws, violations of any instruments or law and required consents or approvals, (iv) the reservation of Kranzco Common Shares issuable upon exercise of the Notes, (v) there being no brokers or finders involved in the Exchange Offer, and (vi) Kranzco's SEC filings.

     In addition, NAI has agreed to indemnify and hold harmless Kranzco and its affiliates (each an "indemnified person") from and against, any Losses incurred by such indemnified person by reason of or arising out of or in connection with the failure of NAI to comply with (i) any Laws (as defined therein) relating to real estate brokers or (ii) any federal or state franchise Laws.


     In order to secure the obligations of the Finns to indemnify Kranzco pursuant to the Exchange Agreement, on the closing date, G. Finn and J. Finn shall deposit with the escrow agent under the Escrow Agreement $800,000 principal amount of the Notes and $200,000 principal amount of the Notes, respectively. In any instance in which Kranzco has a claim for indemnity under the Exchange Agreement, Kranzco agrees that it will make a demand and a reasonable effort under the circumstances (which shall not require Kranzco to institute any suit or other action) to collect such claim against the funds, to the extent of such funds, then held under the Escrow Agreement prior to making any claim against the Finns with respect to such claim unless the claim exceeds the amount of such funds.

Survival

     All statements, certifications, indemnifications, representations and warranties made in the Exchange Agreement by the parties to the Exchange Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms thereof, shall survive the closing, notwithstanding any examination by or on behalf of any party thereto, notwithstanding any notice of a breach or of a failure to perform not waived in writing and notwithstanding the consummation of the transactions thereby contemplated with knowledge of such breach or failure, and (except with respect to those made by NAI and the Finns relating to (a) the due organization and good standing of NAI and its subsidiaries, (b) the capitalization of NAI and its subsidiaries and the ownership of the Finns' NAI Shares, (c) the outstanding options to purchase NAI securities, (d) the authorization, execution, delivery and enforceability of the Exchange Agreement, (e) conflicts under charter and bylaws, violations of any instruments or law and required consents or approvals,
(f) litigation involving NAI, (g) there being no brokers or finders involved in the Exchange Offer, (h) the absence of changes in benefit plans and ERISA compliance, (i) NAI being a private company and NAI's prior offerings, and (j) receipt of the Registration Statement; and those representations and warranties made by Kranzco relating to (i) the due organization and good standing of Kranzco, (ii) the authorization, execution, delivery and enforceability of the Exchange Agreement, (iii) conflicts under charter and bylaws, violations of any instruments or law and required consents or approvals, (iv) the reservation of Kranzco Common Shares issuable upon exercise of the Notes, (v) there being no brokers or finders involved in the Exchange Offer, and (vi) Kranzco's SEC filings, which shall survive without limitation, and those relating to NAI's taxes, which shall survive until the expiration of the statute of limitations on the tax matters discussed therein) the representations and warranties made thereby by the parties shall terminate on the second anniversary of the closing date, except to the extent a party gives written notice to the other parties of any breach thereof on or before such date, and then only with respect to the matters described in such notice; provided, however, that nothing therein contained shall modify or be construed to modify in any respect whatsoever any covenant, agreement or obligation to be performed by any party pursuant to the provisions of the Exchange Agreement.

                          PROPOSED RELATED TRANSACTIONS

Reincorporation Merger and Related Matters

     Immediately following the consummation of the Exchange Offer, NAI Delaware will merge with and into NAI Maryland, a wholly-owned subsidiary of NAI Delaware, pursuant to which NAI Maryland will be the surviving corporation. NAI Delaware determined to pursue the Reincorporation Merger in order to reincorporate NAI Delaware as a Maryland corporation for corporate reasons, as well as to reduce certain franchise taxes which are payable by NAI. The Reincorporation Merger will result in each NAI Delaware Share being converted into 1.318087 NAI Maryland Shares and the adoption of certain anti-takeover provisions.

     Following consummation of the Reincorporation Merger, NAI Maryland will be the surviving corporation, and NAI Maryland's Charter and Bylaws will become the Charter and Bylaws of NAI. NAI's Maryland's Charter and Bylaws provide certain anti-takeover provisions which are typical for a public company. See "Risk Factors--Institution of Anti-takeover Measures; Anti-takeover Effect of Certain Provisions of Maryland Law and of NAI's Charter and Bylaws." Upon consummation of the Reincorporation Merger, holders of certificates representing NAI Delaware Shares may surrender such certificates to the Transfer Agent and registrar, the certificate so surrendered shall be canceled and a certificate representing NAI Maryland Shares shall be issued. Until so surrendered, from and after the Reincorporation Merger, each certificate representing NAI Delaware Shares will be deemed to represent the right to receive 1.318087 NAI Maryland Shares, rounded to the nearest whole share, for each share of NAI Delaware represented by such certificate.

     Upon consummation of the Reincorporation Merger, the Board of Directors of NAI will be reconstituted to include Gerald C. Finn, Jeffrey M. Finn, Joseph Grossman and Peter Hanson, current members of the Board, and Norman M. Kranzdorf, Robert H. Dennis, Bernard J. Korman, and Michael Kranzdorf. See "Management of NAI After Exchange Offer."

Intercompany Agreement

     Immediately following consummation of the Exchange Offer and the Distribution, Kranzco and NAI will enter into an Intercompany Agreement which will provide for the manner in which NAI and Kranzco expect to create opportunities for each other and for reducing potential conflicts of interest.

Kranzco Right of First Opportunity; Notification Right

     The Intercompany Agreement provides that, if any REIT Opportunity (as defined below) becomes available to NAI in which NAI is acting, intends to act or will act as principal or participate for its own account (a "Principal REIT Opportunity"), NAI will first offer such Principal REIT Opportunity to Kranzco. If Kranzco rejects a Principal REIT Opportunity, or accepts such Principal REIT Opportunity but thereafter provides, or is required by the provisions of the Intercompany Agreement to provide, written notice to NAI that it is no longer pursuing such Principal REIT Opportunity, NAI is, for a period of one year thereafter, entitled to consummate the Principal REIT Opportunity or provide any other person or entity the right to consummate such Principal REIT Opportunity at a price, and on terms and conditions, that are not more favorable to NAI in any material respect than the price and terms and conditions made available to Kranzco relating to such Principal REIT Opportunity. "REIT Opportunity" means any opportunity, principally within the United States, to (i) acquire, develop, lease, sell or make any investment in retail real estate, real estate mortgages, real estate derivatives, or entities that invest exclusively in or have a substantial portion of their assets in any of the foregoing, so long as such investment would be consistent with the requirements of the Code and regulations relating to Kranzco's status as a REIT; or (ii) make any REIT-Qualified Investment. "REIT-Qualified Investment" means an investment, at least 95% of the gross income from which would qualify under the 95% gross income test set forth in section 856(c)(2) of the Code (or could be structured so to qualify) and the ownership of which would not cause Kranzco to violate the asset limitations set forth in section 856(c)(4) of the Code (or could be structured not to cause Kranzco to violate the section 856(c)(4) limitations) and which otherwise meets the federal income tax requirements applicable to REITs, or (ii) any other investments which may be structured in a manner so as to be REIT-Qualified Investments, as determined by Kranzco. Kranzco may from time to time provide written notice to NAI specifying certain criteria, reasonably acceptable to NAI, for a REIT Opportunity in addition to the criteria specified above in this definition of REIT Opportunity. Any such written notice from Kranzco may be canceled by written notice given by Kranzco at any time or, with NAI's consent, which shall not be unreasonably withheld, modified by Kranzco by written notice at any time. The definition of REIT Opportunity will be modified as appropriate from time to time in accordance with any such written notices sent by Kranzco and reasonably acceptable to NAI. A Principal REIT Opportunity does not include the receipt of any commissions in cash or in kind (including an equity interest in a REIT Opportunity) in connection with NAI serving as a broker or intermediary in connection with the sale or lease of retail real estate.

     The Intercompany Agreement also provides that NAI will immediately notify Kranzco in writing of any REIT Opportunity that becomes available or known to NAI (through its Broker Members or otherwise) and which is not a Principal REIT Opportunity and which in the reasonable opinion of NAI meets the acquisition and investment criteria of Kranzco (which will be provided to NAI by Kranzco from time to time) (a "Non-Principal REIT Opportunity"). In the event Kranzco determines to pursue such Non-Principal REIT Opportunity, NAI shall use good faith efforts to cause its Broker Members to assist Kranzco in considering and consummating such Non-Principal REIT Opportunity. In the event Kranzco consummates a transaction that constitutes a Non-Principal REIT Opportunity, Kranzco will pay NAI a fee to be mutually agreed to by NAI and Kranzco.

     In addition, if NAI develops or becomes aware of any acquisition or investment opportunity with respect to real estate (other than a REIT Opportunity) in which NAI intends to or has the opportunity to act as principal or participate in for its own account, and NAI is not interested in pursuing such opportunity, or the opportunity is otherwise unavailable to NAI, NAI will immediately notify Kranzco in writing of such opportunity with such writing to contain a description of all material terms concerning such opportunity and be delivered to Kranzco with a copy of any written material or information in NAI's possession regarding such opportunity.

     NAI will also, without any additional consideration, (i) disseminate acquisition and investment criteria provided by Kranzco to its Broker Members,
(ii) disseminate information regarding space available for lease from Kranzco (including tenant criteria) to its Broker Members, (iii) provide Kranzco reasonable access to NAI personnel, NAI Broker Members and NAI's computer data bases (other than confidential client information), (iv) cooperate with Kranzco to develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco in a mutually agreeable manner, (v) provide Kranzco access to local property managers within areas in which Kranzco owns retail properties and
(vi) disseminate such other materials and information regarding Kranzco and its properties as Kranzco may reasonably request.

Limitation on Strategic Alliance

     NAI has agreed not to enter into, without the consent of Kranzco, any type of strategic relationship with any other REIT or real estate investment or operations type entity, including, without limitation, any equity investment by any other REIT or real estate investment or operations type entity in NAI (other than as a result of a purchase of NAI Shares in the public market), any equity investment by NAI in any other REIT or real estate investment or operations type entity, entering into any agreements which provide such entities with rights of first opportunity or contain cooperation provisions of the type or relating to the matters contained in the Intercompany Agreement (other than with respect to consulting arrangements). Notwithstanding the foregoing, NAI shall be permitted to solicit assignments from other REITs or real estate investment or operations type entities with respect to the purchase or sale of real estate or the provision of Real Estate Related Services, subject to Kranzco's rights of first opportunity and notification.

NAI Right of First Opportunity for Services Opportunity

     The Intercompany Agreement provides that if Kranzco requires Services (as defined below) (a "Services Opportunity"), Kranzco shall engage in discussions with NAI regarding such Services Opportunity prior to retaining another service provider to perform such Services unless, in the reasonable judgment of Kranzco, offering such Services Opportunity to NAI would be detrimental to Kranzco. Notwithstanding the foregoing, (i) Kranzco shall have no obligation to retain NAI to perform any Services for Kranzco and (ii) any Services provided by NAI to Kranzco shall (a) be at market rates and (b) on terms and conditions as attractive as the best available for comparable services offered by NAI or, to the extent within NAI's control, any broker member or affiliated member of NAI to third parties. "Services" means real estate brokerage services, local management and other maintenance services, and certain other Real Estate-Related Services then provided by NAI, including sealed-bid sales, due diligence and real estate auctions.

     The Intercompany Agreement also provides that in the event Kranzco desires to purchase any retail real estate based upon an opportunity provided to Kranzco by someone other than NAI (a "Purchase Opportunity"), Kranzco will notify NAI of such Purchase Opportunity and will use its good faith efforts to cause the broker for such Purchase Opportunity to share any brokerage commissions for such Purchase Opportunity with NAI in accordance with industry practice; provided, however, Kranzco is not required to comply with the foregoing if the Purchase Opportunity is based upon an exclusive brokerage arrangement or, if in the reasonable judgment of Kranzco, compliance with the foregoing would be detrimental to the relationship between Kranzco and such broker or would impede, inhibit or slow down the proposed transaction. In connection with a Purchase Opportunity in which NAI will be sharing in the brokerage commission, NAI agrees to perform, without any consideration, any due diligence services requested by Kranzco.

     In addition, in the event NAI desires to offer to Kranzco tenants any Services currently provided by NAI (a "Tenant Services Opportunity"), NAI shall notify Kranzco in writing of such Tenant Services Opportunity.

Promptly following the receipt of such notice, Kranzco has agreed to provide NAI with a list of the mailing addresses of its tenants solely for purpose of NAI soliciting such tenant with respect to such Tenant Services Opportunity. If NAI notifies Kranzco of a Tenant Services Opportunity, Kranzco shall not for a period of six months after NAI notifies Kranzco of a Tenant Services Opportunity provide a list of the mailing addresses of its tenants to a competitor of NAI with respect to such Tenant Services Opportunity.

Certain Employee Matters

     NAI and Kranzco have agreed to make reasonable and ongoing efforts to ensure that members of management of each of NAI and Kranzco are given appropriate salary, bonus and options and other compensation as may be reasonably necessary to incentivize management to enhance value to shareholders of both NAI and Kranzco. The NAI Board and the Kranzco Board will direct each of their compensation committees to take into consideration the objective set forth in the previous sentence in establishing compensation levels and performance criteria for management of NAI and Kranzco. In order to further this objective, NAI will grant to selected directors, officers, employees and consultants of NAI five-year options to purchase an aggregate of 1,378,800 NAI Shares at a price of $2.00 per NAI Share.

     NAI and Kranzco also agreed to use their best efforts to cause, for a period of three years from the date of the Intercompany Agreement, (i) Norman Kranzdorf to serve as NAI's Co-Chairman, (ii) Robert Dennis to serve as NAI's Chief Financial Officer, and (iii) Michael Kranzdorf to serve as NAI'S Chief Information Officer. NAI acknowledged in the Intercompany Agreement that Norman Kranzdorf, Robert Dennis and Michael Kranzdorf, as officers of Kranzco, will have a primary responsibility to Kranzco and that none of such individuals are committed to devoting a specific amount of time to NAI's affairs.

Consulting Services

     Pursuant to the terms of the Intercompany Agreement, Kranzco has agreed to provide NAI with such consulting services relating to management administrative, corporate, accounting, financial, legal, equity offering, insurance, tax, data processing, human resources and operational matters as NAI shall from time to time reasonably request. In consideration for Kranzco entering into the Intercompany Agreement and providing such consulting and administrative services, NAI has agreed, during the term of the Intercompany Agreement or until such earlier date as the consulting arrangement is terminated in accordance with its terms, to pay Kranzco an annual fee of $500,000, payable in equal monthly installments on the first day of each month. NAI may terminate the consulting arrangement, such termination to be effective at any time on or after the fifth anniversary of the date of the Intercompany Agreement, by providing Kranzco 90 days prior written notice of its intention to terminate such consulting arrangement.

REIT Compliance

     Nothing in the Intercompany Agreement obligates any party to take any action that could cause Kranzco to lose its qualification as a REIT under the Code.

Cooperation in Equity Offerings

     The Intercompany Agreement also provides that, if either Kranzco or NAI desires to engage in a public or private offering of its debt or equity securities, the other party shall cooperate and provide such information and personnel as is reasonably required in connection with such offering.

Term

     The Intercompany Agreement has a term of ten years and may be terminated by a party only if the other party or any affiliate of such other party is in default of the Intercompany Agreement or any other agreement entered into by the parties thereto or any of their controlled affiliates, if such default is material and remains uncured for fifteen days after receipt of notice thereof.

Employee Incentive Plans

     In connection with the Exchange Offer and the Proposed Related Transactions, NAI adopted the following employee incentive plans:

     o NAI 1998 Incentive Plan. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted a management incentive plan for approximately 1,700,000 NAI Shares, which may be the subject of awards in the form of share options, including corresponding share appreciation rights and reload options, restricted share awards, performance-based awards and share purchase awards. Eighty percent of the NAI Shares would be reserved for employees of NAI who are not also employees of Kranzco and 20% of the NAI Shares would be reserved for employees of NAI who are also employees of Kranzco. There will be no awards issued in connection with the Exchange Offer or Reincorporation Merger pursuant to the 1998 Incentive Plan. See "Management--NAI 1998 Management Incentive Plan."

     o NAI 1998 Employee Bonus Compensation Plan. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Employee Bonus Compensation Plan. Pursuant to such plan, certain employees of NAI would be entitled to aggregate incentive compensation payable in NAI Shares, up to a maximum of 8,500,000 NAI Shares, assuming all of the Rights are exercised. If less than all of the Underlying Shares are purchased pursuant to the Rights Offering and the Concurrent Offering, the number of NAI Shares available as incentive compensation under this plan will be decreased by 25% of the amount by which 34 million NAI Shares exceeds the number of NAI Shares outstanding after the Rights Offering and the Concurrent Offering. The 8,500,000 NAI Shares would be issuable over 10 years, beginning with the fiscal year ended June 30, 1999, with the number of NAI Shares to be issued each year equal to the product of 6.25% times NAI's pre-tax net income for such year. See "Management--NAI 1998 Employee Incentive Compensation Plan."

     o NAI 1998 Stock Option Plan. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted a stock option plan for 3,536,853 NAI Shares, which will be the subject of awards in the form of options to purchase NAI Shares. Certain officers, directors, employees and consultants of NAI will upon consummation of the Exchange Offer and the Reincorporation Merger receive five-year options to purchase an aggregate of 1,378,800 NAI Shares at an exercise price of $2.00 per NAI Share. In addition, Gerald C. Finn and Jeffrey
M. Finn will each receive a five-year option to purchase 1,547,049 and 611,004 NAI Shares, respectively, at an exercise price of $2.00 per NAI Share; the exercise price of each NAI Share purchasable under such options will increase $.12 each year during which such option remains outstanding and unexercised. See "Management--NAI 1998 Stock Option Plan."

     o Options to Directors. NAI will grant options to purchase an aggregate of 30,000 NAI Shares to certain directors of NAI.

                                THE DISTRIBUTION

     Kranzco believes that significant opportunities are available to investors in entities which provide brokerage and Real Estate-Related Services, own properties other than neighborhood and community shopping centers, and which are not limited in their activities by the investment limitations imposed by Federal income tax laws applicable to REITs. Accordingly, in light of the limitations on investments imposed on REITs, Kranzco believes that effecting the Exchange Offer, the Distribution, Rights Offering and the Concurrent Offering, and establishing an intercompany relationship between Kranzco and NAI will yield significant benefits to Kranzco and its shareholders similar to those which may be obtained by investors who are not so limited, while preserving Kranzco's REIT status.

     A small number of REITs, operating under tax provisions that no longer are available to other REITs, have shares that are "paired" or "stapled" with shares of a related operating company. The NAI Shares and Kranzco Common Shares are not, and will not be, paired or stapled in any manner and may be owned and transferred separately and independently of each other. However, shareholders who own NAI Shares and Kranzco Common Shares will in effect have the economic equivalent of a paired investment in NAI and Kranzco.

     The Kranzco Board recognized in its planning that the Distribution could result in a transaction taxable to Kranzco stockholders and possibly to Kranzco depending on the fair market value of the NAI Shares on the date on which the Distribution is effected (the "Distribution Date"). Upon review of this and other relevant factors, the Kranzco Board concluded that the benefits of the Distribution would more than offset any negative tax consequences of the Distribution.

Distribution Agent

     The Distribution Agent is First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28262-1153, telephone: (800) 829-8432.

Manner of Effecting the Distribution

     Kranzco will effect the Distribution upon consummation of the Exchange Offer by delivering 70.2% of the outstanding NAI Shares which Kranzco receives in the Exchange Offer to the Distribution Agent for distribution to the holders of the outstanding Kranzco Common Shares and Kranzco Common Share Equivalents as of the close of business on the Distribution Record Date. The Distribution will be made on the basis of one NAI Share for each Kranzco Common Share and each Kranzco Common Share Equivalent held as of the close of business on the Distribution Record Date. Based on 12,005,185 Kranzco Common Shares and Kranzco Common Share Equivalents on the Distribution Record Date, approximately 12,005,185 NAI Shares will be distributed to Kranzco shareholders. See "Proposed Related Transactions."

Results of the Distribution

     After the Distribution, NAI will be an independent public company which will continue to conduct its business of providing real estate brokerage and related services. The number and identity of the holders of 70.2% of the NAI Shares immediately after the Distribution will be similar to the number and identity of the holders of Kranzco Common Shares and Kranzco Common Share Equivalents. The initial holders of NAI Shares prior to the Exchange Offer will retain an aggregate of 20% of NAI Shares. Also, after the Distribution Kranzco will retain approximately a 9.8% ownership interest in NAI. Immediately after the Distribution, NAI expects to have approximately 1,000 holders of record of NAI Shares and approximately 17,101,403 NAI Shares outstanding based on the number of Kranzco shareholders of record on the Distribution Record Date and the outstanding number of Kranzco Common Shares and Kranzco Common Share Equivalents on the Distribution Record Date.

                               THE RIGHTS OFFERING

The Rights

     NAI is distributing to the record holders of outstanding NAI Shares immediately after the Distribution, including holders of Kranzco Common Shares and Kranzco Common Share Equivalents who receive NAI Shares in the Distribution, at no cost to them, transferable Rights to purchase additional NAI Shares at a Subscription Price of $2.00 per NAI Share. NAI will distribute one Right for each NAI Share held on the Distribution Date. Each Right will entitle its Holder to purchase one NAI Share. The Rights to purchase NAI Shares pursuant to the Basic Subscription Privilege and the Oversubscription Privilege will be evidenced by transferable subscription certificates (the "Subscription Certificates"). An aggregate of 17,101,403 Underlying Shares will be sold if all Rights are exercised. The Finns have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase

NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares. To the extent Underlying Shares are not purchased in the Rights Offering, such unsubscribed shares will be offered to the Executive Group and the Broker Member Group in the Concurrent Offering. In order to ensure that the Broker Member Group will have the right to purchase NAI Shares, NAI has authorized an additional 2,000,000 NAI Shares for issuance pursuant to the Broker Member Group Subscription Privilege. There is no minimum number of NAI Shares required to be sold as a condition to the consummation of the Rights Offering or the Concurrent Offering.

Subscription Privileges

     Basic Subscription Privilege. Each Right will entitle the Holder thereof to receive, upon payment of the Subscription Price, one NAI Share. Certificates representing NAI Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the closing date, irrespective of whether the Subscription Privilege is exercised immediately prior to the Expiration Date or earlier. Holders exercising their Subscription Privilege will not be stockholders of record with respect to the shares issuable pursuant to such Subscription Privilege until the closing of the Rights Offering, which is anticipated to occur five Business Days after the Expiration Date.

     Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for any Underlying Shares not subscribed for through the exercise of Basic Subscription Privileges by other Holders. If the remaining Underlying Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, such Underlying Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Holders exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each Holder exercising the Oversubscription Privilege subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Underlying Shares than such Holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such Holder will be allocated only such number of Underlying Shares as such Holder subscribed for and the remaining Underlying Shares will be allocated among all other Holders exercising the Oversubscription Privilege. Only beneficial holders who exercise the Basic Subscription privilege in full will be entitled to exercise the Oversubscription Privilege. Certificates representing the Underlying Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the closing date and after all prorations have been effected.

     The Basic Subscription Privilege and the Oversubscription Privilege are referred to herein as the "Subscription Privileges."

Limitation on Exercise of Rights

     The Rights may not be exercised by residents of the state of California unless such residents are "qualified purchasers" as such term is defined in under the laws of the state of California, and the resident makes a representation that such resident is purchasing the Underlying Shares for his or her own account (or trust account, if such resident is a trustee) for investment and not with a view to or for sale in connection with any distribution of the Underlying Shares (the "California Representation"). The Rights may not be exercised by residents of the state of North Dakota unless such residents are holders of NAI Shares. In addition, NAI maintains the right, in its sole discretion, to limit the number of Underlying Shares sold in any state and/or place restrictions on the exercise of Rights in any particular state in order to comply with state securities laws.

Expiration Date

     The Rights will expire at 5:00 p.m., New York time, the 45th day following the commencement of the Rights Offering, unless extended by NAI from time to time.

No Revocation

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE SUCH EXERCISE MAY NOT BE REVOKED.

                             THE CONCURRENT OFFERING

The Concurrent Privileges

     Executive Group Subscription Privilege. Simultaneously with the Rights Offering, NAI is offering to the Executive Group the right to purchase any Underlying Shares that are not otherwise subscribed for pursuant to the Rights Offering ("Excess Shares"), at the Subscription Price, after the Basic Subscription Privileges and Oversubscription Privileges have been fulfilled (the "Executive Group Subscription Privilege"). If the number of Excess Shares is not sufficient to satisfy all subscriptions pursuant to the Executive Group Subscription Privilege, such Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those exercising the Executive Group Subscription Privilege, in proportion to the number of Excess Shares requested pursuant to the Executive Group Subscription Privilege. There is no assurance that any Excess Shares will be available for purchase by the Executive Group pursuant to the Executive Group Subscription Privilege.

     Broker Member Group Subscription Privilege. Simultaneously with the Rights Offering, NAI is offering to the Broker Member Group, the right to purchase any Excess Shares, at the Subscription Price, after the Executive Group Subscription Privileges have been fulfilled (the "Broker Member Group Subscription Privilege," together with the Executive Group Subscription Privilege, the "Concurrent Privileges"). NAI has authorized an additional 2,000,000 Additional Shares in order to ensure that the Broker Member Group will have the right to purchase an aggregate of 2,000,000 NAI Shares. If, after fulfillment of the Executive Group Subscription Privilege, the number of Excess Shares and Additional Shares is not sufficient to satisfy all subscriptions pursuant to the Broker Member Subscription Privilege, such Excess Shares and Additional Shares will be allocated pro rata (subject to the elimination of fractional shares) among those exercising the Broker Member Subscription Privilege, in proportion to the number of NAI Shares requested pursuant to the Broker Member Subscription Privilege. There is no assurance that any person subscribing pursuant to the Broker Member Group Subscription Privilege will receive all of the NAI Shares for which such person subscribes.

Expiration Date

     The Concurrent Privileges will expire at 5:00 p.m., New York time, on the Expiration Date for the Rights Offering, unless extended in accordance with the terms of the Rights Offering by NAI from time to time.

Limitations on Subscriptions by Certain Broker Members

     The Broker Members and the principals, shareholders, partners, officers, managers and licensed real estate agents of NAI's Broker Members in the states of California (other than "qualified purchasers" under the laws of the state of California who make the California Representation), Florida, Maryland, North Dakota, South Dakota and Texas are not eligible to participate in the Concurrent Offering. In addition, in connection with the securities laws of other states, NAI reserves the right to limit, in its sole discretion, the number of NAI Shares offered or sold in any state; accordingly, members of the Broker Member Group in such other states may receive none, or a proportionally lower number of NAI Shares than other Broker Members. In addition, NAI maintains the right, in its sole discretion, to limit the ability of Broker Members in additional states from participating in the Concurrent Offering in order to comply with state securities laws.

No Revocation

     ONCE A MEMBER OF THE EXECUTIVE GROUP OR BROKER MEMBER GROUP HAS EXERCISED THE EXECUTIVE GROUP SUBSCRIPTION PRIVILEGE OR THE BROKER MEMBER GROUP SUBSCRIPTION PRIVILEGE, AS THE CASE MAY BE, SUCH EXERCISE MAY NOT BE REVOKED.

Non Transferability of Concurrent Privileges

     THE EXECUTIVE GROUP SUBSCRIPTION PRIVILEGE AND THE BROKER MEMBER GROUP SUBSCRIPTION PRIVILEGE ARE NOT TRANSFERABLE.

Use of Proceeds

     The net proceeds to be received from the Rights Offering and the Concurrent Offering depend on the number of Rights exercised and the number of Excess Shares and Additional Shares purchased. If all Rights are exercised and all Additional Shares are purchased, NAI expects the net proceeds available to it from the Rights Offering and the Concurrent Offering to be approximately $38,000,000. After paying the expenses of the Rights Offering, the Concurrent Offering and the Proposed Related Transactions, the proceeds from the Rights Offering and the Concurrent Offering will be used, in the following order of priority, to (i) repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of 101,000 shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000, (ii) repay approximately $715,000 of indebtedness described below (which includes approximately $72,000 of accrued interest), (iii) expand NAI's Corporate Services Department and Investment Sales Department, and (iv) strategically acquire and develop Real Estate-Related Services. The balance of any proceeds will be invested in short-term commercial paper at a rate of approximately 5.5% per annum until used for general corporate and working capital purposes and to opportunistically acquire real estate.

     A portion of proceeds of the Rights Offering and the Concurrent Offering will be used to repay (i) a 12% demand note, dated April 21, 1988, with an outstanding principal balance of $110,500 issued by NAI to The Building Center, Inc., an entity owned by Gerald and Norma Finn, (ii) two 10% demand notes, dated August 12, 1994 and May 16, 1997, respectively, issued by NAI to Gerald and Norma Finn, with outstanding principal balances of $35,000 and $50,000, respectively, (iii) a 12% demand note, dated April 24, 1988, issued by NAI to Gerald and Norma Finn, with an outstanding principal balance of $145,000, (iv) three 10% demand notes, dated August 6, 1993, September 14, 1993, and November 9, 1993, respectively, issued by RealQuest, Inc., a wholly-owned subsidiary of NAI, to Gerald and Norma Finn, with outstanding principal balances of $10,000, $20,000 and $10,000, respectively, (v) a 12% demand note, dated April 24, 1991, issued by NAI to Gerald and Norma Finn, with an outstanding principal balance of $58,235, (vi) a loan by Gerald Finn and Norma Finn, dated December 8, 1993, in the principal amount of $2,500, (vii) $6,666.74 aggregate principal amount outstanding under a demand Promissory Note, dated April 29, 1996, issued by NAI to First Washington State Bank ("FWSB"), which bears interest at a variable rate equaling FWSB's prime rate plus one percent (8.5% as of June 30, 1998), (viii) $100,000 aggregate principal amount outstanding under a Promissory Note, dated October 2, 1997, issued by NAI to FWSB pursuant to a Line of Credit (the "Line of Credit"), due October 2, 1998, which bears interest at a variable rate equaling FWSB's prime rate plus one percent (8.5% as of June 30, 1998) and (ix) $95,000 aggregate principal amount outstanding under a Promissory Note dated December 2, 1997, issued by NAI to FWSB pursuant to a term loan due November 2002, which bears interest at a variable rate equalling FWSB's prime rate plus one percent (8.5% as of June 30, 1998). The proceeds from the Term Loan and the Line of Credit were used for general corporate and working capital purposes.

     In the event that all of the Underlying Shares, Excess Shares and Additional Shares are not purchased, NAI has assumed a minimum number of Underlying Shares, Excess Shares and Additional Shares being purchased (an aggregate of 930,378 NAI Shares) ("Minimum NAI Shares") and a moderate number of Underlying Shares, Excess Shares and Additional Shares being purchased (an aggregate of 10,000,000 NAI Shares) ("Moderate NAI Shares"). The Minimum NAI Shares were estimated by NAI to be the minimum amount of

Underlying Shares and Excess Shares to be purchased primarily by NAI, Kranzco and the officers and directors of both Kranzco and NAI. The Moderate NAI Shares were estimated by NAI to approximate the mid-point between the Minimum NAI Shares and the Maximum NAI Shares being purchased. The sale of the Minimum NAI Shares will result in gross proceeds to NAI of $1,860,756 and 18,006,938 NAI Shares being outstanding. The sale of the Moderate NAI Shares will result in gross proceeds to NAI of $20,000,000 and 27,801,483 NAI Shares being outstanding.

The table below sets forth the use of proceeds of the Rights Offering and the Concurrent Offering, assuming the Minimum NAI Shares, Moderate NAI Shares and Maximum NAI Shares are sold:

------------------------------------------------------------------------------------------------------------------------------
                                                                      Use of Proceeds Assuming
------------------------------------------------------------------------------------------------------------------------------
                                    Minimum Number of                 Moderate Number of                 Maximum Number
                                    NAI Shares                        NAI Shares                         NAI Shares
                                    (930,378 Shares)                  (10,000,000 Shares)                (19,101,403 Shares)
------------------------------------------------------------------------------------------------------------------------------
Repayment of                  $202,000               23%           $202,000             1%           $202,000            .5%
Indebtedness related to
the Repurchase of Series
A Preferred Stock
------------------------------------------------------------------------------------------------------------------------------
Repayment of                  $658,756(1)            77%           $715,000             4%           $715,000             2%
Indebtedness (including
accrued interest of
approximately $72,000)
------------------------------------------------------------------------------------------------------------------------------
Expansion of NAI's                  $0                0%         $2,000,000          10.5%         $2,000,000           5.4%
Corporate Services
Department and
Investment Sales
Department
------------------------------------------------------------------------------------------------------------------------------
Acquisition and                     $0                0%        $13,305,000            70%        $27,446,860            74%
Development of Real
Estate-Related Services
------------------------------------------------------------------------------------------------------------------------------
Opportunistic                       $0                0%                 $0             0%         $1,910,140             5%
Acquisition of Real
Estate
------------------------------------------------------------------------------------------------------------------------------
General corporate and               $0                0%         $2,778,000          14.5%         $4,928,806          13.1%
working capital purposes
------------------------------------------------------------------------------------------------------------------------------
Total Net Proceeds:           $860,756              100%        $19,000,000           100%        $37,202,806           100%
------------------------------------------------------------------------------------------------------------------------------

---------------
(1)  $56,244 of the remaining indebtedness will be paid from NAI's cash on hand.

     NAI does not have a written commitment from any person to purchase any of the Underlying Shares pursuant to the Rights Offering or Excess Shares or Additional Shares in the Concurrent Offering. The Finns have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares. Accordingly, no assurances can be given as to the amount of gross proceeds that NAI will realize from the Rights Offering and the Concurrent Offering. No minimum amount of proceeds is required for NAI to consummate the Rights Offering or the Concurrent Offering. See "Risk Factors--No Commitments to Purchase and No Minimum Size of Rights Offering."

     NAI may change the specific use or allocation of the net proceeds from the Rights Offering and Concurrent Offering, except that in all events NAI will use at least $202,000 to repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of 101,000 shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000, and will repay approximately $715,000 of indebtedness of NAI described above. Management of NAI will have broad discretion to change the allocation of the net proceeds among expanding NAI's Corporate Services Department and Investment Sales Department, strategically acquiring and developing Real Estate-Related Services and the opportunistic acquisition of real estate; any change in the allocation of the net proceeds will depend upon, among other things, the opportunities which are available to NAI.

REASONS FOR THE OFFER AND THE PROPOSED RELATED TRANSACTIONS

     Kranzco is a self-administered and self-managed equity REIT engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and, to a lesser extent, free-standing retail properties. Kranzco is limited in its activities by the investment limitations imposed by Federal income tax laws applicable to REITs, which (i) limit the amount of income that a REIT can realize from certain services that are not customarily furnished or rendered in connection with the rental of real property in a particular geographic area, and (ii) limit Kranzco's ownership in corporations other than REITs and qualified REIT subsidiaries (a) to 10% of the outstanding voting securities of such corporation, and (b) in that the value of any one corporation's securities cannot exceed 5% of the value of Kranzco's total assets. Kranzco believes that significant opportunities are available to investors in entities which provide brokerage and Real Estate-Related Services, own properties other than neighborhood and community shopping centers, and which are not limited in their activities by the investment limitations imposed by Federal income tax laws applicable to REITs. Accordingly, in light of the limitations on investments imposed on REITs, Kranzco believes that effecting the Exchange Offer, the Distribution, the Rights Offering and the Concurrent Offering, and establishing an intercompany relationship between Kranzco and NAI will yield significant benefits to Kranzco and its shareholders similar to those which may be obtained by investors who are not so limited, while preserving Kranzco's REIT status. For Kranzco, these benefits include:

     o increased opportunities to acquire retail properties which become available for sale through the Network, which might not otherwise be available to Kranzco;

     o greater access to a diverse range of tenants, in order to re-tenant vacant space owned by Kranzco, including access to non-retail tenants looking for space appropriate for office, warehouse or other non-retail uses;

     o the ability to enter into agreements with NAI to have NAI develop new shopping centers or redevelop distressed shopping centers for sale to Kranzco;

     o the ability to enter into new geographic areas with the assistance of NAI's real estate professionals;

     o NAI disseminating Kranzco's acquisition criteria to Broker Members through the Network, in order to create additional opportunities to purchase retail properties;

     o increased opportunities to purchase additional retail properties which are included in portfolios with non-retail properties, utilizing NAI to purchase the non-retail properties or find a purchaser for the non-retail properties;

     o access to NAI's sophisticated, real estate oriented computer network, which includes information on real estate transactions, market conditions and demographics;

     o the ability to purchase Real Estate-Related Services at competitive prices;

     o the ability to own an equity interest in a company which owns real estate and provides Real Estate-Related Services which Kranzco, as a REIT, could not directly own or provide; and

     o access to local property managers where Kranzco may own retail properties, and the opportunity for Kranzco to manage retail properties owned by NAI.

     NAI operates a network of independently owned, licensed real estate Broker Members throughout the United States and, more recently, abroad, to provide commercial real estate services to regional, national and international Clients. NAI believes that a strategic relationship between companies which provide real estate brokerage and services, such as NAI, and companies which own and operate real estate, such as Kranzco, would provide significant benefits and opportunities. For NAI, the benefits of entering into the strategic relationship and consummating the Proposed Related Transactions (and under certain circumstances, to the extent proceeds are available through the Rights Offering and the Concurrent Offering) include:

     o the opportunity as a public company, to raise additional capital through the Rights Offering and the Concurrent Offering and, to the extent possible, future equity and debt offerings;

     o the ability to expand its Corporate Services Department, Investment Sales Department and Broker Services Department;

     o the ability to invest in or acquire Broker Members or other real estate service firms in order to strengthen the Network;

     o access to new transactions by providing real estate brokerage services to Kranzco through NAI's Network;

     o the ability to accelerate the development of information services and technology infrastructure to more efficiently deliver services;

     o the opportunity to offer to Kranzco Real Estate-Related Services which NAI may develop; o the opportunity to further develop existing Real Estate-Related Services and to acquire or develop businesses that provide Real Estate-Related Services;

     o    the ability to accelerate Network growth in international markets;

     o providing Broker Members the opportunity to manage selected Kranzco shopping centers;

     o the opportunity to enter into agreements with Kranzco to have NAI develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco; and

     o expansion of its business through access to the real estate expertise of Kranzco's management.

     In the past Kranzco and NAI have worked together in a mutually beneficial relationship. In December 1997, NAI's Investment Sales Department assisted Kranzco in arranging for the acquisition of five shopping centers, aggregating approximately 650,000 square feet of GLA, for approximately $44 million. NAI's Investment Sales Department initiated this opportunity, and assisted Kranzco in acquiring the properties. Kranzco's acquisition of such properties generated $100,000 in fee income to NAI. Kranzco and NAI expect that the Intercompany Agreement will set forth a framework for a mutually beneficial relationship in the future. Accordingly, Kranzco and NAI believe that it is in the interest of their respective shareholders and stockholders for Kranzco and NAI to enter into an Intercompany Agreement to set forth the terms of a mutually beneficial relationship between the two companies, and for there to be a commonality of ownership interests in Kranzco and NAI. See "Proposed Related Transactions--Intercompany Agreement" and "The Distribution."

                     MANAGEMENT OF NAI AFTER EXCHANGE OFFER

Directors  and Executive Officers

     Upon consummation of the Exchange Offer and Reincorporation, NAI's Board of Directors will consist of eight members who will be divided into three classes as noted below. Class I consists of two directors whose terms will expire at the 1999 Annual Meeting of Shareholders. Classes II and III each consist of three directors whose terms will expire at the 2000 and the 2001 Annual Meetings of Shareholders, respectively. Upon consummation of the Exchange Offer and the Reincorporation Merger, the names and ages of the directors and executive officers of NAI and the positions held by them will be as set forth in the following table:

             Name                       Age                               Position                               Term Expires
             ----                       ---                               --------                               ------------
Gerald C. Finn                          67         Co-Chairman of the Board, Chief Executive                          2001
                                                   Officer and Director

Jeffrey M. Finn                         35         President, Chief Operating Officer and                             2000
                                                   Treasurer and Director

Norman M. Kranzdorf                     67         Co-Chairman and Director                                           2001

Robert H. Dennis                        51         Chief Financial Officer and Director                               1999

Joseph Grossman                         64         Director                                                           1999

Peter O. Hanson                         64         Director                                                           2001

Bernard J. Korman                       66         Director                                                           2000

Michael Kranzdorf                       37         Chief Information Officer and Director                             2000

Norma J. Finn                           65         Secretary

     Gerald C. Finn, NAI's principal founder, has served as the Chief Executive Officer and a Director of NAI since 1974. He also served as NAI's President from 1974 until 1995. He was elected as Chairman of the Board in May 1990. Mr. Finn will become Co-Chairman of the Board upon consummation of the Exchange Offer and the Reincorporation Merger. Prior to his association with NAI, Mr. Finn was an active real estate broker and developer for his own account and for the account of various entities in which he had an equity interest. He is a licensed real estate broker and a member of NACORE, ICSC and IDRC, and is a founding member of the Wharton School Real Estate Center.

     Jeffrey M. Finn, the son of Gerald C. Finn, has been employed full time by NAI since January, 1984, and has served as Chief Operating Officer and President since September 1995, as Treasurer of NAI since December 1987 and has served as Executive Vice President of NAI from 1992 to 1995. He has worked in various capacities including brokerage and corporate services, as well as Investment Sales prior to becoming Vice President-Marketing in 1988. Mr. Finn is a graduate of Boston University's School of Management and is a licensed Real Estate Salesperson in the State of New Jersey. Mr. Finn is a member of ICSC, IDRC, NACORE and the Wharton Real Estate Center Advisory Board.

     Norman M. Kranzdorf, will become the Co-Chairman of the Board of Directors of NAI upon consummation of the Exchange Offer and the Reincorporation Merger. Mr. Kranzdorf, a co-founder of Kranzco, has been a trustee and the President and Chief Executive Officer of Kranzco since its organization in June 1992. Mr. Kranzdorf was the President of Kranzco Realty, Inc., a general commercial real estate management and brokerage company ("Kranzco Realty"), from 1979, when he founded Kranzco Realty, to 1992. He served as President of Amterre Development, Inc. ("Amterre") from 1972 to 1981. Amterre, the successor to Food Fair Properties, Inc., owned and operated over 50 shopping centers, as well as other single-tenant retail properties, on the Eastern seaboard. Mr. Kranzdorf was also an officer and director of Kranzco Management, Inc., a general commercial real estate manager and brokerage company and a wholly-owned subsidiary of Kranzco Realty, from 1980, when it was founded, to 1992. He is a member of the Board of Governors of NAREIT and a former trustee of the ICSC.

     Robert H. Dennis will become the Chief Financial Officer of NAI and a member of the Board of Directors of NAI upon consummation of the Reincorporation Merger. Mr. Dennis has been a trustee of Kranzco since June 1994 and the Chief Financial Officer and Treasurer of Kranzco since its organization in June 1992. Prior thereto he was the Chief Financial Officer and Assistant Secretary of Kranzco Realty from 1981 to 1992.

     Michael Kranzdorf will become the Chief Information Officer of NAI and a member of the Board of Directors of NAI upon consummation of the Exchange Offer and the Reincorporation Merger. Mr. Kranzdorf was named Director of Information Systems at Kranzco Realty Trust in 1994 and was elected a Vice President of Kranzco in June 1996. He has been with Kranzco since 1987 as a programmer and designer. Mr. Kranzdorf received his B.S. from Tufts University and his M.S. from the University of Colorado, both in Electrical Engineering. Prior to joining Kranzco, he held positions at Texas Instruments, the University of Colorado and owned a consulting and publishing company in Boulder, Colorado. Mr. Kranzdorf is a member of the ICSC and serves on the Research Committee, and he has recently accepted the first Chairmanship of NAREIT's Technology Committee.

     Joseph Grossman has served as a Director of NAI since March, 1983. Mr. Grossman has been an independent real estate developer since 1961 and has developed shopping centers and industrial, residential and recreational properties for his own account. Mr. Grossman is also one of the founding members of the Tinton Falls State Bank and is a member of its Advisory Board.

     Peter O. Hanson has been a member of the Board since July 1990. Mr. Hanson is Chairman of James E. Hanson, Inc., a Broker Member of NAI. Mr. Hanson has been active in Commercial/Industrial Brokerage and Development since 1959. A very active member of The Society of Industrial and Office Realtors ("SIOR"), Mr. Hanson has served that organization as a leader at the state, regional and national level. He was SIOR's International President in 1985. In addition, Mr. Hanson has been an active member of NAI's Advisory Board and has served as Chairman of such Board. Mr. Hanson is a member of the Board of Trustees of Meridian Trust and Meridian Industrial Trust. Other civic and industry groups have benefitted from his participation and leadership. A 1955 graduate of Colgate University (B.A. - Sociology), Mr. Hanson also was a captain in the United States Air Force.

     Bernard J. Korman will become a member of the Board of Directors of NAI upon consummation of the Exchange Offer and the Reincorporation Merger. Mr. Korman is Chairman of Graduate Health System, Inc., a non-profit organization, and NutraMax Products, Inc., a consumer healthcare products company. Mr. Korman served as President and Chief Executive Officer of MEDIQ Incorporated from 1981 to 1995 and as chairman of PCI Services, Inc. from 1992 to 1996. Mr. Korman currently is a director of The Pep Boys, Inc., Today's Man, Inc., The New America High Income Fund, Inc., InnoServ Technologies, Inc., Omega Healthcare Investors, Inc., Omega Worldwide, Inc. and has been a trustee of Kranzco since May 1997.

     Norma J. Finn has served as the Secretary of NAI since its inception in 1974. Ms. Finn attended the University of Delaware and has served as secretary and a board member of a number of real estate development corporations. She has been active in numerous charitable activities including being President of Contact of Mercer County N.J. and on the national board of Contact, and the board of the Delaware Valley United Fund.

         Officers of NAI are elected by the Board and hold office until their successors are chosen and qualified or until their death, resignation or removal.
                                      -112-

Director Compensation

     It is NAI's policy to pay non-employee directors of NAI fees of $500 per meeting, as well as reimbursements for expenses incurred in attending meetings of the Board. However, in lieu of paying outstanding directors' fees, in January 1998, NAI issued 5,000 NAI Shares to each of Matthew Arnold, Joseph Grossman, Peter Hanson, Robert McMenamin and Marc Shegoski, the then non-employee directors of NAI. Such non-employee directors were owed accrued director fees as follows: Matthew Arnold, $5,500 for 11 meetings; Joseph Grossman, $5,000 for 10 meetings; Peter Hanson, $6,500 for 13 meetings; Robert McMenamin $2,000 for 4 meetings; and Marc Shegoski $4,000 for 8 meetings.

     In fiscal year 1997, there were two meetings of the Board of Directors of NAI; each director attended both of the meetings, other than Mr. Matthew Arnold, then a director of NAI Delaware, and Mr. Joseph Grossman, who each attended one meeting.

Executive Compensation

     The following table sets forth certain information with respect to the cash and other compensation paid or accrued by NAI for services rendered by Gerald Finn, NAI's Chief Executive Officer, and NAI's four other most highly compensated executive officers whose salary and bonus exceeded $100,000 (collectively, the "Named Executives"), during the fiscal year ended June 30, 1997.

                           Summary Compensation Table

                                                                                                 Long-Term
                                                Annual Compensation(1)                          Compensation
                                        ----------------------------------------                ------------
Name & Principal Position               Year            Salary            Bonus                  Restricted
-------------------------               ----            ------            -----                Stock Awards($)
                                                          ($)              ($)                 --------------
Gerald C. Finn                          1997           $125,000             --                    $7,500(2)
Chairman and Chief
Executive Officer

Jeffrey M. Finn                         1997           $110,000          $25,000                  $2,250(2)
President, Chief
Operating Officer and
Treasurer

----------
(1) The total value of all perquisites and other personal benefits received by each individual was less than the lesser of $50,000 or ten percent of the total salary of and bonus paid or accrued by NAI for services rendered by each officer during the fiscal year.

(2) Reflects grant of 25,000 restricted NAI Shares and 7,500 restricted NAI Shares to Gerald C. Finn and Jeffrey M. Finn, respectively. Such NAI Shares were granted in fiscal year 1998 with respect to performance in fiscal year1997, pursuant to a Restricted Stock Agreement. Such NAI Shares were valued at $.30 per NAI Share, the value of the NAI Shares as determined by the Board of Directors. See "Management -- Restricted Stock Agreements".

Employment Agreements

     NAI has entered into employment agreements with Messrs. G. Finn and J. Finn (the "Senior Executives"), pursuant to which Mr. G. Finn serves as the Co-Chairman of the Board of NAI and Mr. J. Finn serves as its President. Each of the employment agreements with Messrs. G. Finn and J. Finn has a term of three years, which is automatically extended for successive one-year periods unless either the Senior Executive or NAI gives prior notice not to extend the employment agreement, as specified in the agreement. The employment agreements provide for annual compensation of $175,000 to each of Messrs.

G. Finn and J. Finn for the first year of the term. Pursuant to the employment agreements, each of the Senior Executives is also entitled to incentive compensation to be determined by the Compensation Committee. After the first year of each employment agreement, salary and bonus for the Senior Executives will be determined by the Compensation Committee.

     In the event that either of the Senior Executives is fired without "cause," such Senior Executive shall be entitled to the lesser of (i) two times the individual's annual base compensation or (ii) the individual's annual base compensation remaining due under the terms of his employment agreement; provided, however, that the Senior Executive shall not be entitled to any such severance payment if he has received a payment upon a change in control as described below. The employment agreements also contain certain provisions relating to non-competition and confidentiality.

     Each employment agreement provides that upon a change in control and so long as such individual is an employee of NAI immediately prior to such a change in control, (a) the individual shall receive a lump sum severance payment equal to two times the individual's annual compensation during the calendar year preceding the calendar year during which the change in control has occurred, (b) restricted NAI Shares then owned by the individual shall immediately vest and no longer be subject to repurchase or other forfeiture restrictions, (c) NAI will continue to provide life, accident, medical and dental insurance to the individual for the period of 18 months after the change in control, and (d) in the event the individual holds any options to purchase NAI Shares on the date of the change in control, such individual shall be entitled to receive an amount equal to, generally, the number of options to purchase NAI Shares then owned by the individual multiplied by the amount, if any, that(i) the exercise price of the options or the closing price of the NAI Shares on the date of the change in control, whichever is less, exceeds (i) the average closing price of the NAI Shares during the sixth month prior to the date of the change in control. If the closing price of the NAI Shares as of the date of the change in control is greater than the exercise price of such option then the individual can retain the option or receive in exchange therefor cash equal to the number of shares underlying the options multiplied by the amount by which the closing share value exceeds the exercise price of the options. Each Employment Agreement provides that, to the extent that any of the foregoing benefits granted to such individual would cause him to be liable for excise tax liabilities, the benefits available to him shall be reduced to an amount which would not require the payment of any such excise tax, but only if doing so yields a greater after tax amount to such individual.

Restricted Stock Agreements

     In the past, NAI has granted restricted NAI Shares to certain persons providing services to NAI, including employees and Broker Members (each, a "grantee"). Each grantee of restricted NAI Shares executed a form of Restricted Stock Agreement, which contains certain representations and warranties made by NAI and the grantee, and sets forth the terms and conditions of the grant, including the limited conditions under which the grantee may transfer the restricted NAI Shares. The Restricted Stock Agreement also provides NAI with an option for a period of three years following the date of grant to repurchase the restricted NAI Shares if the grantee's services to NAI are terminated (a "Termination"). NAI may repurchase restricted NAI Shares, for a period of 90 days after the date of Termination, at the following prices: $.10 per NAI Share for a termination during the first year after the date of grant of the restricted NAI Shares; $.20 per NAI Share for a termination during the year after the second anniversary of the date of grant of the restricted NAI Shares; and $.30 per NAI Share for a termination during the year after the third anniversary of the date of grant of the restricted NAI Shares. In connection with the Exchange Offer, NAI has agreed to permit the transfer to Kranzco of all restricted NAI Shares which are validly tendered on or prior to the Expiration Date, and not subsequently withdrawn. In addition, NAI has agreed to eliminate the repurchase option with respect to all restricted NAI Shares owned by NAI Stockholders after the consummation of the Exchange Offer, if such NAI Stockholder tenders at least 80% of his or her restricted NAI Shares. The release of any or all of the preceding restrictions could cause the holders of restricted NAI Shares to immediately recognize ordinary income in an amount equal to the excess of the fair market value of such NAI Shares at the time the restrictions are released over any amounts paid to acquire such NAI Shares. In addition, withholding taxes will be payable to NAI (or withheld by NAI from amounts otherwise due such holders) in connection with any such recognition of income. Holders of restricted NAI Shares are urged to consult their tax advisors concerning the federal, state and local tax consequences of the release of any restrictions on their NAI Shares.

NAI 1998 Incentive Plan

     General. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Incentive Plan (the "1998 Plan"). The purpose of the 1998 Plan is to align the interests of NAI's directors, officers and other employees and consultants with those of the shareholders and to enable NAI to attract, compensate and retain selected individuals to serve as directors, officers and employees and consultants who will contribute to NAI's success and provide such individuals with appropriate incentives and rewards for their performance.

     Awards to directors, officers, employees and consultants under the 1998 Plan may take the form of cash, share options ("Options"), including corresponding share appreciation rights ("SARs") and reload options, restricted share awards, share purchase awards and performance based awards. The maximum number of NAI Shares that may be the subject of awards under the 1998 Plan is 1,700,000 NAI Shares, or approximately 4.7% of the NAI Shares outstanding as of June 30, 1998, assuming the Proposed Related Transactions had occurred. The maximum number of NAI Shares that may be the subject of awards to any employee during any fiscal year under the 1998 Plan is 250,000 NAI Shares.

     NAI Share Authorization. NAI Shares covered by any unexercised portions of terminated Options, NAI Shares forfeited by participants and NAI Shares subject to any awards which are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 1998 Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of NAI Shares, the number of NAI Shares issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the 1998 Plan. NAI Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of SARs, are not again available for the grant of awards under the 1998 Plan. The NAI Shares to be issued or delivered under the 1998 Plan are authorized and unissued shares, or issued NAI Shares that have been reacquired by NAI.

     Incentive Plan Administration. The 1998 Plan will be administered by a committee of two or more non-employee directors (the "Committee"), which will initially consist of Messrs. Bernard J. Korman and Joseph Grossman. The Committee will determine the directors, officers, employees and consultants who will be eligible for and granted awards, determine the amount and type of awards, establish rules and guidelines relating to the 1998 Plan, establish, modify and terminate the terms and conditions of awards and take such other action as may be necessary for the proper administration of the 1998 Plan. All directors, employees and certain consultants are currently eligible to participate in the 1998 Plan. Eighty percent of the NAI Shares which may be the subject of awards under the 1998 Plan are reserved for employees of NAI who are not also employees of Kranzco, and 20% of the NAI Shares which may be the subject of awards under the 1998 Plan are reserved for employees and consultants of NAI who are also employees of Kranzco.

     Options. "Incentive Options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and "Nonqualified Options" that do not meet such requirements are both available for grant under the 1998 Plan. The term of each Option will be determined by the Committee, but no Option will be exercisable more than five years after the date of grant. Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee. The exercise price for both Incentive Options and Nonqualified Options must be at least equal to 100% of the fair market value of the NAI Shares on the date of grant. The exercise price can be paid in cash, or if approved by the Committee, by tendering (actually or constructively) NAI Shares owned by a participant.

     Incentive Options are not transferable except by will or the laws of descent and distribution and may be exercised only by the participant (or his guardian or legal representative) during his or her lifetime, except as provided below. With the Committee's consent, Nonqualified Options may be transferable to family members and entities for the benefit of the participant or his family members. If a participant's employment with NAI or service as a director terminates for any reason (other than death or disability), any unexercised or unexpired Options held by the participant (or its permitted transferee) will be deemed canceled and terminated on the date of such termination, unless the Committee decides to extend the term of such Options for a period not exceeding three months. If a participant dies while employed by NAI, including an employee who is also a director, any unexercised or unexpired Options will, to the extent exercisable on the date of death, be exercisable by the holder or by the participant's estate or by any person who acquired such Options by bequest or inheritance, at any time generally within one year after such death. If a participant becomes totally disabled and his employment terminates as a result of such disability, including an employee who is also a director, the holder or the participant (or his guardian or legal representative) will have the unqualified right to exercise any unexercised and unexpired Options held by the participant (or its permitted transferee) generally for one year after such termination.

     NAI Share Appreciation Rights. The 1998 Plan provides that SARs may be granted in conjunction with a grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. A SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of a SAR, the recipient is entitled to receive from NAI, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or NAI Shares equal to the excess of (A) the fair market value of one NAI Share on the date of such exercise over (B) the exercise price of any related Option, times the number of NAI Shares in respect of which such SAR shall have been exercised. Upon the exercise of a SAR, the related share Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with a SAR, such tandem SAR will terminate.

     Reload Options. The Committee may grant, concurrently with the award of any Option (each an "Underlying Option") to such participants, one or more reload options (each a "Reload Option") to purchase for cash or, if permissible under the Underlying Option, NAI Shares, a number of NAI Shares equal to the number of NAI Shares delivered (or deemed delivered) by the participant to NAI to exercise the Underlying Option. Although an Underlying Option may be an Incentive Option, a Reload Option is not intended to qualify as an Incentive Option. A Reload Option may be granted in connection with the exercise of an Option that is itself a Reload Option. Each Reload Option will have the same expiration date as the Underlying Option and an exercise price equal to the fair market value of the NAI Shares on the date of grant of the Reload Option. A Reload Option is exercisable immediately.

     Reload Options permit a participant to retain, through the term of the original Option, his or her economic interest in the sum of the NAI Shares covered by such Options as well as the already-owned NAI Shares that could be used to exercise such Option, by granting options on the number of NAI Shares used to pay the exercise price of the original Option and subsequent Reload Options. In this way, Reload Options provide a participant with the opportunity to build up ownership of NAI Shares covered by an original Option earlier during the Option term rather than through a single exercise at or near the end of the Option term.

     Restricted NAI Shares. NAI may award restricted NAI Shares to a participant. Such a grant gives a participant the right to receive NAI Shares subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the NAI Shares may be based upon performance standards, length of service or other criteria as the Committee may determine. Until all restrictions are satisfied, lapsed or waived, NAI will maintain custody over the restricted NAI Shares but the participant will be able to vote the NAI Shares and will be entitled to an amount equal to all distributions, if any, paid with respect to the NAI Shares, as provided by the Committee. During such restrictive period, the restricted NAI Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, the participant generally forfeits the right to the NAI Shares to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

     NAI Share Purchase Awards. The 1998 Plan also permits the grant of share purchase awards to participants. Participants who are granted a share purchase award are provided with a share purchase loan to enable them to pay the purchase price for the NAI Shares acquired pursuant to the award. The terms of each share purchase loan will be determined by the Committee. The purchase price of NAI Shares acquired with a share purchase loan is the fair market value on the date of the award. The 1998 Plan provides that some or all of the share purchase loan can be forgiven under terms determined by the Committee. At the end of the loan term, the remainder of the share purchase loan will be due and payable. The interest rate, if any, on a share purchase loan will be determined by the Committee. NAI Share purchase loans may be recourse or nonrecourse under terms determined by the Committee.

     If a participant's employment with NAI is terminated for any reason, the balance of the purchase loans to such participant will be immediately due and payable provided, however, if a participant's employment terminates by reason of death, disability, by NAI without "cause," or in the event of a change in control, the balance of such participant's purchase loans may be forgiven in whole or in part as of the date of such occurrence at the discretion of the Committee.

     Performance-Based Awards. Certain Awards granted under the 1998 Incentive Plan may be granted in a manner such that the Awards qualify as "performance-based compensation"(as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code ("Performance-Based Awards"). In general to qualify as a Performance-Based Award, among other things, the Committee must be comprised solely of two or more "outside directors." The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance-Based Awards may take the form of, without limitation, cash, Shares or any combination thereof. The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of such Performance-Based Awards that will be paid out to the participants, and may attach to such Performance-Based Awards one or more restrictions. The maximum cash amount of Performance-Based Awards to be awarded to any employee during any fiscal year shall be $1,000,000.

     The Committee may use the following performance measures, among others, (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the NAI Shares or any other publicly-traded securities of NAI; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

     Antidilution Provisions. The number of NAI Shares authorized to be issued under the 1998 Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of NAI Shares or other securities, the issuance of warrants or other rights to purchase NAI Shares or other securities, or other similar capitalization change.

     Certain Federal Income Tax Consequences of the 1998 Plan. The following is a brief summary of the principal federal income tax consequences of awards under the 1998 Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A participant is not subject to federal income tax either at the time of grant or at the time of exercise of an Incentive Option. However, upon exercise, the difference between the fair market value of the NAI Shares and the exercise price is an includible item subject to the possible application of the alternative minimum tax. If a participant does not dispose of NAI Shares acquired through the exercise of an Incentive Option in a "disqualifying disposition" (i.e., no disposition occurs within two years from the date of grant of the share option nor within one year of the transfer of the NAI Shares to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such NAI Shares, and such gain will be taxable as gain from the sale of a capital asset.

     NAI will not be allowed any tax deduction on the exercise of an Incentive Option or, if the above holding period requirements are met, on the sale of the underlying NAI Shares. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and NAI will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the NAI Shares at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by NAI.

     If Nonqualified Options are granted to a participant, there are no federal income tax consequences at the time of grant. Upon exercise of the Option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the NAI Shares on the date of exercise. NAI will be allowed a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by NAI.

     No income will be realized by a participant in connection with the grant of any SAR. The participant must include in ordinary income the amount of cash received and the fair market value on the exercise date of any NAI Shares received upon the exercise of a SAR. NAI will be entitled to a deduction equal to the amount included in such participant's income by reason of the exercise of any SAR.

     The receipt of a Reload Option by a holder of an Incentive Option or a Nonqualified Option (including a Reload Option) who pays the exercise price in full or in part with previously acquired NAI Shares should not affect the tax treatment of the exercise of such Incentive or Nonqualified Option (including the amount of ordinary income, if any, recognized upon exercise). A participant will not be subject to tax at the time a Reload Option is granted (except for any income recognized upon the exercise of a Nonqualified Option at the time of grant of the Reload Option). A Reload Option will constitute a Nonqualified Option for federal income tax purposes and will be taxed as such in the manner set forth above.

     A grant of restricted NAI Shares does not constitute a taxable event for either a participant or NAI. However, the participant will be subject to tax, at ordinary income rates, when the NAI Shares are no longer subject to a substantial risk of forfeiture or they become transferable. NAI will be entitled to take a commensurate deduction at that time.

     A participant may elect to recognize taxable ordinary income at the time restricted NAI Shares are awarded in an amount equal to the fair market value of the NAI Shares at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, NAI will be entitled to a deduction at that time in the same amount. Future appreciation on the NAI Shares will be taxed at the capital gains rate when the NAI Shares are sold. However, if, after making such an election, the NAI Shares are forfeited, the participant will be unable to claim a deduction.

     In general, a participant who receives a share purchase award incurs no tax liability and NAI does not receive any deduction at the time NAI Shares are acquired through a share purchase award. However, as the share purchase loan is forgiven, the participant will be required to recognize income in an amount equal to the forgiven portion of the loan. NAI will be entitled to take a commensurate deduction at such time.

     Applicable withholding taxes may be withheld in connection with any award under the 1998 Plan. In that regard, the Committee has the discretion to allow a participant to satisfy its withholding tax obligations with NAI Shares.

     Change in Control. Depending on the terms of a particular award as determined by the Committee, upon the occurrence of a change in control of NAI, all options and related SARs may become immediately exercisable, the restricted NAI Shares may fully vest and share purchase loans may be forgiven in full.

     Termination, Amendment and ERISA Status. The 1998 Plan will terminate by its terms and without any action by the Board on May 27, 2008. No awards may be made after that date. Awards outstanding on such date will remain valid in accordance with their terms.

     The Committee may amend or alter the terms of awards under the 1998 Plan, including to provide for the forgiveness in whole or in part of share purchase loans, the release of the NAI Shares securing such loans or the termination or modification of the vesting or performance provisions of the grants of restricted NAI Shares but no such action shall in any way impair the rights of a participant under any award without such participant's consent.

     The Committee may amend or terminate the 1998 Plan. No such amendments or termination of the 1998 Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the NAI Shares are listed or quoted.

     The 1998 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1976, as amended ("ERISA").

NAI 1998 Employee Bonus Compensation Plan

     General. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Employee Bonus Compensation Plan (the "Bonus Compensation Plan"). The purpose of the Bonus Compensation Plan is to compensate outstanding performance by employees of NAI and to enable NAI to attract, compensate and retain selected individuals to serve as employees who will contribute to NAI's success and provide such individuals with appropriate incentives and rewards for their performance.

     Awards to employees under the Bonus Compensation Plan will be in the form of grants of NAI Shares. The maximum number of NAI Shares that may be the subject of awards under the Bonus Compensation Plan is 8,500,000 NAI Shares (the "Award Shares"), assuming all of the Rights are exercised, or approximately 23.5% of the NAI Shares outstanding as of June 30, 1998, assuming the Proposed Related Transactions had occurred. If less than all of the Underlying Shares are purchased pursuant to the Rights Offering and the Concurrent Offering, the number of NAI Shares available under the Bonus Compensation Plan will be decreased by 25% of the amount by which 34,000,000 NAI Shares exceeds the number of NAI Shares outstanding after the Rights Offering and the Concurrent Offering are exercised. The NAI Shares to be issued or delivered under the Bonus Compensation Plan are authorized and unissued shares, or issued NAI Shares that have been reacquired by NAI.

     NAI Share Award Formula. Subject to the maximum number of NAI Shares remaining available under the Bonus Compensation Plan, each year there shall be available for award under the Bonus Compensation Plan, a number of NAI Shares equal to the product of 6.25% times NAI's pre-tax net income for such year, adjusted to exclude any deduction for the payment of the consulting fee to Kranzco under the Intercompany Agreement ("Annual Award Shares").

     Bonus Compensation Plan Administration. The Board will make grants of the Annual Award Shares within 6 months after the end of the fiscal year with respect to which such Award Shares become available for grant based on the recommendation of the Chief Executive Officer and the President of NAI. All employees are currently eligible to participate in the Bonus Compensation Plan. The selection of employees who participate in the Bonus Compensation Plan will be determined solely at the discretion of the Board based on the recommendation of the Chief Executive Officer and President of NAI.

     Antidilution Provisions. The number of NAI Shares authorized to be issued under the Bonus Compensation Plan and subject to outstanding awards may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of NAI Shares or other securities, the issuance of warrants or other rights to purchase NAI Shares or other securities, or other similar capitalization change.

     Certain Federal Income Tax Consequences of the Bonus Compensation Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Bonus Compensation Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A grant of Award Shares constitutes a taxable event for a participant. The fair market value of the Award Shares on the date of grant is reportable by the participant as income taxable at ordinary income rates, and will be subject to applicable federal, state and local withholding taxes at the time of grant. In that regard, the Board has the discretion to allow a participant to satisfy its withholding tax obligations with NAI Shares. NAI will be entitled to take a deduction at the time of grant equal to the amount of taxable income reportable by the participant.

     Termination, Amendment and ERISA Status. The employees will first be eligible for Award Shares under the Bonus Compensation Plan with respect to NAI's fiscal year ended June 30, 1999. The last year employees of NAI will be eligible for Award Shares under the Bonus Compensation Plan will be with respect to NAI's fiscal year ended June 30, 2009.

     The Board may amend or terminate the Bonus Compensation Plan; however, the Plan may not be amended or terminated without the consent of 80% of the Board, including the consent of either Jeffrey Finn or Gerald Finn. No such amendments or termination of the Bonus Compensation Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the NAI Shares are listed or quoted.

     The Bonus Compensation Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1976, as amended.

NAI 1998 Stock Option Plan

     General. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Stock Option Plan (the "Option Plan"). The purpose of the Option Plan is to align the interests of NAI's directors, officers, employees and consultants with those of the shareholders and to enable NAI to attract, compensate and retain selected individuals to serve as directors, officers, employees and consultants who will contribute to NAI's success and provide such individuals with appropriate incentives and rewards for their performance.

     Awards to directors, officers, employees and consultants under the Option Plan are in the form of share Options. The maximum number of NAI Shares that may be the subject of awards under the Option Plan is 3,536,853 NAI Shares, or approximately 9.8% of the NAI Shares outstanding as of June 30, 1998, assuming the Proposed Related Transactions had occurred. Options to purchase all NAI Shares issuable under such plan will be granted upon consummation of the Exchange Offer and Reincorporation Merger. The maximum number of NAI Shares that may be the subject of awards to any employee during any fiscal year under the Option Plan is 2,000,000 NAI Shares.

     Stock Option Plan Administration. The Option Plan will be administered by a committee of two or more non-employee directors (the "Option Plan Committee"), which will initially consist of Messrs. Joseph Grossman and Bernard Korman. The Option Plan Committee will determine the directors, officers, employees and consultants who will be eligible for and granted awards, determine the amount and type of awards, establish rules and guidelines relating to the Option Plan, establish, modify and terminate the terms and conditions of awards and take such other action as may be necessary for the proper administration of the Option Plan. All directors, officers, employees and consultants are currently eligible to participate in the Option Plan.

     Options. It is intended that all of the Options granted under the Option Plan will be "Nonqualified Options" that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price can be paid in cash, or if approved by the Option Plan Committee, by tendering (actually or constructively) NAI Shares owned by a participant.

     With the Option Plan Committee's consent, Nonqualified Options may be transferable to family members and entities for the benefit of the participant or his family members. If a participant's employment with NAI or service as a director or consultant terminates for any reason (other than death or disability), any unexercised or unexpired Options held by the participant (or its permitted transferee) will be deemed canceled and terminated on the date of such termination, unless the Option Plan Committee decides to extend the term of such Options for a period not exceeding three months. If a participant dies while employed by NAI, including an employee who is also a director, any unexercised or unexpired Options will, to the extent exercisable on the date of death, be exercisable by the holder or by the participant's estate or by any person who acquired such Options by bequest or inheritance, at any time generally within one year after such death. If a participant becomes totally disabled and his employment terminates as a result of such disability, including an employee who is also a director, the holder or the participant (or his guardian or legal representative) will have the unqualified right to exercise any unexercised and unexpired Options held by the participant (or its permitted transferee) generally for one year after such termination.

     Options Outstanding Under the Option Plan. Upon the consummation of the Reincorporation Merger, there will be outstanding five-year Nonqualified Options to purchase 3,536,853 NAI Shares under the Option Plan at an exercise price of $2 per NAI Share. Directors of NAI will hold five-year Options to purchase an aggregate of 1,016,150 NAI Shares under the Option Plan at an exercise price of $2 per NAI Share. In addition, each of Gerald C. Finn and Jeffrey M. Finn was granted a five-year Option under the Option Plan to purchase 1,547,049 and 611,004 NAI Shares, respectively, at an exercise price of $2 per NAI Share; the exercise price per NAI Share under each such Option will automatically increase $.12 each year during which such Option remains outstanding and unexercised.

     Antidilution Provisions. The number of NAI Shares authorized to be issued under the Option Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of NAI Shares or other securities, the issuance of warrants or other rights to purchase NAI Shares or other securities, or other similar capitalization change.

     Certain Federal Income Tax Consequences of the Option Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Option Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     For Nonqualified Options, there are no federal income tax consequences at the time of grant. Upon exercise of the Option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the NAI Shares on the date of exercise. NAI will be allowed a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by NAI.

     Applicable withholding taxes may be withheld in connection with the exercise of any Nonqualified Option under the Option Plan. In that regard, the Option Plan Committee has the discretion to allow a participant to satisfy its withholding tax obligations with NAI Shares.

     Termination, Amendment and ERISA Status. The Option Plan will terminate by its terms and without any action by the Board ten years from the date the Option Plan was adopted. No awards may be made after that date. Awards outstanding on such date will remain valid in accordance with their terms.

     The Option Plan Committee may amend or alter the terms of awards under the Option Plan but no such action shall in any way impair the rights of a participant under any award without such participant's consent.

     The Option Plan Committee may amend or terminate the Option Plan. No such amendments or termination of the Option Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the NAI Shares are listed or quoted.

     The Option Plan is not subject to the provisions of ERISA.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of NAI Shares as of June 30, 1998 of: (i) each of NAI's directors after the Exchange Offer and the Proposed Related Transactions; (ii) the Named Executive Officers after the Exchange Offer and the Proposed Related Transactions; (iii) NAI's executive officers and directors as a group after the Exchange Offer and the Proposed Related Transactions; and (iv) all persons known by NAI to be the beneficial owner of more than 5.0% of the outstanding NAI Shares immediately prior to the Exchange Offer. The table gives NAI Share ownership information prior to the Exchange Offer and after giving effect to the Exchange Offer, the Distribution, the Rights Offering, the Concurrent Offering and the other Proposed Related Transactions. The information contained in this table assumes that the Reincorporation Merger occurred on June 30, 1998, and each NAI Delaware Share was converted into 1.318087 NAI Maryland Shares. See "Proposed Related Transactions" and "Management of NAI After Exchange Offer."

                                             Number of NAI Shares                           Percent of Class
                                    -------------------------------------         ------------------------------------
                                                             After Exchange                               After Exchange
                                                          Offer, Distribution,                         Offer, Distribution,
                                                          Rights Offering and                          Rights Offering and
                                          Before              Concurrent               Before              Concurrent
Name and Address                    Exchange Offer(1)         Offering(2)         Exchange Offer(3)        Offering(3)
----------------                    -----------------         -----------         -----------------        -----------
Gerald C. Finn(4)                      12,605,380             4,718,179(5)             73.71%                11.85%
Jeffrey M. Finn(4)(6)                   3,637,290             1,688,462(6)             21.27                  4.24
Norman M. Kranzdorf(7)                          0               835,972(8)              0.00                  2.10
Robert H. Dennis(7)                             0               110,890(9)              0.00                  0.28
Joseph Grossman(3)                         78,910                41,564(10)             0.46                  0.10
Peter O. Hanson(3)                        341,055               146,422(11)             1.99                  0.37
Bernard J. Korman(3)                            0               124,478(12)             0.00                  0.31
Michael Kranzdorf(7)                            0                57,232(13)             0.00                  0.14
Kranzco Realty Trust(7)                         0             3,351,875                 0.00                  8.41
Executive Officers &                   14,662,635             7,177,965                85.74                 18.04
Directors
as a group (9) persons

-------------------------------
(1) The numbers in this column reflect NAI Share ownership assuming the Reincorporation Merger has occurred. The actual number of NAI Delaware Shares beneficially owned by each person on June 30, 1998, was as follows:
     Gerald Finn, 9,563,390 NAI Shares; Jeffrey Finn, 2,759,522 NAI Shares; Norman M. Kranzdorf, no NAI Shares; Robert H. Dennis, no NAI Shares; Joseph Grossman, 59,867 NAI Shares; Bernard J. Korman, no NAI Shares; Michael Kranzdorf, no NAI Shares; Peter O. Hanson, 258,750 NAI Shares; Kranzco Realty Trust, no NAI Shares; and Estate of John McMenamin, 535,597 NAI Shares.

(2) The numbers in this column represent NAI Shares beneficially owned by each such person, plus any NAI Shares which such person may acquire pursuant to the Basic Subscription Privilege.

(3) Each beneficial owner's percentage ownership is determined assuming (i) that all NAI Shares issuable upon exercise of the Rights will be exercised, except that (x) Gerald Finn only exercises rights to purchase 400,000 NAI Shares, (y) Jeffrey Finn only exercises rights to purchase 100,000 NAI Shares and (z) Kranzco only exercises rights to purchase 1,675,937 NAI Shares in order to maintain approximately a 9.8% ownership interest in the outstanding NAI Shares; (ii) that all of the Additional Shares are purchased in the Concurrent Offering, (iii) all other convertible securities, options or warrants held by such person (but not those held by any other person) and which are exercisable within 60 days of June 30,

     1998 have been exercised and (iii) that each person who was an NAI Stockholder prior to the Exchange Offer tendered 80% of his or her NAI Shares in the Exchange Offer.

(4) The address of all of the executive officers and directors of NAI, who are not employees of Kranzco, is 572 Route 130, Hightstown, New Jersey 08520.

(5) Includes (i) 3,944 NAI Shares owned by the Building Center, Inc., a corporation owned by Gerald and Norma Finn, (ii) 1,797,049 NAI Shares issuable upon the exercise of options to purchase NAI Shares, (iii) 42,838 NAI Shares owned by Mr. G. Finn's spouse, and (iv) 527,235 NAI shares held in trust for Mr. J. Finn, of which, in the future, Mr. G. Finn may be entitled to receive certain NAI Shares. Does not include (i) 44,156 NAI Shares owned by Mr. G. Finn's children, or (ii) 4,943 NAI Shares held by Mr. G. Finn as collateral for a loan to a stockholder of NAI; Mr. G. Finn disclaims beneficial ownership of such NAI Shares.

(6) Includes (i) 11,863 NAI Shares held in trust for Mr. J. Finn's minor children, (ii) 4,591 NAI Shares owned by Brooktree Swim & Tennis Club, Inc., a corporation owned by Mr. J. Finn and his spouse, (iii) 861,004 NAI Shares issuable upon the exercise of options to purchase NAI Shares; and
     (iv) 527,235 NAI Shares held in a trust for the benefit of Mr. J. Finn, of which Mr. J. Finn is trustee.

(7) The address of Kranzco Realty Trust is 128 Fayette Street, Conshohocken, Pennsylvania 19428, and the address of executive officers and directors of NAI who are also employees of Kranzco is c/o Kranzco Realty Trust at such address.

(8) Includes (i) 14,640 NAI Shares owned by Mr. Kranzdorf's spouse, (ii) 36,000 NAI Shares owned by Mrs. Kranzdorf as trustee for the benefit of Michael Kranzdorf and Betty Kranzdorf, (iii) 400,050 NAI Shares issuable upon the exercise of options to purchase NAI Shares granted under the Option Plan. See "Management."

(9) Includes (i) 200 NAI Shares owned by Mr. Dennis' spouse, and (ii) 74,100 NAI Shares issuable upon the exercise of options of to purchase NAI Shares.

(10) Includes 10,000 NAI Shares issuable upon the exercise of options to purchase NAI Shares.

(11) Includes (i) 236 NAI Shares owned by Mr. Hanson's spouse, (ii) 4,350 NAI Shares and 1,648 NAI Shares owned by James E. Hanson, Inc. and Property Investors Associates, respectively, entities owned by Mr. Hanson, and (iii) 10,000 NAI Shares issuable upon the exercise of options to purchase NAI Shares granted under the Option Plan.

(12) Includes (i) 3,900 NAI Shares owned by Mr. Korman's spouse, and (ii) 14,500 NAI Shares issuable upon the exercise of options to purchase NAI Shares.

(13) Includes (i) 7,500 NAI Shares issuable upon the exercise of options to purchase NAI Shares, and (ii) 18,000 NAI Shares held in trust for Mr. M. Kranzdorf. See footnote 6.

Registration Rights

     Kranzco and NAI will enter into a Registration Rights Agreement which provides that at any time after the earlier of the date (i) one year from the consummation of the Exchange Offer or (ii) that Kranzco determines, in its sole discretion, that Kranzco is, or will in the future be, required to sell the NAI Shares owned by it in order to maintain its status as a REIT, NAI will, upon a written request of Kranzco, register any NAI Shares owned by Kranzco in a Registration Statement under the Securities Act (the "Demand Rights"). NAI has agreed to use all reasonable best efforts to keep such Registration Statement effective for a period of two years commencing on the effective date of the Registration Statement (or a shorter period if all the NAI Shares owned by Kranzco have been sold or may be sold without any volume limitations pursuant to Rule 144 under the Securities Act prior to the expiration of such two year period). The Registration Rights Agreement provides Kranzco with two Demand Rights, as well as piggyback Registration Rights.

                       CERTAIN RELATED PARTY TRANSACTIONS

     NAI currently leases space for its corporate offices in Hightstown, New Jersey from The Building Center, Inc., a New Jersey corporation (the "Building Center"), which is wholly owned by Gerald C. Finn and his wife, Norma Finn. The lease provides for an annual rental of $102,000 plus the payment of maintenance expenses. See "Business--Property." NAI believes that the terms of this lease are at or below the fair market rental for comparable facilities in the area.

     NAI and its subsidiaries owe a director and an officer of NAI, Gerald and Norma Finn, and an entity owned by them, an aggregate principal of $441,235. Such indebtedness bears interest at rates ranging from 10% to 12%. A portion of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay such indebtedness. See "The Concurrent Offering-Use of Proceeds" for a description of such indebtedness.

     Peter O. Hanson, a director of NAI is the owner of James E. Hanson, Inc., a Broker Member of the Network. In the fiscal year ended June 30, 1998, James E. Hanson, Inc., paid to NAI approximately $90,000 in fees for services and assignments received through the Network.

     Gerald C. Finn is the licensed broker of record on the New Jersey Real Estate Broker's License held by NAI upon which NAI's reciprocal real estate broker's licenses in Pennsylvania and New York are based. Mr. Finn's sister, Susan Finn, is the licensed broker of record on the Florida Real Estate Broker's License held by NAI.

     In connection with the Exchange Offer, Kranzco, NAI and the Finns entered into an Exchange Agreement and certain related transactions. In addition, NAI and Kranzco intend to enter into the Intercompany Agreement immediately following the Distribution. See "The Exchange Agreement" and "Proposed Related Transactions." In addition, in the calendar year ended December 31, 1997, with the assistance of NAI's Investment Sales Department, Kranzco purchased certain retail properties. See "NAI Business--Investment Sales."

     It is NAI's policy that material transactions and loans with affiliated parties shall be on terms that are no less favorable than those that can be obtained from unaffiliated third parties. Any forgiveness of loans must be approved by a majority of NAI's independent directors who do not have an interest in the transactions and who have access, at NAI's expense, to NAI's or independent counsel.

     All ongoing transactions have been ratified by a majority of the issuer's independent directors who do not have an interest in the transactions and who had access, at the issuer's expense, to its counsel or independent counsel.

                        DESCRIPTION OF SECURITIES OF NAI

     The following summary of the terms of the stock of NAI Maryland does not purport to be complete and is subject to and qualified in its entirety by reference to NAI Maryland's Charter and NAI Maryland's Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information." This description reviews the securities of NAI Maryland rather than NAI Delaware, because after the Exchange Offer is consummated, the Reincorporation Merger will be effected and all NAI Delaware Shares will be converted into NAI Maryland Shares.

General

     The Charter provides that NAI Maryland may issue up to 200,000,000 shares of common stock, $.01 par value per share (referred to herein as the "NAI Shares"). As of June 30, 1997, after giving effect to the Reincorporation Merger, there were 17,101,403 NAI Shares issued and outstanding, and 229 holders of record of such NAI Shares. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

Common Stock

     All NAI Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of NAI Shares are entitled to receive dividends on such NAI Shares if, as and when authorized and declared by the Board of Directors of NAI Maryland out of assets legally available therefor and to share ratably in the assets of NAI Maryland legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of NAI Maryland.

     Each outstanding NAI Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding NAI Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of NAI Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of NAI Maryland. NAI Shares will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter of NAI Maryland provides for approval of (i) a consolidation, (ii) a share exchange,
(iii) a merger in which NAI Maryland is the successor, and (iv) amendments to the Charter (except for amendments to the sections of the Charter relating to the classification and removal of directors) by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter.

     The Charter authorizes the Board of Directors to reclassify any unissued shares of stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

     The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each class or series, the Board is required by the MGCL and the Charter of NAI Maryland to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of NAI Maryland that might involve a premium price for holders of NAI Shares or otherwise be in their best interest.

Power to Issue Additional Shares of Common Stock and Preferred Stock

     NAI Maryland believes that the power of the Board of Directors to issue additional authorized but unissued NAI Shares and to classify or reclassify unissued shares of stock and thereafter to cause NAI Maryland to issue such classified or reclassified shares of stock will provide NAI Maryland with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the NAI Shares, will be available for issuance without further action by NAI Maryland's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which NAI Maryland's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize NAI Maryland to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of NAI Maryland that might involve a premium price for holders of NAI Shares or otherwise be in their best interest. In addition, the issuance of a class or series of preferred stock with voting or conversion rights may adversely affect the voting power of common stockholders of NAI.

Rights to Purchase NAI Shares

     Each NAI Share issued in the Distribution will be accompanied by a Right to purchase one additional NAI Share. The Rights are exercisable for 45 days from the date of the Distribution at a Subscription Price of $2.00 per share. See "The Rights Offering."

Transfer Agent and Registrar

     The transfer agent and registrar for the NAI Shares and Rights will be First Union National Bank.

Series A Preferred Stock of NAI Delaware

     On July 15, 1998 NAI Delaware entered into a letter agreement with the holder of the 101,000 outstanding shares of Series A Preferred Stock pursuant to which NAI redeemed all of the outstanding shares of Series A Preferred Stock for a promissory note in the principal amount of $202,000, due November 12, 1998. A portion of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay such Note. See "The Concurrent Offering--Use of Proceeds."

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF NAI MARYLAND'S CHARTER AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Charter and Bylaws of NAI Maryland does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

Classification of the Board of Directors

     The Bylaws provide that the number of directors of NAI Maryland may be established by the Board of Directors but may not be fewer than the minimum number required by the MGCL (which is three, unless the corporation has less than three stockholders) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

     Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the Class I, Class II and Class III directors will expire in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders.

NAI Maryland believes that classification of the Board of Directors will help to assure the continuity and stability of NAI Maryland's business strategies and policies as determined by the Board of Directors. Holders of NAI Shares will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the NAI Shares will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of NAI Maryland, even though a tender offer or change in control might be in the best interest of the stockholders.

Removal of Directors

     The Charter provides that a director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors (except upon the existence of cause for removal and a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Business Combinations

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Each of Kranzco, Gerald Finn, Jeffrey Finn and Norman Kranzdorf may beneficially own more than ten percent of NAI Maryland's voting shares and would, therefore, be subject to the business combination provision of the MGCL. However, pursuant to the statute, NAI Maryland has exempted any business combinations involving Kranzco and consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and NAI Maryland. As a result, Kranzco may be able to enter into business combinations with NAI Maryland that may not be in the best interest of its stockholders without compliance by NAI Maryland with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Bylaws of NAI Maryland contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of NAI Maryland's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Dissolution of NAI Maryland

     The dissolution of NAI Maryland must be approved by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     The Bylaws of NAI Maryland provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to NAI Maryland's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in NAI Maryland's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to NAI Maryland's notice of the meeting,
(ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

     The business combination provisions (with respect to stockholders other than Kranzco) and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of NAI Maryland that might involve a premium price for holders of NAI Shares or otherwise be in their best interest.

                                     EXPERTS

     The consolidated financial statements of Kranzco incorporated by reference in this Prospectus and the consolidated financial statements of NAI included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

     Certain matters regarding the legality of the Notes and the underlying Kranzco Common Shares offered hereby will be passed upon for Kranzco by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain other matters regarding the legality of the Notes and certain other matters of law will be passed upon for Kranzco by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York.

                      INDEX TO NEW AMERICA NETWORK, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF JUNE 30, 1997 AND 1996
                        TOGETHER WITH AUDITORS' REPORT


                                                                          Page
                                                                          ----
Index to Financial Statements..............................................F-1
Report of Independent Public Accountants...................................F-2
Consolidated Balance Sheets................................................F-3
Consolidated Statements of Operations......................................F-4
Consolidated Statements of Stockholders' Deficit...........................F-5
Consolidated Statements of Cash Flows......................................F-6
Notes to Consolidated Financial Statements.................................F-7

                             ARTHUR ANDERSEN LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of New America Network, Inc.:


We have audited the accompanying consolidated balance sheets of New America Network, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New America Network, Inc. as of June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                             /s/ Arthur Andersen LLP


Philadelphia, Pa.,
May 8, 1998

                           NEW AMERICA NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                         June 30
                                                             March 31,        ------------------------------
                                                               1998              1997                1996
                                                           -----------        -----------        -----------
                                                           (unaudited)
                          ASSETS

CURRENT ASSETS:
     Cash                                                  $   220,246        $    61,506        $    75,085
     Accounts receivable (net of allowance of $20,000 and
         $7,439 at June 30, 1997 and 1996)                     787,408            576,924            716,378
     Commissions receivable                                    636,541            856,194            726,941
     Notes and other receivables                                 6,299             16,829             19,566
     Other current assets                                       19,588             20,456             20,062
                                                           -----------        -----------        -----------
           Total current assets                              1,670,082          1,531,909          1,558,032
                                                           -----------        -----------        -----------

PROPERTY AND EQUIPMENT, net                                    156,353            155,083            170,375

OTHER ASSETS, net                                                2,382              1,987              3,895
                                                           -----------        -----------        -----------
           Total assets                                    $ 1,828,817        $ 1,688,979        $ 1,732,302
                                                           ===========        ===========        ===========

           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                 $ 1,015,718        $ 1,051,859        $   985,216
     Accrued interest                                           71,887            127,495             95,193
     Current portion of long-term debt                         126,667            133,333             43,334
     Stockholder loans                                         441,235            441,235            419,083
     Deferred revenue                                          922,433            773,023            862,506
                                                           -----------        -----------        -----------
           Total current liabilities                         2,577,940          2,526,945          2,405,332
                                                           -----------        -----------        -----------

LONG-TERM DEBT                                                  75,000                 --             33,333
                                                           -----------        -----------        -----------
           Total liabilities                                 2,652,940          2,526,945          2,438,665
                                                           -----------        -----------        -----------

REDEEMABLE CONVERTIBLE PREFERRED
      STOCK                                                    202,000            252,000            302,000
                                                           -----------        -----------        -----------

COMMITMENTS AND CONTINGENCIES (Notes 8,
      9 and 10)

STOCKHOLDERS' DEFICIT:
     Common stock                                              134,091            132,939            132,687
     Additional paid-in capital                              2,552,779          2,526,969          2,498,604
     Accumulated deficit                                    (3,479,125)        (3,517,206)        (3,411,761)
     Treasury stock, at cost                                  (233,868)          (232,668)          (227,893)
                                                           -----------        -----------        -----------
           Total stockholders' deficit                      (1,026,123)        (1,089,966)        (1,008,363)
                                                           -----------        -----------        -----------
Total liabilities, redeemable convertible preferred        $ 1,828,817        $ 1,688,979        $ 1,732,302
                  stock and stockholders' deficit          ===========        ===========        ===========

  The accompanying notes are an integral part of these financial statements.

                           NEW AMERICA NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   For the Nine Months                      For the Year Ended
                                                     Ended March 31                               June 30
                                             ----------------------------      -----------------------------------------------
                                                1998             1997             1997               1996              1995
                                             -----------      -----------      -----------       -----------       -----------
                                                     (unaudited)
REVENUE:
     Commissions                             $ 2,836,365      $ 2,910,147      $ 4,001,168       $ 4,124,139       $ 4,370,999
     License fees                              1,127,575          923,100        1,281,861         1,373,418         1,157,960
     Other                                       473,998          562,593          617,587           522,399           469,741
                                             -----------      -----------      -----------       -----------       -----------
         Total revenue                         4,437,938        4,395,840        5,900,616         6,019,956         5,998,700
                                             -----------      -----------      -----------       -----------       -----------

COSTS AND EXPENSES:
     Commission expense                          602,534          788,193        1,142,575         1,782,292         1,485,024
     Sales and marketing                         276,860          193,809          321,379           284,963           323,619
     Compensation and benefits                 1,831,783        1,911,151        2,527,676         2,437,395         1,980,962
     Other operating                           1,578,222        1,186,953        1,644,040         1,475,091         1,336,179
     Depreciation                                 39,789           36,874           52,518            56,321            44,779
     Interest, net                                46,906           46,678           59,639            48,035            45,811
                                             -----------      -----------      -----------       -----------       -----------
         Total costs and expenses              4,376,094        4,163,658        5,747,827         6,084,097         5,216,374
                                             -----------      -----------      -----------       -----------       -----------
         Income (loss) from operations            61,844          232,182          152,789           (64,141)          782,326
                                             -----------      -----------      -----------       -----------       -----------

OTHER EXPENSES:
     Equity in loss of affiliate                  11,603           14,866           24,863             4,763                --
     Loss on sale of real estate                      --               --               --                --            65,323
                                             -----------      -----------      -----------       -----------       -----------
         Total other expenses                     11,603           14,866           24,863             4,763            65,323
                                             -----------      -----------      -----------       -----------       -----------
         Income (loss) from continuing
         operations before income taxes           50,241          217,316          127,926           (68,904)          717,003

INCOME TAXES                                       5,600               --               --                --            35,000
                                             -----------      -----------      -----------       -----------       -----------
     Income (loss) from continuing
     operations                                   44,641          217,316          127,926           (68,904)          682,003

LOSS FROM OPERATIONS OF
      DISCONTINUED BUSINESSES,
      net of tax (Note 7)                             --          161,938          222,791           128,096           392,412
                                             -----------      -----------      -----------       -----------       -----------

NET INCOME (LOSS)                                 44,641           55,378          (94,865)         (197,000)          289,591
     Preferred share distributions                 6,560            7,935           10,580            12,580            14,580
                                             -----------      -----------      -----------       -----------       -----------

NET INCOME (LOSS) AVAILABLE                  $    38,081      $    47,443      $  (105,445)      $  (209,580)      $   275,011
     TO COMMON SHAREHOLDERS                  ===========      ===========      ===========       ===========       ===========

  The accompanying notes are an integral part of these financial statements.

                           NEW AMERICA NETWORK, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                                     Additional
                                                  Common Stock         Paid-In     Accumulated     Treasury
                                           Shares       Par Value      Capital       Deficit         Stock          Total
                                        -----------    -----------   -----------   -----------    -----------    -----------
BALANCE, JULY 1, 1994*                   12,523,120    $   128,286   $ 2,349,943   $(3,477,192)   $  (177,893)   $(1,176,856)
Stock issued                                358,970          3,590        80,850                                      84,440
Amortization of deferred compensation                                     30,169                                      30,169
Distributions on preferred stock                                                       (14,580)                      (14,580)
Treasury stock purchase                    (100,000)                                                  (50,000)       (50,000)
Net income                                                                             289,591                       289,591
                                        -----------    -----------   -----------   -----------    -----------    -----------
BALANCE, JUNE 30, 1995                   12,782,090        131,876     2,460,962    (3,202,181)      (227,893)      (837,236)
Stock issued                                 81,110            811                                                       811
Amortization of deferred compensation                                     37,642                                      37,642
Distributions on preferred stock                                                       (12,580)                      (12,580)
Net loss                                                                              (197,000)                     (197,000)
                                        -----------    -----------   -----------   -----------    -----------    -----------
BALANCE, JUNE 30, 1996                   12,863,200        132,687     2,498,604    (3,411,761)      (227,893)    (1,008,363)
Stock issued                                 25,170            252                                                       252
Amortization of deferred compensation                                     28,365                                      28,365
Distributions on preferred stock                                                       (10,580)                      (10,580)
Treasury stock purchase                     (17,125)                                                   (4,775)        (4,775)
Net loss                                                                               (94,865)                      (94,865)
                                        -----------    -----------   -----------   -----------    -----------    -----------
BALANCE, JUNE 30, 1997                   12,871,245        132,939     2,526,969    (3,517,206)      (232,668)    (1,089,966)
Stock issued*                               115,169          1,152        13,250                                      14,402
Amortization of deferred
compensation*                                                             12,560                                      12,560
Distributions on preferred stock*                                                       (6,560)                       (6,560)
Treasury stock purchase*                    (12,000)                                                   (1,200)        (1,200)
Net income*                                                                             44,641                        44,641
                                        -----------    -----------   -----------   -----------    -----------    -----------
BALANCE, MARCH 31, 1998*                 12,974,414    $   134,091   $ 2,552,779   $(3,479,125)   $  (233,868)   $(1,026,123)
                                        ===========    ===========   ===========   ===========    ===========    ===========

  The accompanying notes are an integral part of these financial statements.

*Unaudited

                           NEW AMERICA NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 For the Nine Months             For the Year Ended
                                                                    Ended March 31                     June 30
                                                               ----------------------    -----------------------------------
                                                                  1998         1997         1997         1996         1995
                                                               ---------    ---------    ---------    ---------    ---------
                                                                 (unaudited)
CASH FLOWS FROM OPERATING
   ACTIVITIES:
   Net income (loss)                                           $  44,641    $  55,378    $ (94,865)   $(197,000)   $ 289,591
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities
              Discontinued operations                                 --      161,938      222,791      128,096      392,412
              Equity in loss of affiliate                         11,603       14,866       24,863        4,763           --
              Depreciation                                        39,789       36,874       52,518       56,321       44,779
              Amortization of deferred  compensation              26,962       22,092       28,617       38,453      114,609
              Loss on sale of real estate                             --           --           --           --       65,323
   Changes in assets and liabilities-(Increase) decrease in-
              Accounts receivable                               (210,484)      92,074      139,454      (82,409)    (113,832)
              Commissions receivable                             219,653      (98,337)    (129,253)     (25,464)    (412,959)
              Notes and other receivables                         10,530       (2,627)       2,737      (23,479)      (3,567)
              Other current assets                               (10,735)      (5,074)     (25,257)      14,021       (8,084)
              Other assets                                          (395)          --        1,908       (4,140)         388
            Increase (decrease) in-
              Accounts payable and accrued
                  expenses                                       (91,749)      33,746       98,945      225,660       14,566
              Deferred revenue                                   149,410        1,983      (89,483)      23,416      209,684
                                                               ---------    ---------    ---------    ---------    ---------
            Net cash provided by operating activities            189,225      312,913      232,975      158,238      592,910
                                                               ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM INVESTING
   ACTIVITIES:
            Costs incurred by discontinued operations                 --     (161,938)    (222,791)    (128,096)    (392,412)
            Proceeds from sale of real estate                         --           --           --           --       75,000
            Disposal of property and equipment                        --           --           --           --       57,706
            Purchase of property and equipment                   (41,059)     (33,602)     (37,226)    (149,060)          --
                                                               ---------    ---------    ---------    ---------    ---------
              Net cash used in investing activities              (41,059)    (195,540)    (260,017)    (277,156)    (259,706)
                                                               ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM FINANCING
    ACTIVITIES:
            Distributions paid on preferred stock                 (6,560)      (7,935)     (10,580)     (12,580)     (14,580)
            Treasury stock purchase                               (1,200)      (4,775)      (4,775)          --      (50,000)
            Redemption of redeemable convertible
              preferred stock                                    (50,000)     (50,000)     (50,000)     (50,000)     (50,000)
            Loan proceeds                                        100,000       99,999      150,000      110,531        2,105
            Repayment of long-term debt                          (31,666)     (45,675)     (71,182)     (55,365)     (43,345)
                                                               ---------    ---------    ---------    ---------    ---------
            Net cash provided by (used in)
              financing activities                                10,574       (8,386)      13,463       (7,414)    (155,820)
                                                               ---------    ---------    ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH                                  158,740      108,987      (13,579)    (126,332)     177,384

CASH, BEGINNING OF PERIOD                                         61,506       75,085       75,085      201,417       24,033
                                                               ---------    ---------    ---------    ---------    ---------

CASH, END OF PERIOD                                            $ 220,246    $ 184,072    $  61,506    $  75,085    $ 201,417
                                                               =========    =========    =========    =========    =========

  The accompanying notes are an integral part of these financial statements.

                           NEW AMERICA NETWORK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997


1.          ORGANIZATION AND OPERATIONS:

New America Network, Inc. (the "Company") is a Delaware corporation, which has developed a network of independently owned licensed real estate brokers to provide commercial real estate brokerage and other real estate-related services. The Company services national and international businesses which own or use real estate throughout the United States and, to a lesser extent, abroad. The Company provides brokerage and real estate services to institutional owners, lenders and large corporations.

The financial statements as of March 31, 1998 and for the nine-month periods ended March 31, 1998 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the unaudited periods have been included. The results for the interim periods are not necessarily indicative of the results for the full year.

2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Statements of Cash Flows

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statements of cash flows. Cash paid for interest was $27,337, $16,799 and $15,937 for the years ended June 30, 1997, 1996 and 1995, respectively, and $102,514 (unaudited) and $16,491 (unaudited) for the nine month periods ended March 31, 1998 and 1997, respectively.

Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("SFAS") No. 128. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards.

Basic EPS is based on the weighted average number of common shares outstanding. The weighted average number of shares outstanding used in the Basic EPS computations was 12,883,549, 12,860,322 and 12,648,300 for the years ended June 30, 1997, 1996 and 1995, respectively, and 12,954,181 (unaudited) and 12,887,632 (unaudited) for the nine-month periods ended March 31, 1998 and 1997, respectively.

The Diluted EPS computations have been adjusted to give effect to common share equivalents; specifically, redeemable convertible preferred stock outstanding. The weighted average number of shares outstanding used in the Diluted EPS computations was 13,034,549, 13,036,322 and 12,849,300 for the years ended June 30, 1997, 1996 and 1995, respectively, and 13,080,181 (unaudited) and 13,038,632 (unaudited) for the nine-month periods ended March 31, 1998 and 1997, respectively.

The Company's per common share data is as follows:


                                                March 31,         March 31,        June 30,         June 30,          June 30,
                                                  1998              1997             1997             1996              1995
                                            ----------------  --------------    ---------------   --------------   -------------
                                              (unaudited)       (unaudited)
Income (loss) from continuing

operations                                  $           --    $          .01    $           .01   $         (.01)  $          .05
Discontinued operations                                 --              (.01)              (.02)            (.01)            (.03)
                                            ----------------  --------------    ---------------   --------------   -------------
Basic and diluted net income (loss)         $           --    $          --     $          (.01)  $         (.02)  $          .02
                                            ================  ==============    ===============   ==============   =============

Property and Equipment

Property and equipment are stated at cost. Major renewals and betterments are capitalized while replacements, maintenance and repairs that do not improve or extend the life of the asset are expensed. As assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:


                                                                                                     June 30
                                                 Useful              March 31,       ---------------------------------------
                                                  Life                 1998                 1997                  1996
                                            ----------------    -----------------    ------------------    -----------------
                                                                   (unaudited)
Office equipment                                 7 years        $         135,614    $          128,219    $         128,912
Leasehold improvements                           7 years                   13,626                13,626               13,626
Computer equipment                               3 years                  185,342               151,679              127,508
                                                                -----------------    ------------------    -----------------
                                                                          334,582               293,524              270,046
Less - Accumulated depreciation                                          (178,229)             (138,441)             (99,671)
                                                                -----------------    ------------------    -----------------
Property and equipment, net                                     $         156,353    $          155,083    $         170,375
                                                                =================    ==================    =================

Investments

The Company accounts for its 50% investment in NAIS on the equity method. The Company has a net (deficit) investment in NAIS of ($24,626) and $8,680 at June 30, 1997 and 1996, respectively, and is included in other current assets. The joint venture was dissolved in February 1998.

The Company's share of NAIS' loss was $24,863, $4,763 and $0 for the years ended June 30, 1997, 1996 and 1995, respectively.

Revenue Recognition and Deferred Revenue

License fees received from the Company's member broker firms are deferred and recognized ratably over the term of the marketing service agreement, generally over one to three years. Commissions from real estate sales brokered by the Company are recognized at the time of the transfer of title. Commissions from other network transactions are primarily recognized as they are earned. Such commissions may be collected in installments over several years.

3.   INDEBTEDNESS:

Notes Payable

The Company had available a $100,000 line of credit from First Washington Bank which expired on October 2, 1997. The line was secured by a second mortgage on the Company's office building. Borrowings against this line were $100,000 and $0 as of June 30, 1997 and 1996, respectively. Interest was payable quarterly on this line at a rate of prime plus 1%. This line was repaid on October 2, 1997.

On October 2, 1997, the Company entered into a $100,000 line of credit with First Washington State Bank. The line is secured by a second mortgage on the Company's office building and borrowings under the line bear interest at prime plus 1% (8.5% (unaudited) at March 31, 1998) with a maturity date of October 1998. The Company had no outstanding borrowings against this line of credit at June 30, 1997 and 1996, respectively, and $100,000 (unaudited) outstanding at March 31, 1998.

The Company has a commercial installment loan in the amount of $80,000 from First Washington Bank which is secured by equipment and personally guaranteed by the Chief Executive Officer of the Company. The interest rate on this loan is prime plus 1% which was 8.5% and 8.3% at June 30, 1997 and 1996, respectively, and 8.5% (unaudited) at March 31, 1998. The outstanding principal balance on this loan totaled $33,333 and $76,667 as of June 30, 1997 and 1996, respectively. At March 31, 1998 principal of $6,666 was outstanding under this loan. Principal and interest payments of $3,333 are due monthly with all outstanding principal and interest due in full at the loan maturity date of May 1998.

At June 30, 1997, all outstanding indebtedness was payable within one year.

On December 2, 1997, the Company received $100,000 of proceeds from a term loan with First Washington State Bank. The loan bears interest at the prime rate plus 1% (8.5% (unaudited) at March 31, 1998), with monthly principal payments of $1,667 and a maturity date of November 2002. The loan is secured by a second mortgage on the Company's office building and personally guaranteed by the Chief Executive Officer of the Company. At March 31, 1998, principal of $95,000 was outstanding under this loan, with remaining principal payments of $6,667 due in fiscal year 1998, $19,992 due in fiscal years 1999 through 2002 and $8,365 due thereafter.

Stockholder Loans

The Company had loans outstanding of $441,235 and $419,083 as of June 30, 1997 and June 30, 1996, respectively, from certain of its stockholders. These amounts are due on demand and interest is payable at rates ranging from 10% to 12%. During the years ended June 30, 1997 and 1996, the Company incurred interest of $41,588 and $41,369 on these borrowings, respectively.

4.   RELATED PARTY TRANSACTIONS:

The Company rents office space in Hightstown, New Jersey, under the terms of an operating lease from an affiliate owned by two officers of the Company. The minimum annual rent under the lease is $102,000 and the lease expires in April 1999. The lease automatically renews for successive one-year periods and either party may terminate the lease on 90 days written notice. During fiscal 1997, 1996 and 1995 the Company paid $102,000 in rent expense.

5.   REDEEMABLE CONVERTIBLE PREFERRED STOCK:

The Company issued 201,000 shares of Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock"), par value $ .01 per share in April 1994 for $402,000. The Series A Preferred Stock has a distribution rate of 4 percent of the Exchange Price ($2.00). The distributions are payable in arrears on July 1, October 1, January 1 and April 1.

The holders of shares of the Series A Preferred Stock are able to convert all or part of such shares into shares of Common Stock of the Company equal to the lesser of $2.00 or the average NASDAQ bid price per share, as defined. Upon such conversion, the holder of shares of Series A Preferred Stock will also receive a warrant to purchase, for one year, shares of common stock equal to one share of common stock for every ten shares of Series A Preferred Stock converted at a purchase price of $1 per share. No shares of Series A Preferred Stock have been converted through June 30, 1997.

The Company is required to redeem in five consecutive annual installments of at least 25,000 shares on October 1, 1994 through 1998, with all remaining shares being redeemed on or before September 30, 1999. The Company has redeemed 75,000 shares through June 30, 1997 for a total value of $150,000. The Company paid distributions of $10,580, $12,580 and $14,580 for the years ended June 30, 1997, 1996 and 1995, respectively.

6. STOCKHOLDERS' DEFICIT:

Common Stock

The Company had 200,000,000 shares of common stock, $.01 par value per share authorized as of June 30, 1997 and 1996. The Company had 13,293,920 shares of common stock issued and 12,871,245 shares outstanding as of June 30, 1997. The Company had 13,268,750 shares of common stock issued and 12,863,200 shares outstanding as of June 30, 1996. The Company had 13,409,089 (unaudited) shares of common stock issued and 12,974,414 (unaudited) shares outstanding as of March 31, 1998.

Treasury Stock

The Company repurchases common stock at a weighted average stock price at management's discretion. At June 30, 1997 and 1996, the Company had 422,675 shares of treasury stock valued at $232,668 and 405,550 shares of treasury stock valued at $227,893, respectively. At March 31, 1998, the Company had 434,675 (unaudited) shares of treasury stock valued at $233,868 (unaudited).

7.   INCOME TAXES:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which adopts an asset and liability approach for financial accounting and reporting for income taxes.

The Company files a consolidated federal tax return and state tax returns on a separate company basis. At June 30, 1997, the Company had federal net operating loss carryforwards of approximately $2,620,000 for application against future taxable income.

The components of income tax provision (benefit) are as follows:

                                         For the Nine Months                               For the Year Ended
                                            Ended March 31                                       June 30
                                           ----------------                                     --------
                                       1998                1997               1997                 1996                1995
                                       ----                ----               ----                 ----                ----
                                           (Unaudited)
Current:
  Federal                            $       --        $      --          $      --           $       --         $      --
  State                                    5,600              --                 --                   --                --
                                     -----------       ------------       -------------        ------------      ------------
                                           5,600              --                 --                   --                --
                                     -----------       ------------       -------------        ------------      ------------
Deferred:
  Federal                                (7,140)           (42,332)            (56,444)             112,808           (61,028)
  State                                  --                   --                 --                  --                35,000
                                     -----------       ------------       -------------        ------------      ------------
                                         (7,140)           (42,332)            (56,444)             112,808           (26,028)
                                     -----------       ------------       -------------        ------------      ------------
Valuation Allowance                        7,140             42,332              56,444           (112,808)            61,028
                                     -----------       ------------       -------------        ------------      ------------
                                     $     5,600       $      --          $      --            $     --          $     35,000
                                     ===========       ============       =============        ============      ============

The reported provision for income taxes differs from that computed by multiplying pre-tax income by the applicable statutory federal income tax rate due primarily to state income taxes and the utilization of net operating loss carryforwards.

The components of the net deferred tax asset (liability) are as follows:


                                                      March 31,                               June 30
                                                                               ----------------------------------------
                                                        1998                         1997                     1996
                                                   --------------              ---------------          ---------------
                                                     (Unaudited)
Net operating loss carryfowards                    $     984,552               $    1,012,048           $      993,201
Other accruals and reserves                             (204,115)                    (232,313)                (269,910)
                                                   --------------              ---------------          ---------------
                                                          780,437                     779,735                  723,291
                                                   --------------              ---------------          ---------------
Valuation allowance                                     (780,437)                    (779,735)                (723,291)
                                                   --------------              ---------------          ---------------

     Net                                           $         -                 $         -              $          -
                                                   ==============              ===============          ===============

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire net deferred tax.

8.   DISCONTINUED OPERATIONS:

During 1995 and 1997, the Company adopted plans to discontinue operations of RealQuest, Inc. ("RealQuest") and New America Financial Services ("NAFS"), respectively. Accordingly, the operating results of RealQuest and NAFS have been segregated from continuing operations and reported as a separate line item on the statement of operations for all periods presented.

Operating results from these discontinued operations are as follows:

                                               1997                 1996                 1995
                                        -------------------  -------------------  -------------------
Total revenue                           $            9,530   $           26,250   $          129,055
Costs and expenses:
      Cost of services                              --                   --                  (44,177)
      Operating expenses                          (232,321)            (154,346)            (477,290)
                                        -------------------  -------------------  -------------------
Loss from operations of                 $         (222,791)  $         (128,096)  $         (392,412)
      discontinued businesses           ===================  ===================  ===================


No deferred tax benefit was recorded for these discontinued operations due to the net operating loss carryforwards.

9.   SEVERANCE AGREEMENT:

On August 15, 1994, the Company entered into a severance agreement with an employee. The Company agreed to pay the employee one year's full salary at the higher of the employee's salary at the time of the agreement or

                                     F-12


at the time of termination. This employee terminated on June 28, 1996, but remained as an independent contractor until November 25, 1996, at which time severance payments began. Payments aggregating $100,000 are to be made over a two-year period and are included in accrued expenses.

10.  COMMITMENTS AND CONTINGENCIES:

All full-time employees over the age of 21 and who have completed one full year of employment are eligible to participate in the Company's 401K plan. The
Company contributes to the plan at its own discretion. For the years ended
June 30, 1997, 1996 and 1995 the Company's contribution to the plan amounted to $7,000, $7,089 and $8,277, respectively.

In the normal course of business, there are various claims which have been brought or asserted against the Company. After consultation with legal counsel, in management's opinion such actions or claims will not have a material adverse effect on the Company's financial position or results of operations.

11.  SUBSEQUENT EVENTS:

In March 1998, the Company signed a letter of intent to enter into a strategic alliance with Kranzco Realty Trust ("Kranzco") that will recapitalize the Company as a public company. The transaction is subject to certain conditions.
Under the terms of the agreement, Kranzco will conduct an exchange offer for 80% of the outstanding common stock of the Company for $8,000,000 of Kranzco convertible subordinated notes, convertible into common shares of beneficial interest of Kranzco at $20 per share.

In connection with this transaction, the Company has agreed to effect a reincorporation merger by merging into New America International, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company ("NAI
Maryland"). Upon the consummation of such merger, each share of the Company will be converted into 1.316172 shares of NAI Maryland.

Kranzco is expected to spin off approximately 88% of its shares of the Company, estimated to be approximately 12,000,000 shares or 70.2% of all outstanding shares of the Company, to Kranzco's shareholders on a one-for-one basis. After the spin off, the Company will issue rights to acquire additional shares of common stock of the Company, at $2 per share, to all of its stockholders on a one-for-one basis, exercisable for 45 days.

                                     F-13


                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Trustees and Officers.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its declaration of trust, the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) involving active and deliberate dishonesty established by a final judgment as being material to the cause of action. Kranzco's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Kranzco's Bylaws require it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify (i) any present or former trustee or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (ii) any present or former trustee or officer against any claim or liability to which he may become subject by reason of service in that capacity unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Kranzco's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as a trustee or officer provided that Kranzco shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Kranzco as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Kranzco if it shall ultimately be determined that the standard of conduct was not met. Kranzco's
Bylaws also (i) permit Kranzco to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Kranzco in such capacity and to any employee or agent of Kranzco or a predecessor of Kranzco, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit Kranzco to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extend as permitted by the Maryland General Corporation Law (the
"MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition,

                                      II-1


the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of Kranzco pursuant to the foregoing provisions or otherwise, Kranzco has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)    Exhibits.

     2.1 Form of Exchange Agreement, among Kranzco Realty Trust, Gerald Finn and Jeffrey Finn. (Incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-4 (Reg. No. 333-52743) filed July 17, 1998.)

     3.1    Amended and Restated Declaration of Kranzco Realty Trust.
            (Incorporated by reference to Exhibit 3.4 of the Company's
            Registration Statement NO. 33-49434.)

     3.2    Amendment of Amended and Restated Declaration of Trust, dated
            December 31, 1995. (Incorporated by reference to Exhibit 3.3 to the
            Company's Annual Report on Form 10- K for the fiscal year ended
            December 31, 1996.)

     3.3    Amendment No. 2 of Amended and Restated Declaration of Trust, dated
            June 4, 1997. (Incorporated by reference to Exhibit 4.1(c) of the
            Company's Registration Statement on Form S-3 filed July 31, 1997.)

     3.4    Amended and Restated Bylaws of Kranzco Realty Trust, as amended.
            (Incorporated by reference to Exhibit 3.4 of the Company's
            Registration Statement on Form S-4 (Reg. No. 333-52743) filed July
            17, 1998.)

     4.1    Specimen certificate for Common Shares of Beneficial Interest.
            (Incorporated by reference to Exhibit 4.1 of the Company's
            Registration Statement NO. 33-49434.)

     4.2    Articles Supplementary for the Series A Increasing Rate Cumulative
            Convertible Preferred Shares of Beneficial Interest. (Incorporated by reference to the Company's Report on Form 8-K dated May 4, 1995.)

     4.3    Articles Supplementary Classifying 1,155 Shares of Beneficial
            Interest as Series A-1 Increasing Rate Cumulative Convertible
            Preferred Shares of Beneficial Interest. (Incorporated by reference to Exhibit 4.5 of the Company's Registration Statement on Form S-4
            No. 33-18249.)

                                      II-2


     4.4    Articles Supplementary for the Company's Series B-1 Cumulative
            Convertible Preferred Shares of Beneficial Interest. (Incorporated by reference to Exhibit 3.4 of the Company's Registration Statement on Form 8-A dated February 27, 1997.)

     4.5    Articles Supplementary for the Company's Series B-2 Cumulative
            Convertible Preferred Shares of Beneficial Interest. (Incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-4 No. 333-18249.)

     4.6    Articles Supplementary for the Company's Series C Cumulative
            Redeemable Preferred Shares of Beneficial Interest. (Incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-4 No. 333-18249.)

     4.7    Articles Supplementary for the Company's Series D Redeemable
            Preferred Shares of Beneficial Interest. (Incorporated by reference to Exhibit 3.5 of the Company's Registration Statement on Form 8-A filed December 10, 1997.)

     4.8    Specimen of the Company's Series D Redeemable Preferred Shares of
            Beneficial Interest. (Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed December 10,
            1997.)

     4.9    Indenture for Kranzco Callable Convertible Subordinated Notes due
            2008, including form of Note.

     4.10   Form of Note (included in Indenture filed as Exhibit 4.9)

     5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality. (Incorporated by reference to Exhibit 5.1 of the Company's
            Registration Statement on Form S-4 (Reg. No. 333-52743) filed July
            17, 1998.)

     5.2 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP regarding legality. (Incorporated by reference to Exhibit 5.2 of the Company's
            Registration Statement on Form S-4 (Reg. No. 333-52743) filed July
            17, 1998.)

     8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP regarding tax matters.

     10.1   Kranzco Realty Trust 1992 Employees Share Option Plan, as amended.
            (Incorporated by reference to Exhibit 10.10 of the Registrant's
            Annual Report on From 10-K for the fiscal year ended December 31, 1992.)

     10.2   Kranzco Realty Trust 1992 Employees Share Option Plan, amended.
            (Incorporated by reference to Exhibit 10.11 of the Registrant's
            Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)

     10.3 Kranzco Realty Trust 1995 Incentive Plan. (Incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-8
            No. 33-94294.)

     10.4   Loan Agreement dated as of February 26, 1997 with Salomon Brothers
            Realty Corp. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8- K filed March 14, 1997.)

                                      II-3


     10.5   Global Promissory Note dated February 26, 1997 in the amount of
            $50,000,000 executed in favor of Salomon Brothers Realty Corp.
            (Incorporated by reference to Exhibit 10.2 of the Company's Current
            Report on Form 8-K filed March 14, 1997.)

     10.6 Unlimited Guaranty of Payment dated as of February 26, 1997 issued by Kranzco Realty Trust in favor of Salomon Brothers Realty Corp.
            (Incorporated by reference to Exhibit 10.3 of the Company's Current
            Report on Form 8-K filed March 14, 1997.)

     10.7 Exemplar Open End Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of February 26, 1997 issued in connection with the Line of Credit.
            (Incorporated by reference to Exhibit 10.4 of the Company's Current
            Report on Form 8-K filed March 14, 1997.)

     10.8   Trust and Servicing Agreement, dated as of June 18, 1996, among KRT
            Origination Corp., GE Capital Management Corporation and State
            Street Bank and Trust Company. (Incorporated by reference to Exhibit
            10.43 of the Company's Current Report on Form 10-K for the fiscal year ended December 31, 1996.)

     10.9 Cash Collateral Account, Security, Pledge and Assignment Agreement, dated as of June 18, 1996, among the Borrower, State Street Bank and
            Trust Company, as Agent, and KRT Origination Corp., as Lender.
            (Incorporated by reference to Exhibit 10.44 to the Company's Annual
            Report on Form 10- K for the fiscal year ended December 1, 1996.)

     10.10 Cash Collateral Agreement, dated June 18, 1996, among the Borrowers, and State Street Bank and Trust Company, as Agent. (Incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form
            10-K for the fiscal year ended December 1, 1996.)

     10.11 $123,700,000.00 Class A Mortgage Note dated June 18, 1996 made by the Borrowers in favor of KRT Origination Corp., as Lender.
            (Incorporated by reference to Exhibit 10.46 to the Company's Annual
            Report on Form 10-K for the fiscal year ended December 1, 1996.)

     10.12  $20,600,000.00 Class B Mortgage Note dated June 18, 1996 made by the
            Borrowers in favor of KRT Origination Corp., as Lender.
            (Incorporated by reference to Exhibit 10.47 to the Company's Annual
            Report on Form 10-K for the fiscal year ended December 1, 1996.)

     10.13  $28,900,000.00 Class C Mortgage Note dated June 18, 1996 made by the
            Borrowers in favor of KT Origination Corp., as Lender. (Incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form
            10-K for the fiscal year ended December 1, 1996.)

     10.14  $8,500,000.00 Class D Mortgage Note dated June 18, 1996 made by the
            Borrowers in favor of KT Origination Corp., as Lender. (Incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form
            10-K for the fiscal year ended December 1, 1996.)

     10.15  Form of Indenture of Mortgage, Deed of Trust, Security Agreement,
            Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits made by the Borrowers, as grantor, for the benefit of KRT Origination Corp., as mortgagee,

                                      II-4


            and filed in Connecticut, Maryland, New Jersey, New York and
            Pennsylvania with respect to Groton Square in Groton, Connecticut,
            Manchester Kmart in Manchester, Connecticut, Milford in Milford,
            Connecticut, Orange in Orange, Connecticut, Fox Run in Prince
            Frederick, Maryland, Hillcrest Plaza in Frederick, Maryland,
            Anneslie in Baltimore, Maryland, Suburban Plaza in Hamilton, New
            Jersey, Collegetown in Glassboro, New Jersey, Hillcrest Mall in
            Phillipsburg, New Jersey, The Mall at Cross County in Yonkers, New
            York, Highridge Plaza in Yonkers, New York, North Ridge in New
            Rochelle, New York, Village Square in Larchmont, New York, A&P
            Mamaroneck in Mamaroneck, New York, Port Washington in Port
            Washington, New York, Bethlehem in Bethlehem, Pennsylvania,
            Whitehall Square in Whitehall, Pennsylvania, Bristol Commerce Park in Bristol, Pennsylvania, Park Hills Plaza in Altoona, Pennsylvania,
            Barn Plaza in Doylestown, Pennsylvania, Best Plaza in Tredyffrin,
            Pennsylvania, Bensalem Square in Bensalem, Pennsylvania, Street Road in Bensalem, Pennsylvania, Pilgrim Gardens in Drexel Hill,
            Pennsylvania, 69th Street Plaza in Upper Darby, Pennsylvania and
            MacArthur Road in Whitehall, Pennsylvania (the "Properties").
            (Incorporated by reference to Exhibit 10.50 to the Company's Annual
            Report on Form 10-K for the fiscal year ended December 31, 1996.)

     10.16  Form of Unrecorded Indenture of Mortgage, Deed of Trust, Security
            Agreement, Financing Statement, Fixture Filing and Assignment of
            Leases, Rents and Security Deposits made by the Borrowers, as grantor, for the benefit of KRT Origination Corp., and held in escrow with respect to the Properties located in Maryland and in New
            York. (Incorporated by reference to Exhibit 10.51 to the Company's
            Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

     10.17  Escrow Agreement made among KRT Origination Corp., the Borrowers and
            Robinson Silverman Pearce Aronsohn & Berman LLP, as escrow agent with respect to the unrecorded second mortgages covering the Properties located in New York and Maryland (Incorporated by reference to Exhibit 10.52 to the Company's Annual Report on Form
            10-K for the fiscal year ended December 31, 1996).

     10.18 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Norman M. Kranzdorf. (Incorporated by reference to Exhibit 10.1 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.19 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Robert H. Dennis. (Incorporated by reference to Exhibit 10.2 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.20 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Edmund Barrett. (Incorporated by reference to Exhibit 10.3 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.21 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Bengt Danielsson. (Incorporated by reference to Exhibit 10.4 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.22 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Michael Warrington. (Incorporated by reference to Exhibit 10.5 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

                                      II-5


     10.23 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Michael Kranzdorf. (Incorporated by reference to Exhibit 10.6 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.24 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and Peter J. Linneman. (Incorporated by reference to Exhibit 10.7 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.25 Severance Benefits Agreement dated as of March 28, 1997 by and between Kranzco Realty Trust and E. Donald Shapiro. (Incorporated by reference to Exhibit 10.9 of the Company's Form 10-Q for the quarter ended June 30, 1997.)

     10.26  Agreement dated October 30, 1997 between Kranzco Realty Trust and GP
            Development Corporation. (Incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K dated November 25,
            1997.)

     10.27  Agreement and Plan of Merger dated October 30, 1997 between Kranzco
            Realty Trust, GP Development Corporation, the shareholders of GP
            Development Corporation and KR Atlanta, Inc. (Incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K dated November 25, 1997.)

     10.28  Mortgage Note for $6,700,000.00, dated as of October 5, 1990, from
            Holcomb Bridge Partners, L.P., a Georgia limited partnership
            ("Holcomb"), in favor of Allstate Life Insurance Company
            ("Allstate") (relating to Holcomb Bridge Crossing). (Incorporated by reference to Exhibit 2.3 of the Company's Current Report on Form 8-K dated November 25, 1997.)

     10.29  Modification of Mortgage Note, dated as of October 31, 1995, between
            Holcomb and Harris Trust and Savings Bank ("Harris Trust") (relating to Holcomb Bridge Crossing). (Incorporated by reference to Exhibit
            2.4 of the Company's Current Report on Form 8-K dated November 25,
            1997.)

     10.30  Deed to Secure Debt, Assignment of Leases, Rents and Contracts,
            Security Agreement and Fixture Filing ("Deed to Secure Debt") from
            Holcomb to Allstate, dated as of October 5, 1990 (relating to
            Holcomb Bridge Crossing). (Incorporated by reference to Exhibit 2.5 of the Company's Current Report on Form 8-K dated November 25,
            1997.)

     10.31  Modification of Deed to Secure Debt between Holcomb and Harris
            Trust, dated as of October 31, 1995 (relating to Holcomb Bridge
            Crossing). (Incorporated by reference to Exhibit 2.6 of the Company's Current Report on Form 8-K dated November 25, 1997.)

     10.32  Real Estate Note for $3,725,000.00 dated as of August 6, 1987, from
            West Stewarts Mill Associates, Ltd., a Georgia limited partnership
            ("West Stewarts"), in favor of Confederation Life Insurance Company, a mutual insurance company incorporated in Canada ("Confederation"), first amendment thereto dated as of November 27, 1987, second amendment thereto dated as of November 1, 1993, third amendment thereto dated as of November 1, 1993 and fourth amendment thereto dated as of February 21, 1995 (relating to Park Plaza).
            (Incorporated by reference to Exhibit 2.7 of the Company's Current
            Report on Form 8-K dated November 25, 1997.)

                                      II-6


     10.33  Deed to Secure Debt and Security Agreement between West Stewarts and
            Confederation, dated as of August 6, 1987, first amendment thereto dated as of November 27, 1987 and second amendment thereto dated as of November 1, 1993 (relating to Park Plaza). (Incorporated by reference to Exhibit 2.8 of the Company's Current Report on Form 8-K dated November 25, 1997.)

     10.34  Escrow Agreement, dated as of November 1, 1993, between
            Confederation and West Stewarts. (Incorporated by reference to Exhibit 2.9 of the Company's Current Report on Form 8-K dated
            November 25, 1997.)

     10.35  Promissory Note for $10,670,000.00, dated as of July 31, 1996, from
            Mableton Village Associates, L.L.C., a Georgia limited liability company ("Mableton Village"), in favor of Lehman Brothers Holdings,
            Inc. d/b/a Lehman Capital ("Lehman") (relating to The Village at
            Mableton). (Incorporated by reference to Exhibit 2.10 of the Company's Current Report on Form 8-K dated November 25, 1997.)

     10.36  Deed to Secure Debt and Security Agreement, dated as of July 31,
            1996, between Mableton Village and Lehman (relating to The Village at Mableton). (Incorporated by reference to Exhibit 2.11 of the Company's Current Report on Form 8-K dated November 25, 1997.)

     10.37  Form of Intercompany Agreement. (Incorporated by reference to
            Exhibit 10.37 of the Company's Registration Statement on Form S-4
            (Reg. No. 333-52743) filed July 17, 1998.)

     10.38  Sales Contract dated June 26, 1998 by and among Kranzco Realty
            Trust, a Maryland real estate investment trust, and Europco Property
            Investors II, Ltd., a Georgia limited partnership; Europco Property
            Investors III, Ltd., a Georgia limited partnership; Europco Property
            Investors IV, Ltd., a Georgia limited partnership; Secured
            Properties Investors V, L.P., a Georgia limited partnership; Secured
            Properties Investors VIII, L.P., a Georgia limited partnership;
            Secured Properties Investors IX, L.P. a Georgia limited partnership;
            and Tifton Partners, L.P., a Georgia limited partnership.
            (Incorporated by reference to Exhibit 2.1 of the Company's Current
            Report on Form 8-K dated June 26, 1998, filed July 16, 1998)

     12.1   Ratio of Earnings to Fixed Charges. (Incorporated by reference to
            Kranzco's Registration Statement on Form S-4 (Reg. No. 333-52743) filed May 15, 1998.)

     21.1   Subsidiaries of Kranzco Realty Trust. (Incorporated by reference to
            Exhibit 21.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.)

     23.1   Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in
            Exhibit 5.1). (Incorporated by reference to Exhibit 23.1 of the Company's Registration Statement on Form S-4 (Reg. No. 333-52743) filed July 17, 1998.)

     23.2   Consent of Robinson Silverman Pearce Aronsohn & Berman LLP
            (contained in Exhibits 5.2 and 8.1).


     23.3   Consent of Arthur Andersen LLP relating to Kranzco Realty Trust and
            New America Network, Inc. (Previously filed with Amendment No. 2 to the Registration Statement)

                                      II-7


     25.1 Statement of Eligibility of Trustee on Form T-1. (Incorporated by reference to Exhibit 25.1 of the Company's Registration Statement on Form S-4 (Reg. No. 333-52743) filed July 17, 1998.)

     99.1 Letter of Transmittal (Incorporated by reference to Exhibit 99.1 of the Company's Registration Statement on Form S-4 (Reg. No.
            333-52743) filed July 17, 1998.)

Item 22. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                                      II-8


          (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
     15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (8) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      II-9


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Conshohocken, State of Pennsylvania, on August 6, 1998.


                                           KRANZCO REALTY TRUST



                                           By: /s/ Norman M. Kranzdorf
                                               ----------------------------
                                               Norman M. Kranzdorf
                                               Chief Executive Officer



     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




           Name                          Title                       Date
           ----                          -----                       ----
/s/ Norman M. Kranzdorf        President, Chief Executive         August 6, 1998
-------------------------      Officer and Trustee
Norman M. Kranzdorf            (Principal Executive Officer)


/s/ Robert H. Dennis           Chief Financial Officer,           August 6, 1998
-------------------------      Treasurer and Trustee
Robert H. Dennis               (Principal Financial and
                               Accounting Officer)


            *                  Chief Operating Officer,
-------------------------      Executive Vice President
Edmund Barrett                 and Trustee


            *                  Trustee
-------------------------
Bernard J. Korman


            *                  Trustee
-------------------------
Dr. Peter D. Linneman


            *                 Trustee
-------------------------
E. Donald Shapiro


            *                 Trustee
-------------------------
Gerald C. Finn


By /s/ Norman M. Kranzdorf                                        August 6, 1998
  ------------------------
    Norman M. Kranzdorf
    Attorney-in-Fact



                                      II-10